Exhibit 2.1

EXECUTION VERSION

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG

INTUITIVE MACHINES, INC.,

INTUITIVE MACHINES, LLC,

VANTOR HOLDINGS INC.,

GALILEO TOPCO, INC.,

AND

LANTERIS SPACE HOLDINGS LLC

dated as of

November 3, 2025

ARTICLE I DEFINITIONS		6

1.1	Definitions	6

1.2	Interpretation	26

ARTICLE II PURCHASE AND SALE OF COMPANY INTERESTS		26

2.1	Purchase and Sale of Company Interests	26

2.2	Closing	26

2.3	Pre-Closing Merger	27

ARTICLE III CONSIDERATION		27

3.1	Calculation and Payment of the Consideration	27

3.2	Post-Closing Adjustments	29

3.3	Fractional Shares	31

3.4	Certain Other Adjustments	32

3.5	Withholding Rights	32

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		32

4.1	Organization, Qualification, Power and Authority	33

4.2	Authorization; Enforceability	33

4.3	Capitalization	33

4.4	Non-contravention	34

4.5	Financial Statements	34

4.6	Subsequent Events	35

4.7	Legal Compliance	35

4.8	Tax Matters	35

4.9	Real Property	37

4.10	Personal Property	38

4.11	Intellectual Property	38

4.12	Contracts	39

4.13	Government Contracts	41

4.14	Litigation	42

4.15	Employee Benefits	42

4.16	Environmental Matters	44

4.17	Labor Matters	45

4.18	Insurance Policies	46

4.19	Affiliated Transactions	47

4.20	Business Relationships	47

4.21	Brokers’ Fees	47

4.22	Anti-Corruption Laws, Anti-Money Laundering Laws, Economic Sanctions and Export Control Laws.	47

4.23	No Other Representations and Warranties	48

ARTICLE V REPRESENTATIONS AND WARRANTIES OF SELLER		49

5.1	Authorization; Enforceability	49

5.2	Ownership and Transfer of Company Interests	50

5.3	Non-contravention	50

5.4	Brokers’ Fees	50

5.5	Litigation	50

5.6	Securities Laws	50

5.7	Sufficiency of Assets	51

5.8	No Other Representations and Warranties	52

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PURCHASER		52

6.1	Organization of Purchaser	53

6.2	Authorization; Enforceability	53

6.3	Non-contravention; No Vote Required	53

6.4	Brokers’ Fees	54

6.5	Litigation	54

6.6	Subsequent Events	54

6.7	Capitalization; Parent Stock Consideration	54

6.8	SEC Filings; Financial Statements	55

6.9	Legal Compliance	57

6.10	Financing	57

6.11	Solvency	57

6.12	Condition of the Business	58

6.13	Suspension and Debarment	59

6.14	No Foreign Person	59

6.15	No Other Representations and Warranties	59

ARTICLE VII PRE-CLOSING COVENANTS OF THE COMPANY		60

7.1	Conduct of Business	60

7.2	Filings; Consents; Etc	63

7.3	Publicity	64

7.4	Access	64

7.5	Sensitive Information	65

7.6	Financing Cooperation	65

7.7	Affiliate Transactions; Intercompany Accounts	66

7.8	Cash Pooling Arrangements	67

7.9	Nepture Agreements	67

ARTICLE VIII COVENANTS OF PURCHASER		67

8.1	Conduct of Purchaser Prior to Closing	67

8.2	Filings; Consents; Etc	68

8.3	Publicity	70

8.4	R&W Insurance Policy	70

8.5	Stock Exchange Listing	71

ARTICLE IX SEPARATION MATTERS		71

9.1	Separation Activities	71

9.2	Transitional Services Agreement Exit Plan	71

9.3	Separation Committee	72

ARTICLE X CONDITIONS PRECEDENT TO THE CLOSING		72

10.1	Conditions Precedent to Each Party’s Obligations	72

10.2	Conditions Precedent to Obligations of Purchaser	73

10.3	Conditions Precedent to Obligations of the Company	74

ARTICLE XI CLOSING		74

11.1	Deliveries by the Company	74

11.2	Deliveries by Purchaser	75

ARTICLE XII OTHER COVENANTS		76

12.1	Transfer Taxes	76

12.2	Tax Matters	76

12.3	Further Assurances	78

12.4	Director and Officer Liability and Indemnification	78

12.5	Employee Matters	79

12.6	Payments; Misallocated Assets and Liabilities	82

12.7	Insurance	83

12.8	Access to Information	84

12.9	Use of Seller Marks	85

12.10	Release of Guarantees	86

12.11	Restrictive Covenants	87

12.12	Export Licenses	88

12.13	Section 280G	88

12.14	Lock-Up	88

12.15	Exclusive Dealing	88

12.16	Audit Assistance	89

12.17	Indemnification	89

ARTICLE XIII TERMINATION		89

13.1	Termination of Agreement	89

13.2	Effect of Termination	90

ARTICLE XIV MISCELLANEOUS		91

14.1	Expenses	91

14.2	No Third Party Beneficiaries	91

14.3	Entire Agreement	91

14.4	Succession and Assignment	91

14.5	Counterparts	91

14.6	Headings	91

14.7	Notices	91

14.8	Governing Law; Waiver of Jury Trial	93

14.9	Survival; Acknowledgment; Release	94

14.10	Amendments and Waivers	95

14.11	Severability	96

14.12	Construction; Disclosure	96

14.13	Incorporation of Exhibits and Schedules	96

14.14	Specific Performance	96

14.15	Representation of the Seller Group	97

14.16	Non-Recourse	98

EXHIBITS

Exhibit A – Accounting Principles

Exhibit B – Closing Consideration Schedule

Exhibit C – Form of Transitional Services Agreement

Exhibit D – Form of IP License Agreement

Exhibit E – Form of Registration Rights Agreement

Exhibit F-1 – Form of IP Assignment Agreement

Exhibit F-2 – Form of IP Assignment Agreement

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of November 3, 2025, by and among Intuitive Machines, Inc., a Delaware corporation (“Parent”), Intuitive Machines, LLC, a Delaware limited liability company (“Purchaser”), Vantor Holdings Inc., a Delaware corporation (“Seller”), Galileo TopCo, Inc., a Delaware corporation (“Seller Parent”), and Lanteris Space Holdings LLC, a Delaware limited liability company (the “Company”). Purchaser, Seller and the Company are, from time to time, referred to individually herein as a “Party,” and collectively as the “Parties.”

RECITALS

WHEREAS, the board of directors of Parent and the sole member of Purchaser have authorized the execution and delivery of this Agreement and performance by Parent and Purchaser of each of the transactions contemplated hereby, in accordance with the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act, each, as amended, and upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, as of the date hereof, Seller owns 100% of the issued and outstanding membership interests of the Company (collectively, the “Company Interests”);

WHEREAS, prior to the consummation of the transactions contemplated hereby, the Parties shall enter into a registration rights agreement substantially in the form attached hereto as Exhibit E (the “Registration Rights Agreement”), pursuant to which, on the terms and subject to the conditions set forth therein, Parent will provide customary demand and piggyback registration rights to Seller in respect of any shares of registrable securities delivered to Seller hereunder;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and material inducement to Purchaser to enter into this Agreement, certain indirect equityholders of the Company have entered into letter agreement including certain restrictive covenants with Purchaser (the “Sponsor Letter Agreement”);

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, all of the Company Interests, in exchange for the consideration set forth herein (collectively, the “Acquisition”); and

WHEREAS, to induce the other Parties to enter into this Agreement and consummate the transactions contemplated hereby, the Parties desire to make certain representations, warranties, covenants and other agreements in connection with the Acquisition.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

1.1  Definitions. As used herein, the following terms shall have the meanings ascribed to them in this Section 1.1.

“Accounting Principles” means the accounting principles, policies, practices, methodologies and procedures set forth on Exhibit A attached hereto.

“Acquisition” has the meaning set forth in the recitals above.

“Adjustment Notice Date” has the meaning set forth in Section 3.2(a).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “controlling,” “controlled” and “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise. Notwithstanding anything in the foregoing to the contrary, and except as used in this sentence, (x) “Affiliate” when used with respect to Seller and, prior to the Closing, the Group Companies shall exclude (a) Advent International, L.P., (b) investment funds, investment vehicles or managed accounts and any others similar entities advised or managed by Advent International, L.P. and/or its Affiliates, (c) any direct or indirect portfolio companies (as such term is commonly understood in the private equity industry) of investment funds, investment vehicles or managed accounts or any other similar entities advised or managed by Advent International, L.P. and/or its Affiliates, in each case of clauses (a) through (c), other than (1) Seller Parent and its Subsidiaries or (2) with respect to the definitions of Affiliate Transaction, Intercompany Arrangements, Releasing Parties and Released Parties and for purposes of Section 4.19, Section 12.6, Section 12.10 and the definition of “Seller Retained Group” as used therein, Section 12.16 and Section 14.16 and (y) “Affiliate” when used with respect to Parent or Purchaser and, after the Closing, the Group Companies shall exclude the Parent Founding Members, other than with respect to the definition of Releasing Parties and Released Parties and for purposes of Section 12.6 and Section 14.16.

“Agents” shall mean, with respect to any Person, such Person’s directors, managers, officers, employees, partners, members, agents, investment bankers, attorneys, accountants, consultants and other advisors or representatives.

“Agreement” has the meaning set forth in the preamble above.

“Ancillary Transaction Documents” means the Confidentiality Agreement, the IP License Agreement, the IP Assignment Agreements, the Transitional Services Agreement and the Sponsor Letter Agreement.

“Antitrust Laws” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, state antitrust laws, and all other applicable laws and regulations (including non-U.S. laws and regulations) issued by a Governmental Authority that are designed or intended to preserve or protect competition, prohibit and restrict agreements in restraint of trade or monopolization, attempted monopolization, restraints of trade and abuse of a dominant position, or to prevent acquisitions, mergers or other business combinations and similar transactions, the effect of which may be to lessen or impede competition or to tend to create or strengthen a dominant position or to create a monopoly.

“Anti-Corruption Laws” means any U.S. or relevant foreign Laws related to bribery, corruption, kickbacks, racketeering, fraud, or other improper payments including without limitation the Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010, and Laws implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, 1997.

“Anti-Money Laundering Laws” means any U.S. or relevant foreign Laws concerning or relating to money laundering or terrorism financing, including without limitation, the USA PATRIOT ACT, as amended, the Bank Secrecy Act of 1970, as amended, 18 U.S.C. Sections 1956 and 1957, and the Laws administered and enforced by the U.S. Department of Treasury’s Financial Crimes Enforcement Network (FinCEN).

“Audit Expense” has the meaning set forth in the definition of Transaction Expenses.

“Benefit Plans” means, collectively, the Company Benefit Plans and the Seller Benefit Plans.

“BulgariaSAT Letter of Credit” means that certain Letter of Credit, effective as of March 28, 2024, by RBC Capital Markets in the amount of $1,800,000.00 in favor of Deutsche Bank Trust Company Americas.

“Business” means the business of the Group Companies as of the 12-month period prior to the date hereof, including the business of mission systems engineering, product design, spacecraft manufacturing, assembly, integration, and testing of spacecraft, including the design and integration of the Lanteris 500 Bus for electro-optical satellites, all in connection with providing satellite and space exploration solutions to commercial and government customers.

“Business Day” means any day other than a Saturday or Sunday, or a day on which banking institutions in New York, New York are authorized or obligated by Law to close.

“Business Employee” means any current or former employee, independent contractor or other individual service provider who (A) is or was employed by a Group Company or (B) primarily or exclusively provides or provided services to the Business while in the employ of or providing service to Seller or one of its Subsidiaries (including the Group Companies) (including the Specified Seller Employees).

“Cash Portion Adjustment Amount” has the meaning set forth in Section 3.1(a).

“Cash Consideration Amount” means an amount of cash equal to the sum of (a) $450,000,000 plus (b) the aggregate amount of cash to be paid in lieu of any fractional shares pursuant to Section 3.3, as applicable; provided, that, at or after the Closing, the Cash Consideration Amount shall be subject to adjustment pursuant to the terms and subject to the conditions set forth in Section 3.1 and Section 3.2.

“Cash on Hand” means, without duplication, the aggregate amount of all cash on hand with a financial, lending or similar institution, cash equivalents (including certificates of deposit) and marketable securities (to the extent convertible into unrestricted cash within ninety (90) days) of the Group Companies, plus any checks, wires in transit and drafts not yet cleared for the account of the Group Companies, less issued but uncleared checks, outgoing drafts not yet cleared, and outgoing wires in transit, in each case, as determined in accordance with the Accounting Principles. Notwithstanding the foregoing, “Cash on Hand” shall not include any Restricted Cash.

“Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of Parent.

“Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of Parent.

“Class C Common Stock” means the Class C common stock, par value $0.0001 per share, of Parent.

“Closing” has the meaning set forth in Section 2.2.

“Closing Cash on Hand” means the Cash on Hand of the Group Companies as of the Measurement Time. Notwithstanding the foregoing, “Closing Cash on Hand” (a) shall be reduced by any Cash on Hand used after the Measurement Time to pay or reduce any Transaction Expenses or Indebtedness prior to the Closing and (b) shall not exceed $7,500,000 in the aggregate.

“Closing Consideration Schedule” means an Excel file, in the form attached hereto as Exhibit B, delivered by the Company to Purchaser pursuant to Section 3.1(b) and updated and delivered by Seller to Purchaser pursuant to Section 3.2(a). For the avoidance of doubt, the numbers in the Closing Consideration Schedule attached hereto as Exhibit B are purely indicative and set forth Closing Cash on Hand, Closing Indebtedness, Closing Working Capital and Closing Transaction Expenses, in each case, as of June 30, 2025.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Indebtedness” means the Indebtedness of the Group Companies as of immediately prior to the Closing.

“Closing Statement” has the meaning set forth in Section 3.2(a).

“Closing Transaction Expenses” means the Transaction Expenses that are unpaid as of immediately prior to the Closing.

“Closing Working Capital” means, as of the Measurement Time, the consolidated current assets of the Group Companies minus the consolidated current liabilities of the Group Companies solely to the extent such current assets and adjustments and current liabilities and adjustments are specifically listed in the Closing Consideration Schedule (and excluding any asset or liability accounts explicitly identified as excluded from the calculation on the Closing Consideration Schedule) and, in each case, as determined in accordance with the Accounting

Principles. Notwithstanding the foregoing to the contrary, “Closing Working Capital” shall not include (a) any amounts reflected in Closing Cash on Hand, Closing Indebtedness and Closing Transaction Expenses, (b) any intercompany receivables, payables or loans of any kind or nature between or among any of the Group Companies, (c) any Income Tax assets or liabilities and (d) any deferred Tax assets or liabilities.

“Closing Working Capital Adjustment” means (a) if the Closing Working Capital is an amount between the Lower Working Capital Collar and the Upper Working Capital Collar or equal to either of them, $0.00; (b) if the Closing Working Capital is an amount greater than the Upper Working Capital Collar, an amount equal to the excess of the Closing Working Capital over the Upper Working Capital Collar; and (c) if the Closing Working Capital is an amount less than the Lower Working Capital Collar, an amount equal to the Closing Working Capital minus the Lower Working Capital Collar.

“Code” means the Internal Revenue Code of 1986.

“Common Stock” means, collectively, the Class A Common Stock, the Class B Common Stock and the Class C Common Stock.

“Company” has the meaning set forth in the preamble above.

“Company Benefit Plan” means each Employee Benefit Plan that is sponsored, maintained, contributed to or required to be contributed to by a Group Company or with respect to which any of the Group Companies has or may have any Liability (whether fixed, contingent or otherwise).

“Company Intellectual Property” means (a) all Intellectual Property that is owned or purported to be owned by one or more of the Group Companies as of the date hereof and/or at the Closing (excluding any Intellectual Property to be assigned by any Group Company to Seller or any of its Affiliates (excluding the Group Companies) pursuant to the applicable IP Assignment Agreement) and (b) all Intellectual Property to be assigned by Seller or any of its Affiliates (excluding the Group Companies) to any Group Company pursuant to the applicable IP Assignment Agreement.

“Company Interests” has the meaning set forth in the recitals above.

“Company Transaction Bonuses” means the transaction bonuses payable under the Maxar Space Systems Long Term Incentive Plan or payable to Business Employees pursuant to an individual letter agreement.

“Company’s Knowledge” means the actual knowledge (after reasonable inquiry) of any of Chris Johnson, Corey Leal, Quincy Stott, and Anand Mahendra, in each case, none of whom shall have any personal liability with respect thereto.

“Competing Transaction” means, other than the transactions contemplated by this Agreement, any (a) sale of substantially all of the assets of the Group Companies to a third party or (b) any merger, stock sale, consolidation, recapitalization or other similar business combination involving or affecting a Group Company, in the case of clause (b), as a result of which the

Company’s equityholders immediately prior to such transaction directly or indirectly hold, immediately (together with their respective Affiliates) after such transaction, less than 90% of the Group Company’s or of its surviving entity’s or successor entity’s, as applicable, outstanding voting securities.

“Confidentiality Agreements” means the Confidentiality Agreement, dated July 21, 2025, by and between Maxar Space LLC and Parent (the “Company Confidentiality Agreement”) and that certain Confidentiality Agreement, dated September 2, 2025, by and between Maxar Space LLC and Parent (the “Parent Confidentiality Agreement”).

“Consent” means any consent, permit, approval, notice, waiver, clearance, exception or similar affirmation of any Governmental Authority or other Person required in connection with the Acquisition.

“Consideration” means the sum of (i) the Cash Consideration Amount, plus (ii) the Stock Consideration.

“Continuing Employee” means any individual employed by a Group Company immediately prior to the Closing who continues to be employed by a Group Company or one of its Affiliates following the Closing.

“Contract” means any legally binding contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, or license.

“Credit Agreement” means that certain Credit Agreement, dated as of May 3, 2023, by and among Galileo Parent, Inc., as borrower, Galileo Intermediate, Inc., the lenders and issuing banks from time to time party thereto and Sixth Street Lending Partners, as administrative agent, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Data Room” has the meaning set forth in Section 1.2(a).

“D&O Costs” has the meaning set forth in Section 12.4(b).

“D&O Expenses” has the meaning set forth in Section 12.4(b).

“D&O Indemnifiable Claim” has the meaning set forth in Section 12.4(b).

“D&O Indemnified Person” has the meaning set forth in Section 12.4(b).

“D&O Indemnifying Party” has the meaning set forth in Section 12.4(b).

“Designated Contacts” has the meaning set forth in Section 7.4.

“Disclosure Schedules” or “Schedules” has the meaning set forth in Article IV.

“Dispute Notice” has the meaning set forth in Section 3.2(b).

“Dispute Period” has the meaning set forth in Section 3.2(b).

“EDGAR” has the meaning set forth in Article VI.

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in ERISA § 3(3), whether or not subject to ERISA) and each other employment, individual consulting, equity, equity-based or cash incentive, bonus, long term incentive, severance, separation, termination, change-in-control, retention, transaction, deferred compensation, retirement, health, welfare, vacation, disability, death benefit, medical, dental, fringe benefit or similar employee plan, program, policy, agreement or arrangement, whether written or unwritten (excluding any plan sponsored or solely maintained by a Governmental Authority).

“End Date” has the meaning set forth in Section 13.1(b)(i).

“Environmental Laws” means all Laws concerning pollution, public health (solely as it relates to exposure to Hazardous Materials or other environmental hazards) or worker health or safety (as it relates to exposure to Hazardous Materials) or protection of the environment, as such Laws are enacted or in effect on or prior to the Closing Date.

“Equity Transaction Bonus Value” means a dollar value equal to 43.75% of the dollar value of the Company Transaction Bonuses with respect to which a Transaction Bonus Amendment has been executed by the Transaction Bonus Recipient entitled to receive such Company Transaction Bonus and provided that such Transaction Bonus Recipient is a Continuing Employee.

“Equity Transaction Bonus Stock” means a number of shares of Class A Common Stock equal to the quotient of (a) the Equity Transaction Bonus Value divided by (b) the Parent Stock Price.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person under common control with the Company that, together with the Company, could be deemed a “single employer” under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m), or (o) of the Code, and the regulations issued thereunder.

“Estimated Closing Cash on Hand” has the meaning set forth in Section 3.1(b).

“Estimated Closing Indebtedness” has the meaning set forth in Section 3.1(b).

“Estimated Closing Transaction Expenses” has the meaning set forth in Section 3.1(b).

“Estimated Closing Working Capital Adjustment” has the meaning set forth in Section 3.1(b).

“Estimated Statement” has the meaning set forth in Section 3.1(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Asset” has the meaning set forth in Section 12.6(c).

“Excluded Liability” has the meaning set forth in Section 12.6(c).

“Export Control Laws” means all U.S. and relevant foreign export control Laws, including, but not limited to, statutory and regulatory requirements under the Export Control Act of 2018, U.S. Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (“ITAR”) (22 C.F.R. pt. 120 et seq.), the Export Administration Regulations (“EAR”) (15 C.F.R. pt. 730 et seq.) and their respective implementing rules and regulations administered by the U.S. State Department, U.S. Commerce Department, and other similar export control Laws of any jurisdiction applicable to the Group Companies.

“FCC Approval” means the Consent of the Federal Communications Commission (“FCC”) to transfer the control of the licenses and authorizations held by the Group Companies to Purchaser, free and clear of all Liens; or, in the alternative, the Parties’ reliance on FCC Rule 90.159(c), 47 C.F.R. § 90.159(c), for conditional authority for Purchaser to operate the FCC licenses for up to 180 days following the filing of the application.

“Financial Statements” means the (i) unaudited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2024 and December 31, 2023 and the related income statement of the Company and its Subsidiaries for the applicable fiscal year then ended and (ii) the Interim Financial Statements.

“Firm” has the meaning set forth in Section 3.2(b).

“Ford” has the meaning set forth in Section 4.16(a)(v).

“Ford Environmental Indemnity” has the meaning set forth in Section 4.16(a)(v).

“Fraud” means actual and intentional common law fraud under Delaware law brought by a Party against any other Party based on a representation or warranty of such other Party contained in ARTICLE IV, ARTICLE V or ARTICLE VI, as applicable. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including a claim for fraud) based on negligence or recklessness.

“GAAP” means the accounting principles that are generally accepted in the United States of America, in effect from time to time.

“Governing Documents” means, as applicable, (a) the certificate of incorporation; (b) the articles of incorporation; (c) the articles of organization; (d) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; (e) the bylaws or any similar document adopted in connection with the creation, formation or organization of a Person; and (f) the operating agreement or limited liability company agreement of a limited liability company.

“Government Contract” means any Contract of a Group Company for which performance has not been completed or for which final payment has not been received, between the Company on the one hand, and (a) any Governmental Authority; (b) any prime contractor of any Governmental Authority in its capacity as a prime contractor; or (c) any higher-tier subcontractor with respect to any Contract of a type described in clauses (a) or (b) of this sentence, in each case, on the other hand. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official (including any court, tribunal or arbitral body), any political, legislative or executive subdivision thereof and any staff member of the foregoing.

“Group Companies” means the Company and its Subsidiaries.

“Hazardous Materials” means any substance, material or waste that is defined, listed, regulated, classified, or otherwise characterized under any Environmental Law as “hazardous,” “toxic,” “radioactive,” a “contaminant,” or a “pollutant,” or that may give rise to Liability pursuant to Environmental Law due to its dangerous or deleterious characteristics or properties, and any petroleum products or byproducts, asbestos or asbestos-containing materials, lead, polychlorinated biphenyls, per- and polyfluoroalkyl substances, mold or radon.

“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended and the rules and regulations promulgated thereunder.

“Incidental License” means any Contract entered into in the Ordinary Course of Business where the only rights or licenses to Intellectual Property rights consist of: (a) permitted use of confidential information in a written non-disclosure agreement entered into by any Group Company in the Ordinary Course of Business; (b) a non-exclusive license, assignment, covenant not to sue, or waiver of rights granted by any Business Employees to any Group Company pursuant to Contracts for the engagement of Business Employees entered into in the Ordinary Course of Business; (c) a non-exclusive click-wrap, shrink-wrap or off-the-shelf Software license, or any other non-exclusive Software license, in each case, for Software that is generally commercially available (including Software as a service) on standard terms and conditions for an annual or one-time license fee of no more than $2,000,000; (d) an open source license; and (e) a non-exclusive license contained in a Contract with a customer or supplier of a Group Company that was entered into in the Ordinary Course of Business and (f) a non-exclusive license to Intellectual Property when such Intellectual Property is not material to the business of any Group Company and is merely incidental to the transaction contemplated by the Contract containing such license, where the primary purpose of such Contract is something other than such license.

“Income Taxes” means any Tax imposed or determined with reference to gross or net income, gains or profits and any franchise or similar Taxes imposed in lieu thereof.

“Income Tax Liability Amount” means the sum of any and all unpaid Income Taxes of any Group Company for any (i) Pre-Closing Tax Period that ends after December 31, 2024 and (ii) any other Pre-Closing Tax Period for which the relevant Tax Return has been filed but any Taxes shown as due on such Tax Return have not yet been paid in full. The calculation of Income Tax Liability Amount shall (A) be determined solely (x) in respect of those jurisdictions in which the Group Companies have filed Tax Returns for Income Taxes for the most recent taxable period for which such Tax Returns were required to be filed or (y) in respect of any jurisdiction in which a Group Company has commenced or acquired sufficient business activities after December 31, 2024 that require such Group Company to file Tax Returns in such jurisdiction, (B) exclude any liabilities for accruals or reserves established or required to be established under GAAP for contingent Income Taxes or with respect to uncertain Tax positions, (C) be calculated in accordance with the past practice (including reporting positions, elections and tax accounting methods) of the Group Companies in preparing Tax Returns with respect to Income Taxes (except (i) as required by a change in applicable Law relative to the most recent prior Tax period or as otherwise provided for in this Agreement and (ii) if a change in applicable Law relative to the most recent prior Tax period permits any election or accounting method that would reduce the Income Tax Liability Amount, it will be assumed that such election or accounting method is made or adopted), (D) take into account (x) any estimated Income Tax payments, and prepayments or overpayments of Income Tax of any Group Company for a Pre-Closing Tax Period to the extent available to reduce the Income Tax liabilities of such Group Company in the same jurisdiction as such estimated payments, prepayments or overpayments as a matter of applicable Tax Laws, or (y) any Income Tax refund specifically identified on Schedule 1.1(c) (describing in reasonable detail the amount of the expected refund as shown on the filed refund claim, the type of tax to which such refund relates and the jurisdiction from which such refund is expected) (which Schedule 1.1(c) may be updated prior to Closing, subject to review, comment and approval by Purchaser which shall not be unreasonably withheld) which was filed for prior to the Closing but not received before the Measurement Time with respect to Closing Cash on Hand, (E) take into account the effect of any Transaction Tax Deductions to the extent deductible in a Pre-Closing Tax Period at a “more likely than not” or higher level of comfort, (F) exclude any Taxes resulting from or attributable to any financing or refinancing arrangements or transactions entered into at any time by or at the direction of Purchaser or its Affiliates, including any such financing or refinancing arrangements or transactions entered into in connection with this Agreement, (G) exclude any Income Taxes attributable to transactions outside the Ordinary Course of Business on the Closing Date and which are not expressly contemplated by this Agreement after the Closing or otherwise after the Closing Date, (H) in the case of a Straddle Period, be determined in accordance with Section 12.2(e) and (I) not be less than zero ($0) for any taxpayer or for any type of Tax or in any jurisdiction.

“Indebtedness” means, without duplication, the sum of all obligations or liabilities of the Group Companies (a) in respect of borrowed money or evidenced by notes, bonds, debentures, mortgages or other similar instruments or debt securities, including under the Credit Agreement, but excluding letters of credit to the extent not drawn upon; (b) under any leases required to be recorded as finance leases calculated in accordance with the Accounting Principles; (c) under any deferred purchase price obligations for purchase of assets, properties, rights or services that will become payable to third parties with the passage of time or occurrence of certain events (including any earn-outs, contingent payments or other similar obligations arising out of any prior acquisitions) calculated at best estimate of the amount of any such payment obligation; (d) under any swap, forward, or hedging or similar transactions that relate to the indebtedness of the Group Companies for borrowed money, in each case, calculated at the termination value thereof as if terminated at or immediately prior to the Closing (provided that the amount calculated pursuant to this clause (d) shall not be less than zero); (e) the Spanish Offset Amount; (f) unpaid severance, retention and bonus obligations for employees who were terminated prior to Closing, and to the extent unpaid, the maximum amount of bonuses potentially payable under the Retention Agreements set forth in Schedule 4.15(a)(i); (g) in respect of, relating to or representing unfunded or underfunded liabilities pursuant to any pension, retirement, post-retirement welfare benefit (including medical and life insurance), supplemental executive retirement, or nonqualified deferred compensation plan or arrangement calculated in accordance with the Accounting Principles and, without duplication, any Additional Pension Funding Amounts (as defined in the Disclosure Schedules) to the extent not included in the calculation of the amount of any associated pension liability; (h) the employer portion of any associated payroll, social security or similar Taxes related to any items described in foregoing clauses (f) and (g); (i) any provision for losses recognized for contract NNG17FB00C (for the OSAM-I RESTORE-L Spacecraft Bus account) and NNM16AA29C (for the SPIDER (fka Dragonfly) account) calculated in accordance with the Accounting Principles; (j) the Income Tax Liability Amount; (k) relating to the winding up, dissolution or runoff of (i) Cosmotech ZAO, which shall be an amount equal to $150,000, or (ii) the ISTI Disposition, which shall be an amount equal to $75,000, including all fees, expenses and costs payable, incurred or subject to reimbursement by any of the Group Companies in connection therewith; (l) any declared but unpaid dividends; (m) pursuant to Section 3.1(e)(i); (n) representing accruals or reserves for or allocations in respect of the Legal Proceedings specified on Schedule 1.1(a)(i), as well as any unpaid attorney costs and expenses and other legal expenses in connection with the Legal Proceedings specified on Schedule 1.1(a)(i), involving the Group Companies or to which any Group Company is a party, (o) any amounts accrued, incurred or owed, fees and expenses payable by any Group Company to Seller or any of its Affiliates (other than the Group Companies), including in connection with any Affiliate Transactions or the Intercompany Arrangements (other than any such fees for services rendered under the Transitional Services Agreement), (p) under guarantees, or secured by a Lien upon any property or asset owned by any Group Company, with respect to any obligations of any other person of a type described in clauses (a) through (o); and (q) in each of clauses (a) through (p), all principal and interest, fees, prepayment premiums, make-wholes, expenses, costs and penalties owed with respect to the indebtedness referred to above assuming the repayment in full of such indebtedness as of such time. Notwithstanding the foregoing, “Indebtedness” shall not include any liability or obligation to the extent taken into account in the calculation of Closing Working Capital or Transaction Expenses and any liability or obligation related to Orbital Securitization Facility.

“Indemnified Taxes” means (a) any Income Tax liabilities of or with respect to the Seller Group (other than the Group Companies) for any taxable period for which any Group Company is liable under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Income Tax Law) as a result of the membership of such Group Company in any affiliated, consolidated, joint, unitary, combined or similar group that includes the Seller (or a direct or indirect parent of Seller) for Income Tax purposes on or prior to the Closing Date, (b) any payments required to be made by any Group Company following the Closing pursuant to any Tax Sharing Agreement entered into prior to the Closing and (c) any Tax liabilities arising from or in connection with any internal restructuring or intercompany transaction with respect to any member of the Seller Group and/or the Group Companies occurring prior to the Closing (including any Tax liabilities arising from or in connection with any actions taken pursuant to Section 7.7 or Section 7.8), in each case, excluding any Taxes (i) taken into account in the Income Tax Liability Amount or Closing Working Capital (each as finally determined hereunder) or (ii) resulting from actions taken at the request of Purchaser (other than actions taken in the Ordinary Course of Business or pursuant to this Agreement).

“Insurance Policies” has the meaning set forth in Section 4.18.

“Intellectual Property” means all worldwide intellectual property and similar proprietary rights, including all: (a) patents, patent applications, divisionals, continuations, continuations-in-part, reissues, re-examinations and foreign counterparts; (b) Marks, domain names and URLs, together with the goodwill associated exclusively therewith, (c) copyrights, (d) know-how, methods, processes, inventions, trade secrets and corresponding rights in confidential proprietary information, and (e) registrations and applications for registration of the foregoing.

“Intercompany Arrangements” means all Contracts, intercompany indebtedness for borrowed money or other property, loans, performance obligations, payment obligations and investments existing between and among any of the Group Companies, on the one hand, and either of Seller Parent or any of its Subsidiaries (other than the Group Companies), on the other hand.

“Interim Financial Statements” means the unaudited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2025 and the related income statement of the Company and its Subsidiaries for the six month period ended June 30, 2025.

“IP Assignment Agreements” has the meaning set forth in Section 11.1(h).

“IP License Agreement” has the meaning set forth in Section 11.1(f).

“ISTI” means International Space Technology, Inc., a Delaware corporation.

“ISTI Disposition” means, in one transaction or a series of related transactions, the sale, divestiture or other disposition of all of the capital stock, assets, rights, products or businesses of ISTI and its Subsidiaries to a Person or group of Persons other than the Group Company or Purchaser or its Affiliates such that, after giving effect to such transaction or related transactions, ISTI and its Subsidiaries cease to be Group Companies.

“IT Systems” means computer systems, servers, network equipment and other computer hardware used to process, store, maintain and operate data, information and functions.

“Law” means any domestic or foreign law, statute, regulation, rule (including rules of common law and any Privacy Laws), code, Orders, executive order, ordinance or other legally enforceable action or requirement enacted, adopted or promulgated by any a Governmental Authority.

“Leased Real Property” means the real property leased or subleased to a Group Company whether or not used in the business conducted by the Group Company as of the date hereof.

“Leases” means all leases and subleases, including all amendments, extensions, renewals and guaranties with respect thereto, pursuant to which a Group Company holds any Leased Real Property.

“Legal Proceeding” means any judicial, administrative or arbitral action, suit, charge, claim, hearing, audit, investigation, demand, inquiry or proceeding (public or private) by or before a Governmental Authority.

“Liability” means any liability (contingent or otherwise), debt, obligation, Tax, penalty, fine, cost or expense, whether known or unknown, direct or indirect, matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

“Lien” means any mortgage, pledge, lien, license, encumbrance, charge or other security interest.

“Lower Working Capital Collar” means $(100,000,000), which, for the avoidance of doubt, represents a negative number.

“Marks” means trademarks, service marks, trade names, corporate names, trade dress, logos and other indicia of origin, together with the goodwill of any of the foregoing

“Material Adverse Effect” means a fact, circumstance, occurrence, change, event or development (any such item, an “Effect”), that, individually or in the aggregate with all other Effects, (x) has had or would reasonably be expected to have a material adverse effect on the business, assets, rights, properties, the results of operations or condition (financial or otherwise) of the Group Companies, taken as a whole, or (y) prohibits, prevents, materially delays or materially impairs the ability of Seller or the Company to consummate the Acquisition; provided, however, that Material Adverse Effect shall not include any change, event or development resulting from, relating to or arising out of: (a) general business or economic conditions, including changes in (i) financial or credit market conditions anywhere in the world, (ii) interest rates or currency exchange rates or (iii) rates of taxes or tariffs; (b) conditions generally affecting any of the industries in which any Group Company operates; (c) acts of God or other calamities, natural disasters, earthquakes, hurricanes, floods, tornadoes, typhoons, storms, adverse weather conditions, fires, epidemics, disease outbreak or pandemics (including, for the avoidance of doubt, any Effect arising in connection with or resulting from, directly or indirectly, the COVID-19 virus or SARS-CoV-2 virus (or any mutation or variation thereof or related health condition)), public health emergencies, widespread occurrences of infectious diseases or other acts of nature, calamities or any other extraordinary or unusual event that is outside of the control of the Group Companies, Seller or any of their respective Affiliates, national or international political or social actions or conditions, including the outcome of any election or the engagement by any country or foreign organization in hostilities (or the escalation or continuation thereof), whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (d) changes after the date hereof in Law or in GAAP or the authoritative interpretations thereof; (e) failure of any Group Company, in and of itself, to meet sales, earnings, budgets, plans, forecasts or other financial or non-financial projections or estimates (provided, any Effect underlying such failure may be taken into account in determining whether a Material Adverse Effect has occurred if not otherwise excluded under the other subclauses of this definition); (f) any actions taken, or failures to take action, in each case, at the written request of Purchaser; or (g) the execution, announcement, performance or pendency of, or the taking of any action contemplated by, or other third party awareness of, this Agreement or the Ancillary Transaction Documents or transactions contemplated hereby or thereby or the identity of Purchaser, including the effects of the Acquisition and the other transactions contemplated hereby on relationships with customers, suppliers, Governmental Authorities, employees, or other third-party relationships; provided that no effect shall be given to this clause (g) for purposes of any representation or warranty set forth in ARTICLE IV or ARTICLE V or Section 10.2 of this Agreement or the consummation of the transactions contemplated by this Agreement or the Ancillary Transaction Documents or transactions contemplated hereby or thereby, including the effects of the Acquisition and the other transactions contemplated hereby, except, in the case of clauses (a), (b), (c) and (d), to the extent that such Effect has a direct impact on the Group Companies, taken as a whole, as compared to other participants in the industry in which the Company operates.

“Material Contracts” has the meaning set forth in Section 4.12.

“Material Permits” has the meaning set forth in Section 4.7.

“Measurement Time” means 11:59 p.m. (Eastern Time) on the day immediately prior to the Closing Date.

“Nasdaq” means the Nasdaq Global Select Market, any successor stock exchange operated by The Nasdaq Stock Market LLC or any successor thereto.

“NISPOM” means the National Industrial Security Program Operating Manual, 32 C.F.R. Part 117, and any supplements, amendments or revised editions thereof.

“Non-Party Affiliates” has the meaning set forth in Section 14.16.

“Orbital Securitization Facility” means the securitization facility under that certain Amended and Restated Limited Recourse Receivables Purchase Agreement, dated as of December 1, 2023, by and among Maxar Space LLC, Maxar Technologies Inc., ING Bank, N.V., and ING Belgium NV/SA.

“Order” means any order, judgment, injunction, restraining order, award, ruling, determination, decree or writ adopted or imposed by, including any consent decree, arbitration award, settlement agreement or similar agreement with, any Governmental Authority.

“Ordinary Course of Business” means in the ordinary course of business consistent with past practice.

“Party” or “Parties” has the meaning set forth in the preamble above.

“Parent Financial Statements” has the meaning set forth in Section 6.8(f).

“Parent Founding Members” means Dr. Kamal Ghaffarian, Stephen Altemus and Timothy Crain and their respective Affiliates.

“Parent SEC Documents” has the meaning set forth in Section 6.8(a).

“Parent Securities” has the meaning set forth in Section 6.7(b).

“Parent Stock Price” means $12.34.

“Permitted Liens” means each of the following: (a) Liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government Contracts, performance and return of money bonds and similar obligations; (b) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s and other similar Liens which have arisen in the Ordinary Course of Business for amounts not yet past due; (c) Liens approved by Purchaser in writing; (d) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Financial Statements in accordance with GAAP; (e) requirements and restrictions of zoning, building and other Laws, rules and regulations which are not violated in any material respect; (f) statutory or contractual liens of landlords under the Leases for amounts not yet delinquent; (g) grants of non-exclusive licenses or non-exclusive rights under Intellectual Property in the Ordinary Course of Business; (h) Liens arising under conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business; (i) Liens which are not reasonably likely to impair the continued use or occupancy of the asset or property to which they relate, as used on the date hereof; (j) any restriction on transfer arising under applicable securities Law or under the Governing Documents of the Group Companies, as applicable; (l) restrictions arising under any applicable securities Laws; (m) other imperfections of title or Liens, if any, that do not have a material adverse effect on, and would not reasonably be expected to have a material adverse effect on, the continued use, occupancy and operation of the assets to which they relate in the conduct of the business of the Group Companies as presently conducted, (n) grants of licenses to Seller, and grants of sublicenses by Seller, pursuant to the WVL 1-6 Agreement, and (o) Liens which will be released at or prior to the Closing.

“Person” means an individual, a sole proprietorship, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, estate, trust, any other entity or any Governmental Authority.

“Personal Information” means, in addition to any definition for any similar term (e.g., “personal data” or “personally identifiable information” or “PII”) provided under Privacy Laws, or all information that, whether alone or in combination with other data, identifies or can reasonably be used to identify, an individual person or household.

“Pre-Closing Period” has the meaning set forth in Section 7.1(a).

“Pre-Closing Tax Period” means any Tax period (or portion thereof) that ends on or prior to the Closing Date and the portion of any Straddle Period ending on, and including, the Closing Date.

“Preferred Stock” has the meaning set forth in Section 6.7(a).

“Present Fair Salable Value” has the meaning set forth in Section 6.11.

“Privacy Laws” means all applicable Laws, binding industry or self-regulatory standards and the Group Companies’ publicly posted policies relating to the Processing of any Personal Information.

“Processing” means the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical or administrative), disposal, destruction, disclosure or transfer (including cross-border) of any data, including Personal Information.

“Purchase Price Allocation” has the meaning set forth in Section 12.2(d).

“Purchaser” has the meaning set forth in the preamble above.

“Purchaser Benefit Plan” has the meaning set forth in Section 12.5(d).

“Purchaser Material Adverse Effect” means (i) any Effect that, individually or in the aggregate with all other Effects, (x) has had or would reasonably be expected to have a material adverse effect on the business, assets, rights, properties, the results of operations or condition (financial or otherwise) of Parent and its Subsidiaries, taken as a whole, or (y) prohibits, prevents, materially delays or materially impairs the ability of the Purchaser to consummate the Acquisition; provided, however, that Purchaser Material Adverse Effect shall not include any change, event or development resulting from, relating to or arising out of: (a) general business or economic conditions, including changes in (x) financial or credit market conditions anywhere in the world, (y) interest rates or currency exchange rates or (z) rates of taxes or tariffs; (b) conditions generally affecting any of the industries in which Purchaser or its Subsidiaries operates; (c) acts of God or other calamities, natural disasters, earthquakes, hurricanes, floods, tornadoes, typhoons, storms, adverse weather conditions, fires, epidemics, disease outbreak or pandemics (including, for the avoidance of doubt, any Effect arising in connection with or resulting from, directly or indirectly, the COVID-19 virus or SARS-CoV-2 virus (or any mutation or variation thereof or related health condition)), public health emergencies, widespread occurrences of infectious diseases or other acts of nature, calamities or any other extraordinary or unusual event that is outside of the control of the Purchaser or any of its Subsidiaries or respective Affiliates, national or international political or social actions or conditions, including the outcome of any election or the engagement by any country or foreign organization in hostilities (or the escalation or continuation thereof), whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (d) changes after the date hereof in Law or in GAAP or the authoritative interpretations thereof; (e) failure of any Group Company, in and of itself, to meet sales, earnings, budgets, plans, forecasts or other financial or non-financial projections or estimates (provided, any Effect underlying such failure may be taken into account in determining whether a Material Adverse Effect has occurred if not otherwise excluded under the other subclauses of this definition); (f) any actions taken, or failures to take action, in each case, at the written request of Seller; (g) the execution, announcement, performance or pendency of, or the taking of any action contemplated by, or other third party awareness of, this Agreement or the Ancillary Transaction Documents or transactions contemplated hereby or thereby on relationships with customers, suppliers, Governmental Authorities, employees, or other third-party relationships; provided that no effect shall be given to this clause (g) for purposes of any representation or warranty set forth in ARTICLE VI or Section 10.3 of this Agreement or the consummation of the transactions contemplated by this Agreement or the Ancillary Transaction Documents or transactions contemplated hereby or thereby, including the effects of the Acquisition and the other transactions contemplated hereby, except, in the case of clauses (a), (b), (c) and (d), to the extent that such Effect has a direct impact on the Purchaser as compared to other participants in the industry in which the Purchaser operates; or (h) the identity of Seller.

“Purchaser Material Permits” has the meaning set forth in Section 6.9(a).

“Purchaser Retirement Plan” has the meaning set forth in Section 12.5(e).

“R&W Insurance Policy” has the meaning set forth in Section 8.4.

“Registered Intellectual Property” means all issued patents, pending patent applications, Mark registrations, pending applications for registration of Marks, copyright registrations and domain name registrations, in each case, owned by one or more of the Group Companies, included in the Company Intellectual Property.

“Registration Rights Agreement” has the meaning set forth in the recitals above.

“Released Parties” has the meaning set forth in Section 14.9(b).

“Releasing Party” has the meaning set forth in Section 14.9(b).

“Restricted Cash” means cash, cash equivalents or marketable securities (i) held or retained by any of the Group Companies for the benefit of any other Person (other than any other Group Company) or the use of which by the Group Companies is restricted pursuant to the obligations under any Contract or under applicable Law, (ii) held or deposited as security deposits or escrow deposits, (iii) are required to be remitted under the Orbital Securitization Facility, and (iv) held or retained by ISTI and/or its Subsidiaries.

“Restricted Period” means a period of two years following the Closing Date.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the United States government, including U.S. Department of the Treasury, the U.S. Department of State, and the U.S. Department of Commerce, the United Nations Security Council, or any other sanctions Laws of any jurisdiction applicable to the Group Companies.

“Sanctioned Country” means at any time, any country, region, or territory which is itself the subject or target of any comprehensive Sanctions (at the time of this Agreement, the Crimea region of Ukraine, the so-called Donetsk People’s Republic and Luhansk People’s Republic, Cuba, Iran, North Korea) and Syria (with respect to Syria only until July 1, 2025).

“Sanctioned Person” means any Person that is (i) listed on any Sanctions-related list issued by the U.S. government, including the U.S. Department of the Treasury, the U.S. Department of State, and the U.S. Department of Commerce, the United Nations Security

Council, or any other applicable Sanctions authority; (ii) resident or located in, operating from, or organized under the laws of, a Sanctioned Country; (iii) owned 50 percent or greater by, controlled or acting on behalf of, any such Person or Persons described in the foregoing clauses (i) or (ii); or (iv) otherwise a subject or target of any Sanctions.

“SEC” has the meaning set forth in Section 6.8(a).

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the applicable rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in the preamble above.

“Seller Benefit Plan” means each Employee Benefit Plan, other than a Company Benefit Plan, (a) under which any Business Employee or any beneficiary of a Business Employee has any present or future rights to benefits and (b) that is or has been sponsored, maintained, contributed to or required to be contributed to by Vantor Parent Inc. or one of its Subsidiaries (excluding the Group Companies) or with respect to which Vantor Parent Inc. or one of its Subsidiaries (excluding the Group Companies) has or may have any Liability (whether fixed, contingent or otherwise).

“Seller Business” means the operation and design of electro-optical satellites and providing spatial intelligence solutions, including integration of data from space, air and ground-based sensors, 3D geospatial content, satellite imagery, maps, non-Earth imagery, visual based navigation software, site monitoring, spatial analytics, and custom spatial intelligence data and software solutions, all for commercial and government customers, excluding the design and integration of the Lanteris 500 Bus for electro-optical satellites.

“Seller Consolidated Return” means any income Tax Returns of an affiliated group as defined in Section 1504 of the Code (or analogous combined, joint, consolidated, unitary or similar group for purposes of filing income Tax Returns under state, local or non-U.S. income Tax Law) that includes Seller and any of its Affiliates, other than any such group that includes solely the Group Companies.

“Seller Group” means the Group Companies (prior to Closing), Seller and any of their respective Affiliates, and any of their respective Agents, successors and assigns.

“Seller Guarantees” has the meaning set forth in Section 12.10.

“Seller Marks” or “Seller Mark” means all Marks, whether or not registered, and rights in domain names and URLs, in each case, owned by or registered in the name of any member of the Seller Retained Group at Closing, including “MAXAR”, “VANTOR” and any Marks that include “MAXAR” or “VANTOR”.

“Seller Retained Group” means the Seller Group, other than the Group Companies.

“Separation Committee” has the meaning set forth in Section 9.3(a).

“Software” means all (a) computer programs, whether in source code or object code, and (b) documentation, including user manuals and other training documentation, for such computer programs.

“Solvent” has the meaning set forth in Section 6.11.

“Space Robotics” means Lanteris Space Robotics LLC, a Delaware limited liability company

“Spanish Offset Amount” means an amount equal to $3,300,000.

“Specified Covenant” means the obligations, covenants and agreements set forth in Section 7.1(d).

“Specified Director” means the individual listed on Schedule 1.1(b).

“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

“Stock Consideration” means a number of shares of Class A Common Stock equal to the quotient of (a) the Stock Consideration Amount divided by (b) the Parent Stock Price; provided however, that the Stock Consideration shall be subject to the cap set forth in Section 3.1 and the adjustment as set forth in Section 3.4.

“Stock Consideration Amount” has the meaning set forth in Section 3.1(a).

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Tax” means any U.S. federal, state, local or foreign, income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, withholding, payroll, employment, excise, value added, severance, stamp, occupation, premium, property, windfall profits, and all other taxes, assessments, fees, levies, imposts, customs, tariffs or other charges of any kind whatsoever in the nature of or similar to taxes, together with any interest, penalty, addition to tax imposed by any Taxing Authority with respect thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, statement, amendment, information return or statement or other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Tax Sharing Agreement” means any Tax allocation, sharing or indemnity or similar agreement or arrangement (other than a customary commercial contract entered into in the Ordinary Course of Business the principal purpose of which does not relate to Taxes).

“Taxing Authority” means any agency or political subdivision of any foreign, federal, state, local or municipal Governmental Authority with the authority to impose, assess, determine, collect and/or administer any Tax.

“Transaction Bonus Amendment” means an amendment (substantially in the form mutually agreed upon between Seller and Purchaser prior to the date hereof and as set forth on Schedule 1.1(d)) to an award to receive a Company Transaction Bonus that has been executed by the applicable Transaction Bonus Recipient.

“Transaction Expenses” means, to the extent not paid prior to the Closing (but assuming the consummation of the Closing), all fees, expenses and costs payable, incurred or subject to reimbursement by any of the Group Companies, whether accrued for or not, in each case in connection with the consummation of the transactions contemplated by this Agreement or in connection with other negotiations or processes involving the sale of the Company, including: (a) third party fees and expenses payable by any Group Company incurred for and in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby or the evaluation of strategic alternatives and potential transactions with other potential buyers, (b) any reimbursement or other payments, fees, costs or expenses paid or payable to any direct or indirect equityholder of the Company, including under the terms of any advisory, management, or other similar agreement or arrangement between any direct or indirect equityholder of the Company, on the one hand, and the Company or any Group Companies, on the other hand, (c) (i) all retention, change in control or transaction bonuses, and all severance or other payments or benefits triggered or otherwise payable by any Group Company to any Business Employee or under a Company Benefit Plan solely as a result of the consummation of the transactions contemplated by this Agreement (which shall include the Company Transaction Bonuses, and including in each case, the employer portion of any associated employment, payroll, social security or similar Taxes related to any such payments and benefits), less (ii) the Equity Transaction Bonus Value, (d) 50% of the fees, expenses and costs (including any broker commission) of the “tail” insurance policy required to be obtained pursuant to Section 12.4(c) and (e) fees, expenses and costs incurred in preparing the Audited Financial Statements in accordance with Section 12.16, which shall be an amount equal to $1,000,000 (the “Audit Expense”). Notwithstanding the foregoing, “Transaction Expenses” shall not include any TSA Exit Costs.

“Transaction Tax Deductions” means, without duplication, and regardless of by whom paid and whether or not paid prior to, at or after the Closing (a) the deductible portion of all Transaction Expenses (provided, however, that for this purpose seventy percent (70%) of the amount of any success-based fee shall be treated as deductible in accordance with Revenue Procedure 2011-29), (b) all deductions for compensation attributable to payments by (or deemed to be made by) any Group Company to, or the vesting of any stock (incentive or otherwise), or other incentive equity or payment right held by, any employee, former employee, service provider or member of the Company’s board of managers resulting from the Acquisition, including any stay bonuses, sale bonuses, change in control payments, retention payments, synthetic equity payments, or similar payments, (c) all deductions resulting from the repayment of any loans or other obligations in connection with the Closing in connection with the Acquisition, including all fees, expenses and interest (including amounts treated as interest for Income Tax purposes), original issue discount, breakage fees, tender premiums, consent fees, redemption, retirement or make-

whole payments, defeasance in excess of par or similar payments and any deductions for the capitalized and unamortized portion of any financing fees or expenses of the Group Companies, in each case of clauses (a) through (c), solely to the extent such amounts are economically borne by Seller and are deductible for U.S. federal and applicable state and local Income Tax purposes at a “more likely than not” or higher level of comfort.

“Transfer” means with respect to any security, the gift, sale, assignment, transfer, pledge, hypothecation or other disposition (whether for or without consideration, whether directly or indirectly, and whether voluntary, involuntary or by operation of law) of such security or any interest therein.

“Transferred Asset” has the meaning set forth in Section 12.6(b).

“Transferred Liability” has the meaning set forth in Section 12.6(b).

“Transitional Services Agreement” has the meaning set forth in Section 11.1(e).

“TSA Exit Costs” has the meaning set forth in Section 9.2(b).

“TSA Exit Plan” has the meaning set forth in Section 9.2(a).

“TSA Set-Up Costs Cap” means $5,000,000.

“TSA Set-Up Costs” has the meaning set forth in Section 9.1(a).

“Upper Working Capital Collar” means $(70,000,000), which, for the avoidance of doubt, represents a negative number.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar state or local Laws.

“Willful Breach” has the meaning set forth in Section 13.2.

“Working Capital Target” means $(90,000,000), which, for the avoidance of doubt, represents a negative number.

“WVL 1-6 Agreement” means Contract, dated as of June 30, 2017, by and between DigitalGlobe, Inc. (predecessor to Vantor Inc.) and Space Systems/Loral, LLC (predecessor to Lanteris Space LLC), as amended by that certain (i) Amendment 1, dated as of September 30, 2017, (ii) Amendment 2, dated as of February 23, 2018, (iii) Amendment 3, dated as of September 28, 2018, (iv) Amendment 4, dated as of November 16, 2018, (v) Amendment 5, dated as of December 20, 2018, (vi) Amendment 6, dated as of March 29, 2019, (vii) Amendment 7, dated as of May 30, 2019, (viii) Amendment 8, dated as of June 30, 2019, (ix) Amendment 9, dated as of November 30, 2019, (x) Amendment 10, dated as of March 28, 2022, (xi) Amendment 11, dated as of August 3, 2023, (xii) Amendment 12, dated as of October 30, 2025, and (xiii) Amendment 13, dated as of October 31, 2025.

1.2  Interpretation.

(a)  Unless otherwise expressly provided or unless the context requires otherwise: (i) all references in this Agreement to Articles, Sections, Schedules and Exhibits shall mean and refer to Articles, Sections, Schedules and Exhibits of this Agreement; (ii) all references to statutes and related regulations shall include all amendments of the same and any successor or replacement statutes and regulations; (iii) words using the singular or plural number also shall include the plural or singular number, respectively; (iv) references to “hereof,” “herein,” “hereby” and similar terms shall refer to this entire Agreement (including the Schedules and Exhibits hereto); (v) references to any Person shall be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of a Governmental Authority, Persons succeeding to the relevant functions of such Person); (vi) the term “including” shall be deemed to mean “including, without limitation;” (vii) words of any gender shall include each other gender; (viii) whenever this Agreement refers to a number of days, such number shall refer to calendar days, unless such reference is specifically to “Business Days,” (ix) the terms “year” and “years” mean and refer to calendar year(s); (x) the term “dollars” and all uses of “$” shall mean United States dollars and references in this Agreement to dollar amount thresholds or baskets shall not be deemed to be evidence of materiality; (xi) the term “or” has the inclusive meaning represented by the phrase “and/or” and (xii) the words “made available to Purchaser”, “furnished to Purchaser” or “supplied to Purchaser” (or any phrase of similar import) shall mean uploaded to the online data site, Project Mantle, hosted by Intralinks (the “Data Room”) and made accessible to Purchaser and its Agents on or prior to the date hereof and the words “made available to Seller”, “furnished to Seller” or “supplied to Seller” (or any phrase of similar import) shall made accessible to Seller and its Agents on or prior to the date hereof, including through EDGAR.

(b)  The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. This Agreement is the product of negotiations among the Parties, each of which is represented by legal counsel, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. Rules of construction relating to interpretation against the drafter of an agreement shall not apply to this Agreement and are expressly waived by each Party.

ARTICLE II

PURCHASE AND SALE OF COMPANY INTERESTS; PRE-CLOSING MERGER

2.1  Purchase and Sale of Company Interests. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, transfer, assign, convey and deliver to Purchaser, free and clear of all Liens, other than any restriction on transfer arising under applicable securities Law or any Governing Documents, and Purchaser shall purchase from Seller, all of Seller’s rights, titles and interests in the Company Interests in exchange for the consideration set forth in Article III.

2.2  Closing. Unless this Agreement is earlier terminated pursuant to Section 13.1, the closing of the Acquisition (the “Closing”) will take place at (a) 10:00 a.m. (Eastern Time) at the offices of Weil, Gotshal & Manges LLP, 100 Federal Street, 34th Floor, Boston, Massachusetts no later than five (5) Business Days after all of the conditions set forth in

Article X (other than those conditions to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of such conditions at the Closing) have been satisfied or, if permissible, waived; or (b) such other place, date and/or time as agreed to in writing by the Parties; provided, that, with respect to clauses (a) and (b), in no event shall the closing occur prior to February 1, 2026. Notwithstanding anything in the foregoing to the contrary, if the Mirror Plans become effective prior to February 1, 2026, the Closing shall occur (x) upon the later to occur of (i) one (1) Business Day after the effective date of the Mirror Plans and (ii) five (5) Business Days after all of the conditions set forth in Article X (other than those conditions to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of such conditions at the Closing) have been satisfied or, if permissible, waived or (y) such other date and/or time as agreed to in writing by the Parties. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

2.3  Pre-Closing Merger. Prior to the Closing Date and immediately prior to the Closing, Space Robotics shall be merged with and into Lanteris Space LLC (the “Pre-Closing Merger”) and the separate corporate existence of Space Robotics shall cease, and Lanteris Space LLC shall be the surviving corporation in the Pre-Closing Merger.

ARTICLE III

CONSIDERATION

3.1  Calculation and Payment of the Consideration.

(a)  Calculation of the Consideration. The aggregate amount to be paid to Seller by Purchaser at the Closing in respect of Company Interests shall equal the sum of (x) the Cash Consideration Amount plus (y) the following:

(i)  $350,000,000;

(ii)  (A) plus the Closing Working Capital Adjustment (as determined in accordance with Section 3.1(b));

(iii)  plus the Estimated Closing Cash on Hand (as determined in accordance with Section 3.1(b));

(iv)  minus the Estimated Closing Indebtedness (as determined in accordance with Section 3.1(b)); and

(v)  minus the Estimated Closing Transaction Expenses (as determined in accordance with Section 3.1(b)).

The aggregate result of calculating items (i) through (v) immediately above is referred to herein as the “Stock Consideration Amount”; provided, that (I) if the aggregate amount calculated pursuant to clauses (ii) through (v) is a negative amount the absolute value of which is greater than $50,000,000 (the amount of such excess, the “Cash Portion Adjustment Amount”), (A) the aggregate adjustment amount calculated pursuant to the foregoing clauses (ii) through (v) shall be capped at $(50,000,000) and (B) the Cash Portion Adjustment Amount shall be applied against and shall reduce the Cash Consideration Amount, (II) after the Closing, the Cash Consideration

Amount shall be subject to the adjustments set forth in Section 3.2 and (z) if the Stock Consideration would exceed either (A) 19.99% of the issued and outstanding shares of Common Stock as of immediately prior to the Closing or (B) such number of shares of Class A Common Stock that have aggregate voting power in excess of 19.99% of the voting power of the Parent Securities outstanding prior to the issuance of Stock Consideration hereunder (the lesser amount of shares under the foregoing clauses (A) and (B), the “Maximum Share Number”), (1) the Stock Consideration Amount shall be reduced to the minimum extent necessary such that the Stock Consideration issued in connection with the Acquisition does not exceed the Maximum Share Number and (2) the amount by which the Stock Consideration Amount was reduced shall instead be applied to and shall increase the Cash Consideration Amount.

(b)  Estimated Consideration. Three (3) Business Days prior to the Closing Date, the Company shall deliver to Purchaser a statement (the “Estimated Statement”) setting forth (i) the Closing Consideration Schedule, which will include the Company’s reasonable good faith estimate of the Closing Working Capital Adjustment (the “Estimated Closing Working Capital Adjustment”), the Closing Cash on Hand (the “Estimated Closing Cash on Hand”), the Closing Indebtedness (the “Estimated Closing Indebtedness”) and the Closing Transaction Expenses (the “Estimated Closing Transaction Expenses”), in each case prepared in accordance with the Accounting Principles, in each case, with reasonable supporting calculations and documentation, (ii) the Company’s resulting calculation of the Stock Consideration Amount to be paid in accordance with Article III at Closing, (iii) the aggregate amount of cash to be paid in lieu of any fractional shares pursuant to Section 3.3, as applicable; (iv) the Company’s resulting calculation of the Cash Consideration Amount to be paid in accordance with Article III at the Closing and (v) all wiring instructions necessary to facilitate the payments pursuant to Article III. Purchaser shall have the opportunity to comment on and request reasonable changes to the foregoing estimates and calculations set forth in the Estimated Statement, and Seller shall consider in good faith any changes Purchaser propose to such estimates and calculations, it being understood that no disagreement among the Parties with respect to such estimates and calculations shall delay the Closing and such estimates and calculations of Seller set forth in the Estimated Statement shall control. The Estimated Closing Working Capital Adjustment, the Estimated Closing Cash on Hand, the Estimated Closing Indebtedness and the Estimated Closing Transaction Expenses will be included in the determination of the Stock Consideration Amount as set forth in Section 3.1(a).

(c)  Payment of Consideration. At Closing, (i) Purchaser shall remit the Cash Consideration Amount to Seller in cash by wire transfer of immediately available funds and (ii) Parent shall issue or otherwise contribute (or cause to be issued or otherwise contributed) to Purchaser, and Purchaser shall deliver to Seller (or, with Purchaser’s prior written consent, to such other Person designated by Seller) the Stock Consideration (in uncertificated book-entry form); provided that such Stock Consideration to be delivered to Seller (or, with Purchaser’s prior written consent, to such other Person designated by Seller) shall be reduced on a one-for-one basis by the Equity Transaction Bonus Stock.

(d)  Grant of Equity Transaction Bonus Stock. At or promptly following Closing, Parent shall make restricted stock grants to each Transaction Bonus Recipient who has executed a Transaction Bonus Amendment and is Continuing Employee in accordance with the applicable Transaction Bonus Amendment. The aggregate number of such restricted stock grants shall be equal to the Equity Transaction Bonus Stock.

(e)  Payment of Indebtedness and Transaction Expenses. At the Closing, Purchaser shall pay, or cause to be paid, by wire transfer of immediately available funds, and on behalf of the applicable Group Company:

(i)  to the applicable members of the Seller Retained Group or bank accounts specified in the Estimated Statement, an amount required to satisfy, discharge and repay in full all non-trading intercompany accounts to the extent such intercompany accounts have not been settled prior to the Closing pursuant to Section 7.7(b); and

(ii)  to the applicable Persons, the cash Transaction Expenses specified in the Estimated Statement. In the case of the items payable in cash and contemplated by clause (d) of the definition of Transaction Expenses and paid to the Company pursuant to this Section 3.1(e)(ii), the Company shall further distribute such amounts to the intended beneficiaries thereof through the next administratively practicable payroll.

3.2  Post-Closing Adjustments.

(a)  Within ninety (90) days after the Closing Date (“Adjustment Notice Date”), Purchaser shall prepare and deliver to Seller a statement (the “Closing Statement”) setting forth Purchaser’s good faith determination of the Closing Consideration Schedule, which includes the Closing Working Capital Adjustment, the Closing Cash on Hand, the Closing Indebtedness and the Closing Transaction Expenses, in each case, with reasonable supporting documentation. The Closing Statement shall be prepared in accordance with the Accounting Principles. Until the Closing Statement is finally determined pursuant to this Section 3.2, Purchaser shall afford Seller (and its representatives and advisors), upon reasonable prior written notice, reasonable access during normal business hours and in a manner so as not to unreasonably interfere with the normal business operations of Purchaser or any Group Company, to all books and records and all personnel involved in the preparation of, or otherwise relevant to the calculation of, the financial submission contemplated by Section 3.2 and the Closing Statement that are under control of or in the possession of Purchaser or any Group Company (or their respective representatives and advisors).

(b)  The Closing Statement shall be final and binding on the Parties unless Seller shall, within forty-five (45) days following the delivery of the Closing Statement (the “Dispute Period”), deliver to Purchaser written notice of disagreement with the Closing Statement (a “Dispute Notice”), which Dispute Notice shall describe the nature of any such disagreement in reasonable detail and identify the specific items involved and the dollar amount of such disagreement. If Seller delivers a Dispute Notice with respect to any amount set forth in the Closing Statement before the expiration of the Dispute Period, then the disputed amounts shall be resolved by Seller and Purchaser. If Seller and Purchaser are unable to resolve all disagreements with respect to the Closing Statement within thirty (30) days of receipt by Seller of a Dispute Notice with respect to the Closing Statement, or such longer period as may be agreed by Purchaser and Seller, then, within ten (10) days after the end of such period, Seller and Purchaser shall jointly retain an independent boutique specialty firm with an active practice in post-mergers and acquisitions dispute resolution mutually agreed by the Parties (the Person so selected, the “Firm”). The Parties acknowledge and agree that the Firm shall act as an expert and not as an arbitrator. Seller and Purchaser agree to jointly enter into a customary indemnity agreement with the Firm in connection with the retention of such Firm. The Firm will consider only those items and amounts identified in the applicable Dispute Notice as to which Purchaser and Seller have disagreed within the time periods and on the terms specified above and must resolve such matters in accordance with the terms and provisions of this Agreement. Purchaser and Seller may furnish to the Firm such information and documents as such Party deems relevant. Upon receipt of such submission and information and documents by the Firm, the Firm shall distribute copies of such submission and all such documents and information to the other Party, and each such other Party shall have an opportunity to submit a response to the Firm no later than five (5) Business Days following receipt of such submission and all such documents and information. The Firm shall resolve each item of disagreement based solely on the supporting material provided by the Parties and not pursuant to any independent review and may not assign a value to any particular item greater than the greatest value for such item claimed by either Party or less than the lowest value for such item claimed by either Purchaser or Seller, in each case as presented to the Firm. No Party shall engage in any communications, whether written or oral, with the Firm without the other Parties, either being present or concurrently receiving a written copy of any such communications. Neither Purchaser nor Seller will disclose to the Firm and the Firm will not consider for any purpose, any settlement discussions or settlement offer made by or on behalf of Purchaser or Seller unless otherwise agreed in writing by Purchaser and Seller. The Firm shall issue a detailed written report that sets forth the resolution of all items in dispute and that contains, as applicable, a final amount for the Closing Working Capital Adjustment, Closing Cash on Hand, Closing Indebtedness and/or Transaction Expenses. Such report shall be final and binding (in the absence of manifest error) upon Purchaser and Seller. The fees and expenses of the Firm shall be borne on a proportionate basis by Seller, on the one hand, and Purchaser, on the other hand, based on the percentage which the portion of the contested amount not awarded to each such Person bears to the amount actually contested by such Person. For purposes of illustration only, if the total amount of the disputed items submitted to the Firm is $1,000,000, and the Firm determines that Purchaser has a valid claim for $400,000 of the $1,000,000, Purchaser shall bear sixty percent (60%) of the fees and expenses of the Firm and Seller shall bear the remaining forty percent (40%) of the fees and expenses of the Firm. Purchaser and Seller shall, and Purchaser shall cause the Group Companies to, cooperate fully with the Firm and respond on a timely basis to all requests for information or access to documents or personnel made by the Firm or by other Parties, all with the intent to fairly and in good faith resolve all disputes relating to any amount in the Closing Statement as promptly as reasonably practicable.

(c)  If the amount representing the Closing Working Capital Adjustment, the Closing Cash on Hand, the Closing Indebtedness or the Closing Transaction Expenses, in each case, as reflected in the Closing Statement as finally determined in accordance with this Section 3.2, differs from the Estimated Closing Working Capital Adjustment, the Estimated Closing Cash on Hand, the Estimated Closing Indebtedness, the Estimated Closing Transaction Expenses, respectively, as the case may be, the Cash Consideration Amount shall be adjusted on a dollar for dollar basis by the amount of such difference such that:

(i)  if the Closing Working Capital Adjustment as reflected in the Closing Statement is greater than the Estimated Closing Working Capital Adjustment, then the Cash Consideration Amount shall be increased by the amount of such excess, and if the Closing Working Capital Adjustment as reflected in the Closing Statement is less than the Estimated Closing Working Capital Adjustment, then the Cash Consideration Amount shall be decreased by the amount of such shortfall;

(ii)  if the Closing Cash on Hand as reflected in the Closing Statement is greater than the Estimated Closing Cash on Hand, then the Cash Consideration Amount shall be increased by the amount of such excess, and if the Closing Cash on Hand as reflected in the Closing Statement is less than the Estimated Closing Cash on Hand, then the Cash Consideration Amount shall be decreased by the amount of such shortfall;

(iii)  if the Closing Indebtedness as reflected in the Closing Statement is greater than the Estimated Closing Indebtedness, then the Cash Consideration Amount shall be decreased by the amount of such excess, and if the Closing Indebtedness as reflected in the Closing Statement is less than the Estimated Closing Indebtedness, then the Cash Consideration Amount shall be increased by the amount of such shortfall; and

(iv)  if the Closing Transaction Expenses as reflected in the Closing Statement are greater than the Estimated Closing Transaction Expenses, then the Cash Consideration Amount shall be decreased by the amount of such excess, and if the Closing Transaction Expenses as reflected in the Closing Statement are less than the Estimated Closing Transaction Expenses, then the Cash Consideration Amount shall be increased by the amount of such shortfall.

If the adjustments, if any, under this Section 3.2 (when taken together) result in an aggregate reduction in the Cash Consideration Amount, Seller shall pay or cause to be paid to Purchaser (by wire transfer to an account designated in writing by Purchaser) amount of such reduction within five (5) Business Days after the final determination of the adjustments. If the adjustments, if any, under this Section 3.2 (when taken together) result in an aggregate increase in the Cash Consideration Amount, Purchaser shall pay or cause to be paid to Seller (by wire transfer to an account designated in writing by Seller) the amount of such increase within five (5) Business Days after the final determination of the adjustments; provided that, to the extent that the payment of such amount, if any, would give rise to any payment which, but for Closing, would have been a Transaction Expense (a “Post-Closing Payment”), such Post-Closing Payment shall be paid out of such amount, and be made first to the recipient thereof, in reduction of the amount of such difference that otherwise would have been paid to Seller.

3.3  Fractional Shares. The number of shares of Class A Common Stock to which Seller is entitled pursuant to this Article III shall be rounded down to the nearest whole number of shares of Class A Common Stock. Notwithstanding anything to the contrary in this Agreement, no fractional shares of Class A Common Stock will be issued, and if, after aggregating all shares of Class A Common Stock (including fractional shares) that would be issued hereunder to Seller, such aggregate number of shares of Class A Common Stock includes a fraction of a share of Class A Common Stock, no certificates or scrip for any such fractional shares will be issued hereunder and Seller will instead receive an amount in cash equal to the product of (a) such fraction of a share of Class A Common Stock multiplied by (b) the Parent Stock Price. The Parties acknowledge that Seller’s right to receive such cash payment in lieu of issuing certificates or scrip for fractional shares was not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Purchaser that would otherwise be caused by the issuance of fractional shares of Class A Common Stock.

3.4  Certain Other Adjustments. If, at any time between the date of this Agreement and the Closing, any change in the outstanding shares of Class A Common Stock occurs by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, or other similar transaction, the Stock Consideration and any number or amount contained in this Agreement which is based on the price of Class A Common Stock or the number of shares of Class A Common Stock (including the Parent Stock Price and the Cash Consideration Amount) and other related provisions shall be equitably and appropriately adjusted to the extent necessary to provide the Parties the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or stock dividend thereon or similar transaction; provided that, notwithstanding anything to the contrary set forth herein, any fractional shares that would otherwise be issued as Stock Consideration as a result of such adjustments shall be subject to Section 3.3. Nothing in this Section 3.4 shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision hereof.

3.5  Withholding Rights. Purchaser (and its Affiliates and agents) and the Company shall be entitled to deduct and withhold (without duplication) from any and all payments made under this Agreement such amounts as may be required to be deducted and withheld under applicable Laws. To the extent such amounts are deducted or withheld and timely paid to the appropriate Taxing Authority in accordance with applicable Laws, such deducted or withheld amount shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would have otherwise been paid; provided, however, except in the case of any deduction or withholding required (a) as a result of Seller’s failure to deliver the forms pursuant to Section 11.1(i) or (b) with respect to any compensatory payments paid to current or former employees, that Purchaser shall use commercially reasonable efforts to provide Seller with prior written notice of the applicability of such deduction or withholding (other than with respect to any compensatory arrangements) at least five (5) Business Days prior to the Closing and shall cooperate with Seller to mitigate, reduce or eliminate any such deduction or withholding. The Parties shall endeavor in good faith to structure the transactions contemplated by this Agreement to minimize or avoid any withholding.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Contemporaneously with the execution and delivery of this Agreement, the Company and Seller, as applicable, are delivering to Purchaser a disclosure schedule with numbered sections corresponding to the relevant sections in this Agreement (the “Disclosure Schedules”). Any exception, qualification, limitation, document or other item described in any provision, subprovision, section or subsection of any schedule of the Disclosure Schedules with respect to a particular representation or warranty contained in this Agreement shall be deemed to be an exception or qualification with respect to all other representations and warranties contained in Article IV or Article V of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that such exception, qualification, limitation, document or other item is applicable to such other representations and warranties. Nothing in the Disclosure Schedules shall broaden the scope of any representation, warranty or covenant of the Company contained in this Agreement. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material to any Group Company’s business, has resulted in or would result in a Material Adverse Effect or is outside the Ordinary Course of Business. Subject to the foregoing, except as disclosed in the Disclosure Schedules, the Company makes the following representations and warranties to Purchaser as follows:

4.1  Organization, Qualification, Power and Authority. Each Group Company is a limited liability company, corporation or other applicable business entity validly existing and in good standing under the Laws of its jurisdiction of formation. Each Group Company is qualified to conduct business and in good standing under the Laws of each jurisdiction where such qualification is required, except, in the case of any Subsidiary of the Company, where the lack of such qualification or the failure to be in good standing would not have a Material Adverse Effect. Each Group Company has the requisite power and authority to carry on the businesses in which it is engaged and to own, lease, operate and use the properties and assets owned, operated, leased and used by it, except as would not have a Material Adverse Effect. Complete and correct copies of the Governing Documents of each Group Company have been made available to Purchaser.

4.2  Authorization; Enforceability. The Company has the requisite power and authority to execute and deliver this Agreement and each other Ancillary Transaction Document to which the Company is a party and to perform its obligations hereunder and thereunder (and to consummate the transactions contemplated hereby and thereby). The execution and delivery of this Agreement by the Company and the Ancillary Transaction Documents to which the Company is a party and the consummation by the Company of the Acquisition and other transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company action, and no other limited liability company proceedings, approvals or votes on the part of the Company or its members and no member or other votes are necessary to authorize this Agreement or the Ancillary Transaction Documents or to consummate the Acquisition and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other Parties, constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms and conditions, subject to Laws of general application relating to public policy, bankruptcy, insolvency and the relief of debtors and rules of Law governing specific performance, injunctive relief and other equitable remedies.

4.3  Capitalization.

(a)  All of the Company Interests are duly authorized and validly issued and are fully paid and non-assessable, and none of the Company Interests are subject to or were issued in violation of any applicable securities Laws, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or by which the Company or its properties or assets are bound. As of the date hereof, all of the Company Interests are held of record and beneficially owned by Seller and, as of immediately prior to the Closing, all of the Company Interests shall continue to be held of record and beneficially owned by Seller. Except for the Company Interests, there are no other equity interests in the Company issued, reserved for issuance or outstanding.

(b)  Schedule 4.3(b) sets forth for each Group Company, where applicable, the classes and amounts of its authorized ownership interests, the amount of its issued or outstanding equity interests, and the record and beneficial owners of its issued and outstanding equity interests. Except as set forth on Schedule 4.3(b), there are no equity interests of any Group Company issued, reserved for issuance or outstanding. All of the issued and outstanding equity interests of the Group Companies have been duly authorized and validly issued in accordance with applicable Law and are fully paid or credited as fully paid and non-assessable. Except as set forth on Schedule 4.3(b), the Company or any other Group Company holds all outstanding equity interests in each Group Company, free and clear of all Liens other than Permitted Liens. No equity interests of any of the Group Companies will be owned by any Subsidiary of such Group Company. For purposes of this Section 4.3(b), any reference to a Group Company shall exclude the Company.

(c)  There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require any Group Company to issue, sell or otherwise cause to become outstanding any equity interest in such Group Company. There are no outstanding or authorized equity appreciation, phantom stock, profit participation or similar rights with respect to any Group Company.

4.4  Non-contravention. Neither the execution and delivery of this Agreement or any other Ancillary Transaction Document to which any Group Company is a party, nor the consummation of the Acquisition or the other transactions contemplated hereby or thereby, will (a) violate any Law to which any Group Company is subject, (b) violate any provision of the Governing Documents of any Group Company, (c) conflict with, result in a breach or violation of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, require any notice or consent under, or result in the imposition of any Lien (other than Permitted Liens) upon any of the assets of any Group Company under any Contract, other than any Incidental License and except, in each case of clauses (a) or (c), where the violation, conflict, breach, default, acceleration termination, modification, cancellation, failure to give notice or obtain consent or Lien would not have a Material Adverse Effect. Except for (i) the pre-transaction notification requirements of the HSR Act and any other applicable Antitrust Law filings, (ii) the FCC Approval, and (iii) as otherwise identified in Section 4.4 of the Disclosure Schedules, no Group Company needs to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Authority in order for the Group Companies to consummate the transactions contemplated by this Agreement or any other Ancillary Transaction Document to which such Group Company is a party, except in each case where the failure to give such notice or obtain such approval would not have a Material Adverse Effect.

4.5  Financial Statements.

(a)  Except as set forth on Schedule 4.5, the Financial Statements are complete and correct and have been prepared in accordance with GAAP applied consistently during the periods covered thereby and fairly present in all material respects the financial condition and results of operations of the Company and its Subsidiaries as at the dates thereof and for the periods therein referred to, subject to (i) the absence of footnote disclosures, (ii) the absence of a statement of cash flows and statement of changes in equity, (iii) in the case of the Interim Financial Statements, changes resulting from normal year-end adjustments. The Financial Statements have been prepared in good faith from and in accordance with the books and records of the Company and its Subsidiaries. The Financial Statements (and the estimations and allocations of certain costs and balances made by the Company and its Subsidiaries in preparing such Financial Statements) are derived from the books and records of Seller Parent provided that the Group Companies have not historically operated on a standalone basis and the Financial Statements are inclusive of good faith allocations and estimates of costs that (a) may not necessarily be indicative of the costs and balances that would have resulted if the Company and its Subsidiaries had been operated on a standalone basis as of such dates or for such periods, (b) include certain charges, balances and credits allocated to the Company and its Subsidiaries, which do not necessarily reflect amounts that would have resulted from arm’s-length transactions, and (c) may not be indicative of any such costs to Purchaser that will result following the Closing.

(b)  The Group Companies, and, to the extent relating to the Business, Seller or any of its Affiliates, have no liabilities obligations or commitments of a required to be included on a balance sheet prepared in accordance with GAAP, except (i) those which are specifically reflected and adequately reserved against in the Interim Financial Statements, (ii) to perform in accordance with their terms, any Contract to which a Group Company is a party (other than liabilities arising from any breach of any such Contract), (iii) with respect to any Transaction Expenses or liabilities arising under this Agreement, or (iv) those that would not be material to the Group Companies taken as a whole. Since the date of the Interim Financial Statements, the Group Companies have not sold, contributed or otherwise transferred any assets to the purchaser under, or otherwise securitized any additional assets under, the Orbital Securitization Facility, except as would not have a de minimis effect on the Group Companies, taken as a whole.

4.6  Subsequent Events. Since December 31, 2024 to the date of this Agreement, there has not been any (a) Material Adverse Effect or (b) except as otherwise contemplated by this Agreement, action that, if taken after the date of this Agreement without Purchaser’s consent by any Group Company, would constitute a breach of Section 7.1.

4.7  Legal Compliance. (a) Each Group Company holds all permits, licenses, approvals, certificates, registrations, clearances and other authorizations of and from all Governmental Authorities, in each case, necessary for and material to the lawful conduct of the Business (the “Material Permits”), and each Group Company is and for the past five years has been in material compliance with the Material Permits and each Material Permit is in full force and effect, (b) the Group Companies are, and for the past five years have been, in compliance with all Laws applicable to the Group Companies and the business conducted by each Group Company (including the Business) is being, and for the past five years has been, operated in material compliance with all Laws applicable to the operation of such business and (c) each Group Company has completed any remediation, investigation and provided any assurances required in connection with the matters set forth on Schedule 4.7(c).

4.8  Tax Matters.

(a)  Each of the Group Companies has timely filed (or has had filed on its behalf) all income and other material Tax Returns required to be filed by it (taking into account applicable extensions), all such Tax Returns are and remain true, complete and correct in all material respects, and all income and other material Taxes owed (whether or not shown on any

Tax Return) have been timely paid by each Group Company. All income and other material Taxes of the Group Companies, if not yet due or owing, have been properly accrued and reserved on the Financial Statements in accordance with GAAP.

(b)  All material Taxes required to be deducted or withheld by any Group Company has been deducted and withheld and, to the extent required, have been timely paid to the proper Taxing Authority.

(c)  No Group Company (i) is a party to or bound by, or has any liability under, any Tax Sharing Agreement, (ii) is or has ever been a member of an affiliated, combined, consolidated, joint, unitary or similar group for purposes of filing Tax Returns or has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract or otherwise other than any such group of which a member of the Seller Group was the common parent, (iii) has ever had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in, or is tax resident in, a country other than the country in which it is organized, (iv) has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2), (v) has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code during the two-year period ending on the date hereof, (vi) is, or has been during the period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897 of the Code, or (vii) has any outstanding agreements, consents or waivers extending or waiving the statutory period of limitations applicable to the payment or assessment of any income or other material Taxes, other than pursuant to an extension of time to file any Tax Return obtained in the ordinary course of business.

(d)  (i) There are no material claims, deficiencies or assessments of Taxes asserted or threatened in writing by any Taxing Authority with respect to any Group Company or any of its assets or properties that remain unpaid or unresolved, and (ii) no ongoing audits, examinations, actions or other proceedings of any income or other material Taxes or Tax Returns relating to any Group Company and no such audit, examination, action or other proceeding has been pending or threatened in writing.

(e)  There are no Tax Liens upon any property or assets of any Group Company, except for Permitted Liens.

(f)  Since December 31, 2024, no Group Company has made, changed, or revoked any entity classification or other material Tax election; changed any method of accounting for Tax purposes; settled any audit, examination, action or other proceeding in respect of Taxes; or entered into any contractual obligation in respect of Taxes with any Governmental Authority.

(g)  No written claim has been made by a Taxing Authority in a jurisdiction where any Group Company does not file a specific type of Tax Returns that such Group Company is or may be subject to such type of taxation by, or required to file such type of Tax Returns in, that jurisdiction, which claim has not been fully resolved.

(h)  No Group Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in or incorrect method of accounting for a Pre-Closing Tax Period, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax Law) entered into prior to the Closing, (iii) installment sale or open transaction arising prior to the Closing, (iv) prepaid amount received or paid, or deferred revenue accrued, prior to the Closing, or (v) any intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law).

(i)  Schedule 4.8(i) sets forth (i) the entity classification for U.S. federal Income Tax purposes of each Group Company and (ii) any election made by such Group Company under Treasury Regulations Section 301.7701-3.

(j)  No Group Company has a material liability in respect of escheat or unclaimed property or similar Law.

(k)  Each Group Company has collected all material sales and use Taxes requires to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate governmental authorities, or has been furnished properly completed exemption certificates.

4.9  Real Property.

(a)  No Group Company owns any real property.

(b)  Schedule 4.9(b) sets forth the addresses of all Leased Real Property and a list of all Leases. The Company has made available to Purchaser a copy of each such Lease. With respect to each Lease:

(i)  such Lease is the valid and binding obligation of the applicable Group Company, enforceable in accordance with its terms subject to proper authorization and execution of such Lease by the other party thereto and the Laws of general application relating to public policy, bankruptcy, insolvency and the relief of debtors and rules of Law governing specific performance, injunctive relief and other equitable remedies;

(ii)  neither the applicable Group Company nor, to the Company’s Knowledge, any other party to such Lease is in default under such Lease and no event has occurred which, with the passage of time or the giving of notice or both, would constitute a default or breach under any Lease;

(iii)  the applicable Group Company has a good and valid leasehold interest in the Leased Real Property free and clear of all Liens, other than Permitted Liens;

(iv)  no Group Company has subleased, licensed or otherwise granted any third party the right to use or occupy any Leased Real Property or any portion thereof. There are no pending or, to Company’s Knowledge, threatened in writing appropriation, condemnation, eminent domain or like proceedings relating to the Leased Real Property; and

(v)  none of the Leased Real Property has suffered any material damage or other casualty which has not heretofore been repaired and restored in all material respects.

4.10 Personal Property. Except as disposed of in the Ordinary Course of Business, the Group Companies have good and marketable title to, or a valid leasehold interest in, all material items of tangible personal property reflected on the Financial Statements as owned or leased by a Group Company, free and clear of any Liens other than Permitted Liens.

4.11 Intellectual Property.

(a)  Schedule 4.11(a) sets forth a list of each item of all Registered Intellectual Property, including, for each item listed, the owner, relevant jurisdiction, registration or application number and date, as applicable, of such item. The Registered Intellectual Property listed on Schedule 4.11(a) is subsisting and, to the Company’s Knowledge, valid and enforceable. After giving effect to the transactions contemplated by the IP Assignment Agreements, the Group Companies will exclusively own, all rights, title and interest in and to the Company Intellectual Property, free and clear of all Liens other than Permitted Liens.

(b)  Except as would not be material to the Business, (i) the operation of the Business as currently conducted by the Group Companies or the Seller Retained Group and as conducted in the three (3)-year period preceding the date hereof does not and did not infringe, misappropriate or otherwise violate any Intellectual Property owned by a third Person, (ii) there is no Legal Proceeding currently pending or threatened in writing by or against a Group Company or the Seller Retained Group with respect to the alleged infringement, misappropriation or other violation by a Group Company or the Seller Retained Group (with respect to the Business) of any Intellectual Property owned by a third Person or challenging or enforcing any Company Intellectual Property, and (iii) to the Company’s Knowledge, no third Person is infringing, misappropriating or otherwise violating any Company Intellectual Property.

(c)  (i) All Persons who have created or developed any material Company Intellectual Property have assigned in writing to a Group Company all of their rights in the same that do not vest initially in a Group Company by operation of Law and (ii) each Group Company (and each Seller Retained Group, with respect to any Company Intellectual Property) has taken commercially reasonable measures to maintain the confidentiality of the material trade secrets included in the Company Intellectual Property.

(d)  The Group Companies own or have the right to access and use all IT Systems material to the operation of the Business as currently conducted. All material IT Systems and Software used in connection with the Business of the Group Companies (i) are sufficient for their conduct of the Business as currently conducted, (ii) operate in all material respects in accordance with their documentation, functional specifications and intended purposes and (iii) are free from bugs, errors, defects, viruses, malware or other corruptants that would have a material adverse impact on the Business as currently conducted. During the three (3)-year period ending on the date of this Agreement, (x) the Group Companies have used commercially reasonable measures designed to protect the confidentiality, integrity, continuous operation, disaster recovery and security of the IT Systems, and (y) no Group Company has suffered any material malfunction or material failure of the IT Systems used in the Business that has not been remedied in all material respects.

(e)  No proprietary Software included in the Company Intellectual Property that is licensed, conveyed, distributed or made available to other Persons by the Group Companies and material to the Business as currently conducted contains, incorporates or links any “open source” or similar software in a manner that (i) requires any proprietary source code of such Software to be licensed or made available to a third Person or (ii) limits the fees or other consideration that any Group Company may charge to licensees or other users of such Software. No source code for any proprietary Software included in the Company Intellectual Property has been delivered or disclosed to any escrow agent or other Person (other than Business Employees for purposes of performing services for any Group Company or any Seller Retained Group with respect to the Business), and no Group Company is obligated to do so.

(f)  Each Group Company has materially complied with all Privacy Laws and its respective public-facing policies and contractual obligations with respect to the Processing of Personal Information in the three (3)-year period preceding the date hereof. During the three (3)-year period preceding the date hereof, each Group Company has used commercially reasonable safeguards consistent with industry practice designed to protect Personal Information in its possession or under its control against loss, theft, or unauthorized access or disclosure. Except as set forth on Schedule 4.11(f), there have been no material security breaches involving Personal Information in the possession or control of any Group Company in the three (3)-year period preceding the date hereof. Except as set forth on Schedule 4.11(f), in the three (3)-year period preceding the date hereof, no Group Company has received any written notice of any claims of, or been charged with, the violation of any Privacy Laws.

4.12  Contracts. Except as listed or described on Schedule 4.12(a), as of the date hereof, no Group Company or, to the extent relating to the Business, Seller or any of its Affiliates, is bound by any Contracts that are of a type described below (such Contracts listed, or of a type required to be listed, on Schedule 4.12 are referred to herein as the “Material Contracts”):

(a)  any Contract (other than a Benefit Plan or a purchase order or change order entered into in the Ordinary Course of Business) pursuant to which a Group Company is required to make aggregate payments in excess of $1,000,000 in any fiscal year and $2,500,000 in the aggregate during the term thereof;

(b)  any collective bargaining agreement or similar Contract with any labor union, works council or other collective bargaining representative;

(c)  any Contract for capital expenditures or the acquisition or construction of fixed assets in excess of $500,000;

(d)  any Contract relating to the borrowing of money, or the guaranty of another Person’s borrowing of money or other obligation, including all notes, mortgages, indentures and other obligations, guarantees of performance, agreements and instruments for or relating to any lending or borrowing (other than (i) advances to employees for expenses in the Ordinary Course of Business, (ii) transactions with customers on credit in the Ordinary Course of Business and (iii) Permitted Liens);

(e)  any Contract granting any Person a material Lien on all or any part of the material assets of a Group Company, other than Permitted Liens;

(f)  any Contract under which a Group Company has granted or received a material license or material sublicense with respect to (or other material rights in or to use) Intellectual Property, other than any (i) Incidental License, or (ii) Contract to which Seller or any of its Affiliates (other than any Group Company) is a party and under which Seller or any of its Affiliates (other than any Group Company) will exercise its license rights to provide any services to any Group Company under the Transitional Services Agreement;

(g)  any Contract involving the operation of any joint venture or partnership entity;

(h)  any Contract, except for teaming agreements entered into in the Ordinary Course of Business, containing a covenant of a Group Company not to compete in any line of business or with any Person in any geographical area or not to offer or sell any products, assets or services, with or to any Person;

(i)  any Lease;

(j)  any Contract expressly containing any material “most favored nation” provision, exclusive dealing or marketing arrangement or arrangement that which grants any right of first refusal, first offer, first negotiation or similar preferential right to any Person;

(k)  any Contract relating to the acquisition or disposition of any material securities, assets or business or exclusive licensing agreement (whether by merger, purchase of stock, purchase of assets or otherwise) that contains any material outstanding earn-out or other contingent payment obligations of the Group Companies that would reasonably be expected to result in the Group Companies’ receipt or making of future payments in excess of $100,000;

(l)  any warranty, indemnification, guaranty or other similar undertaking with respect to contractual performance extended by any Group Company other than in the Ordinary Course of Business;

(m) any settlement, conciliation, or similar Contract arising out of or related to any Legal Proceeding that (A) is contemplates payment after date hereof in excess of $1,000,000 or (B) imposes any injunctive relief on any Group Company (other than confidentiality and non-disparagement restrictions and covenants not to sue that are, in each case, customary and ancillary to the monetary relief granted) or involves the admission of wrongdoing by any Group Company or any of their respective officers, directors or employees;

(n)  any services, insurance or advisor agreement or similar agreement related to any Benefit Plan that is a pension, retirement, post-retirement welfare benefit (including medical and life insurance), supplemental executive retirement, or nonqualified deferred compensation plan or arrangement; or

(o)  any contract set forth on Schedule 4.20.

The Group Companies have made available to Purchaser a true and correct copy of each written Material Contract. Each Material Contract is a valid and binding obligation of the applicable Group Company and, to the Company’s Knowledge, of each other party thereto, enforceable in accordance with its terms and conditions, subject to Laws of general application relating to public policy, bankruptcy, insolvency and the relief of debtors and rules of Law governing specific performance, injunctive relief and other equitable remedies, except for such failure to be valid and binding that would not have, a Material Adverse Effect. Neither the applicable Group Company nor, to the Company’s Knowledge, any other party to such Material Contract is in material breach or default under such Material Contract, and no event has occurred which, with the passage of time or the giving of notice or both, would constitute a default or breach under any Material Contract, in each case, except for such breaches and defaults that would not have a material impact on the business of the Group Companies, taken as a whole.

4.13 Government Contracts.

(a)  Except as would not be material to the Group Companies, taken as a whole, (i) each Government Contract is a valid and binding obligation of the Company or any other Group Company and, to the Company’s Knowledge, of each other party thereto and, to the Company’s Knowledge, is in full force and effect and enforceable in accordance with its terms and conditions, subject to Laws of general application relating to public policy, bankruptcy, insolvency and the relief of debtors and rules of Law governing specific performance, injunctive relief and other equitable remedies, and (ii) to the Company’s Knowledge, no Government Contract is currently the subject of bid protest proceedings before the U.S. Government Accountability Office or Court of Federal Claims.

(b)  To the Company’s Knowledge and except as (i) set forth in Schedule 4.13(b), or (ii) would not be reasonably material to the Group Companies, taken as a whole, (A) at all times during the past thirty-six (36) months, the Group Companies have complied with the terms and conditions of each Government Contract and all Laws applicable to each Government Contract; (B) the representations and certifications made by the Group Companies in writing at any time during the past thirty-six (36) months with respect to each Government Contract were accurate as of their respective effective dates, and the Group Companies have complied with all such representations and certifications; (C) during the past thirty-six (36) months, all invoices and claims submitted for payment by the Group Companies under any Government Contract were current, accurate, and complete in all material respects as of their respective submission dates; (D) no cure notices or show cause notices have been received in writing by the Group Companies at any time during the twelve (12)-month period with respect to any Government Contract; (E) there are no pending disputes or claims against the Group Companies with respect to any Government Contract; (F) the Group Companies have not made any voluntary or mandatory disclosure to any Governmental Authority with respect to any Government Contract during the past thirty-six (36) months; and (G) none of the Group Companies have received written notice during the past twelve (12) months that the Group Company is in, or is currently under investigation by a Governmental Authority with respect to, any violation of or noncompliance with, the terms and conditions of any Government Contract or any Law applicable to a Government Contract.

(c)  No Government Contract has been terminated for default at any time during the past thirty-six (36) months.

(d)  To the Company’s Knowledge and except as would not be reasonably material to the Group Companies, taken as a whole, during the past twelve (12) months, the Group Companies (i) have complied with all requirements in their Government Contracts or applicable Laws to assert and protect the Group Companies’ rights to intellectual property, including technical data, computer software, patents, trademarks, copyrights, or other proprietary data, and (ii) have not received any written notices from a Governmental Authority challenging any proprietary data or rights the Group Companies have asserted to any intellectual property with respect to any Government Contract.

(e)  At any time during the past two (2) years, no Group Company nor to the Company’s Knowledge, any Principal (as defined in Federal Acquisition Regulation 2.101) of a Group Company has been debarred, suspended, proposed for debarment or otherwise excluded from participation in the award of Contracts with any Governmental Authority (excluding ineligibility to bid on certain Contracts due to generally-applicable or solicitation-specific bidding requirements).

(f)  Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, at all times during the past three (3) years, the Group Companies have been in compliance with all applicable U.S. national industrial security requirements, including those specified in the NISPOM and its facilities and its directors, managers, officers or employees have held all security clearances necessary for the operation of the business of the Group Companies, including as presently conducted. During the last three (3) years, the Group Companies have not received any written notice that any such clearance will be suspended or withdrawn, and no facility of or used by the Group Companies has received a less-than-satisfactory security assessment or has operated in violation of the NISPOM or other applicable industrial security regulations and contract requirements. To the Company’s Knowledge, no facts currently exist which are reasonably likely to give rise to the revocation of any security clearance held by the Group Companies or any of their employees.

4.14  Litigation. Except as would not be material to the Group Companies, taken as a whole, (a) there are no Legal Proceedings pending or, to the Company’s Knowledge, threatened against a Group Company and, to the extent relating to the Business, Seller or any of its Affiliates and (b) no Group Company and, to the extent relating to the Business, Seller or any of its Affiliates is, or for the past three years has been, subject to any judgment, Order or decree of any Governmental Authority.

4.15  Employee Benefits.

(a)   Schedule 4.15(a) contains a true and complete list of all (i) Company Benefit Plans and (ii) material Seller Benefit Plans, as separately identified. Except as expressly identified on Schedule 4.15(a), all Company Benefit Plans are sponsored or solely maintained by the Group Companies. No Benefit Plan provides for a “gross up” or otherwise compensates any individual because of the imposition of any Tax on any compensatory payment to such individual under Sections 409A or 4999 of the Code, nor is any Business Employee entitled to any such payment or benefit.

(b)  No Benefit Plan operates, or provides for any payments or benefits to any person located, outside of the United States. No Company Benefit Plan has or could have any Liability to any Person that did not derive from service provided to the Group Companies and the Business.

(c)  All employees of the Group Companies primarily provide services to the Business, and there are no employees of Vantor Parent Inc. or one of its Subsidiaries (other than employees of the Group Companies) who (i) primarily provide services to the Business or (ii) are otherwise necessary to conduct the Business in substantially the same manner as conducted in the prior 12-month period, excluding, for purposes of the foregoing subclause (ii), employees of Vantor Parent Inc. who provide shared legal or plan administrative services to the Business.

(d)  The Group Companies have made available to Purchaser copies of the following, as applicable, with respect to each Company Benefit Plan and each material Seller Benefit Plan: (i) the current plan document and the most recent summary plan description (including any amendments thereto); (ii) the most recent determination or opinion letter received from the Internal Revenue Service; (iii) the most recent annual report (Form 5500); (iv) any related trust agreement or other funding instrument; (v) actuarial valuation reports; and (vi) all non-routine material correspondence to or from any Governmental Authority within the past six (6) years.

(e)  Each Benefit Plan is and has been maintained, funded and administered, in all material respects, in accordance with the terms of such Benefit Plan and the requirements of applicable Law, including ERISA and the Code.

(f)  Each Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is in the form of a prototype or volume submitter document that is the subject of a favorable opinion letter from the Internal Revenue Service, and, to the Company’s Knowledge, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Benefit Plan.

(g)  No Benefit Plan is, and no Group Company nor any ERISA Affiliate thereof sponsors, maintains, contributes to or is obligated to contribute to, or has or had (within the past six (6) years) any Liability in respect of, (i) a plan that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, including a “multiemployer plan” (as described in Section 3(37) of ERISA), (ii) a “multiple employer plan” (as described in Section 413(c) of the Code), or (iii) a “multiple employer welfare arrangement” (as described in Section 3(40)(A) of ERISA). No Benefit Plan provides for post-employment health benefits other than as required by Law.

(h)  No actions, claims (other than routine benefit claims) or lawsuits are pending, or to the Company’s Knowledge, threatened against any Benefit Plan or related trust, sponsor, administrator or fiduciary with respect to any Benefit Plans that is reasonably expected to result in material Liability to a Group Company or the Business.

(i)  Schedule 4.15(i) contains a complete and accurate schedule of all Company Transaction Bonuses, including, with respect to each Company Transaction Bonus, the name of the recipient (each, a “Transaction Bonus Recipient”), amount, and the name of applicable agreement or plan governing the terms of such Company Transaction Bonus.

(j)  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in connection with any other event, will (i) accelerate the timing of vesting, funding or payment, increase the amount or value, or trigger the payment of any compensation or benefits to any Business Employee or under any Company Benefit Plan (except as otherwise set forth on Schedule 4.15(i)), (ii) result in any forgiveness of indebtedness or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits of any Business Employee or under any Company Benefit Plan, (iv) result in a limitation on the ability to amend, modify, or terminate of any Benefit Plan, or (iv) give rise to payments or benefits that would be nondeductible to the payor under Section 280G of the Code or that would result in an excise Tax on any recipient under Section 4999 of the Code.

(k)  Except as set forth on Schedule 4.15(k), no Business Employee holds any equity or equity-based award with respect to any member of the Seller Group.

(l)  With respect to each Benefit Plan, all contributions, premiums or payments that are due on or before the date hereof have been paid or contributed to such Benefit Plan to the plan administrator, insurer of such Benefit Plan, or to any other party as required pursuant to the Benefit Plan. No reportable event, as defined in ERISA, has occurred in connection with any Benefit Plan that is subject to Title IV of ERISA. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in connection with any other event, reasonably could or will result of any reportable event or other requirement to provide notice to or dialogue with the Pension Benefit Guaranty Corporation (“PBGC”) (including with respect to any plan transfer) (except as otherwise set forth on Schedule 4.15(l)). All pension funding and other assets with respect to any Benefit Plan that is pension plan or otherwise subject to Title IV of ERISA will be transferred to Purchaser or an Affiliate thereof (which includes, as of the Closing, the Group Companies) in connection with the transactions contemplated hereby. No Group Company nor any ERISA Affiliate thereof has incurred any liability to the PBGC, the Internal Revenue Service, Department of Labor, or any defined benefit plan with respect to any employee pension benefit plan currently or previously maintained, sponsored by or contributed to by any Group Company or any ERISA Affiliate thereof that has not been satisfied in full.

4.16 Environmental Matters.

(a)  Except as set forth on Schedule 4.16:

(i)  Each Group Company is, and for the past three (3) years has been, in material compliance with all applicable Environmental Laws, which has included obtaining, maintaining and complying with all Material Permits required pursuant to Environmental Laws;

(ii)  During the past three (3) years (or earlier to the extent unresolved), no Group Company has received any written notice or Order regarding any actual or alleged material violation of Environmental Laws, or any material Liability arising under Environmental Laws, and there are, and for the past three (3) years have been, no pending or, to the Company’s Knowledge, threatened material Legal Proceedings under Environmental Laws against any Group Company;

(iii)  No Group Company (nor any of their predecessors) has released, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, owned or operated any property or facility contaminated by, or exposed any Person to any Hazardous Materials (including at, in, on, under or from any Leased Real Property) in material violation of Environmental Laws or at concentrations or in a manner that would result in any of the Group Companies incurring material Liability under Environmental Laws;

(iv)  No Group Company has assumed any liabilities of any other Person, or undertaken or provided an indemnity under Contract, which would result in the Group Companies incurring material Liabilities under Environmental Laws; and

(v)  With respect to the indemnity set forth in Section 6.03 of the Stock Sale Agreement for the sale and purchase of all of the issued and outstanding capital stock of Ford Aerospace Corporation among Ford Motor Company (“Ford”), Loral Corporation, and Loral Space Systems, Inc., dated August 2, 1990 (the “Ford Environmental Indemnity”), (a) the Group Companies have not waived, released or settled the Ford Environmental Indemnity with Ford; and (b) the Ford Environmental Indemnity requires no consent between the Group Companies and Ford in connection with the Agreement for its terms to remain in effect.

(b)  Each Group Company has furnished to Purchaser all material environmental audits prepared in the past three years, assessments and reports and other material environmental, health or safety documents in its or Seller’s possession or reasonable control relating to it or its current or former operations, properties or facilities.

4.17 Labor Matters.

(a)  Except as set forth on Schedule 4.17(a), no Group Company is party to or bound by any collective bargaining or similar Contract with any labor union, works council or other collective bargaining representative and no such agreement is presently being negotiated. There is no ongoing, and no Group Company nor the Business has experienced in the past three (3) years any, strike, picketing, boycott, concerted work stoppage, concerted slowdown, material labor dispute or charge or complaint of unfair labor practice by or involving any Business Employees nor, to the Company’s Knowledge, is any such action presently threatened against any Group Company or the Business.

(b)  The Group Companies and the Business are, and for the past three (3) years have been, in material compliance with all applicable Laws relating to employment, the termination of employment, employment practices, compensation, benefits, hours, terms and conditions of employment, and the termination of employment, or relating to the classification of employees as exempt or non-exempt from overtime pay requirements, labor relations and collective bargaining, the provision of meal and rest breaks, pay for all working time, leaves of absence, immigration and work authorization, equal employment opportunities (including the prevention of unlawful discrimination, harassment, and retaliation), equal pay, occupational safety and health, and the proper classification of individuals as nonemployee contractors or consultants.

(c)  During the past three (3) years, there has been no Legal Proceeding by or on behalf of any employee, prospective employee or former employee relating to arising from any Group Company’s or the Business’ labor or employment policies or practices, pending or, to the Company’s Knowledge, threatened against any Group Company which, if adversely decided, would be reasonably expected, individually or in the aggregate, to result in material Liability to the Group Companies or the Business. No Group Company is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices.

(d)  During the past three (3) years, no Group Company nor the Business has closed any site of employment, effectuated any group layoffs of employees, or implemented any early retirement, exit incentive, or other group separation program that triggered the notice requirements of the WARN Act, and no Group Company nor the Business has announced or is currently planning to implement any such action or program.

(e)  During the past three (3) years, (i) no officer or director of any Group Company nor any supervisory-level Business Employee has been the subject of an allegation of sexual harassment or other sexual misconduct, and (ii) no Group Company has entered into any settlement agreements related to allegations of sexual harassment or other sexual misconduct by any such officer, director or Business Employee.

(f)  To the Company’s Knowledge, no officer of any Group Company, member of the executive leadership team of any Group Company, or any other employee of any Group Company or Business Employee with a base salary in excess of $175,000 has provided written notice, or otherwise indicated, that he or she will, or is intending to, terminate his or her status as an officer or employee of a Group Company or Affiliate thereof within the six (6) month period immediately following the Closing.

(g)  Vantor Parent Inc. or one of its Subsidiaries (including each Group Company) has taken reasonable steps to properly classify each Business Employee at all times during the past three (3) years: (i) as either an employee or independent contractor under applicable Law; and (ii) for employees, overtime exempt or non-exempt under applicable Law. To the Company’s Knowledge, all Business Employees who are based in the United States are authorized to work in the United States and have appropriate documentation to work in the United States.

4.18  Insurance Policies. Schedule 4.18 sets forth a true and complete list of each material insurance policy maintained as of the date hereof by the Group Companies (collectively, the “Insurance Policies”), true and complete copies of which have been made available to Purchaser. The Insurance Policies are of the type and in amounts adequate to insure against the risks to which the Group Companies are normally exposed and are sufficient for compliance with the requirements of any Contract and applicable Law. The Group Companies and their respective Affiliates have not received any written notice of pending cancellation of, non-renewal of, premium increase with respect to, or material alteration of coverage under, any of such Insurance Policies. All such Insurance Policies are fully paid or current with regard to payment schedules, and valid and binding in accordance with their terms. All claims under which coverage under any Insurance policy is available have been appropriately tendered to the applicable insurers. Except as set forth on Schedule 4.18, there are no material claims pending under any Insurance Policies and no Group Company has made any material claim under any Insurance Policy during the Applicable Ownership Period with respect to which an insurer has, denied or disputed coverage or in respect of which there is an outstanding reservation of rights.

4.19  Affiliated Transactions. Except for employment and equity subscription agreements, Contracts or transactions entered into in the Ordinary Course of Business on an arm’s length basis with a portfolio company of any Affiliate of any Group Company, and arrangements entered into in the Ordinary Course of Business by a Group Company with individuals who are employees of the Group Companies or any other Business Employees, no officer, director, manager, equityholder or Affiliate of any Group Company or, to the Company’s Knowledge, any family member of such Person, is a party to any Contract or transaction, including any loan or extension or guarantee of credit to or for the benefit of, any such Person, (any such Contract or transaction, an “Affiliate Transaction”) with a Group Company or, other than in such Person’s capacity as an equityholder, has any interest in any Person (other than any Group Company) which is a material customer or vendor of any Group Company or any material property or right, tangible or intangible, owned by a Group Company.

4.20  Business Relationships. Schedule 4.20(a) sets forth the ten (10) largest customer programs (measured by revenue) of the Group Companies for the twelve (12)-month period ended December 31, 2024. Schedule 4.20(b) sets forth the ten (10) largest suppliers, vendors or licensors whose goods or services directly support customer contracts (measured by dollar volume) of the Group Companies, taken as a whole, for the twelve (12)-month period ended December 31, 2024. Except as set forth on Schedules 4.20(a) or (b), as applicable, none of the customers of the programs listed on Schedule 4.20(a) or the suppliers, vendors or licensors listed on Schedule 4.20(b), has canceled, terminated, or materially adversely modified its Contracts with any Group Company, or has proposed or provided written notice to do the same to such Group Company or, to the Company’s Knowledge, any other Person.

4.21  Brokers’ Fees. No Group Company has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

4.22  Anti-Corruption Laws, Anti-Money Laundering Laws, Economic Sanctions and Export Control Laws.

(a)   The Group Companies, and each of their respective directors, officers, and employees, and, to the Company’s Knowledge, their agents and representatives have at all times since the last five (5) years been in compliance with Anti-Corruption Laws and Anti-Money Laundering Laws. Since the last five (5) years, none of the Group Companies, nor any of their respective directors, officers, or employees, or, to the Company’s Knowledge, their agents or representatives has (i) used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any official or employee of a Governmental Authority, (iii) taken any act that would cause the Group Companies to be violation of any Anti-Corruption Laws or Anti-Money Laundering Laws, or (iv) made any voluntary or involuntary disclosure to a Governmental Authority regarding an actual or alleged violation of Anti-Corruption Laws or Anti-Money Laundering Laws.

(b)  Except as set forth in Schedule 4.22, the Group Companies and each of their respective directors, officers, and employees and, to the to the Company’s Knowledge, their agents and representatives have at all times since the last five (5) years complied with all Export Control Laws and since April 24, 2019 with Sanctions.

(c)  None of the Group Companies, nor any of their respective directors, officers or employees nor, to the Company’s Knowledge, any agent or representatives is or has been since April 24, 2019: (i) a Sanctioned Person; (ii) engaged, directly or indirectly, in dealings with a Sanctioned Person or in a Sanctioned Country, except as may be permissible under Sanctions, or (iii) otherwise been in violation of Sanctions.

(d)  Except as set forth in Schedule 4.22, the Group Companies have obtained and satisfied the requirements of or are otherwise qualified to rely upon, all export licenses, consents, notices, waivers, approvals, orders, registrations, declarations or other authorizations, and made any filings with, any Governmental Authority (i) required for the export and reexport of products, services, software and technologies, (ii) required for releases of technologies and software to foreign nationals, or (iii) as otherwise required by the Export Control Laws and Sanctions.

(e)  Except as set forth in Schedule 4.22, since the last five (5) years (and with respect to Sanctions since April 24, 2019), none of the Group Companies has received from any Governmental Authority or any other Person any notice, inquiry, or internal or external allegation regarding an actual or alleged violation of Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions or Export Control Laws.

(f)  The Group companies have implemented and maintains in effect policies and procedures designed to ensure compliance by the Group Companies, and their respective directors, officers, employees, agents, and representatives with Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions and Export Control Laws.

(g)  None of the Group Companies is or shall become a “covered foreign person” within the meaning of Executive Order 14105 of August 9, 2023, including all implementing regulations thereof, codified at 31 C.F.R. Part 850, et seq.

4.23 No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV, AS QUALIFIED BY THE DISCLOSURE SCHEDULES AND ANY REPRESENTATIONS AND WARRANTIES IN THE ANCILLARY TRANSACTION DOCUMENTS TO WHICH ANY OF

THE GROUP COMPANIES IS A PARTY, NO GROUP COMPANY OR ANY OTHER PERSON MAKES ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES REGARDING ANY GROUP COMPANY OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, AND EACH GROUP COMPANY HEREBY EXPRESSLY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE ANCILLARY TRANSACTION DOCUMENTS AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. PURCHASER SHALL ACQUIRE THE BUSINESS OF THE COMPANY AND THE OTHER GROUP COMPANIES WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS, EXCEPT AS EXPRESSLY SET FORTH OTHERWISE IN THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE IV, AS QUALIFIED BY THE DISCLOSURE SCHEDULES, AND ANY REPRESENTATIONS AND WARRANTIES IN THE ANCILLARY TRANSACTION DOCUMENTS TO WHICH ANY OF THE GROUP COMPANIES IS A PARTY. NOTWITHSTANDING ANYTHING TO THE CONTRARY, NO GROUP COMPANY OR ANY OTHER PERSON SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WITH RESPECT TO (A) ANY PROJECTIONS, ESTIMATES OR BUDGETS HERETOFORE DELIVERED TO OR MADE AVAILABLE TO PURCHASER OR ITS COUNSEL, ACCOUNTANTS OR ADVISORS OF FUTURE REVENUES, EXPENSES OR EXPENDITURES OR FUTURE RESULTS OF OPERATIONS OF ANY GROUP COMPANY OR (B) EXCEPT AS EXPRESSLY COVERED BY A SPECIFIC REPRESENTATION AND WARRANTY CONTAINED IN THIS ARTICLE IV, AS QUALIFIED BY THE DISCLOSURE SCHEDULES, AND ANY REPRESENTATIONS AND WARRANTIES IN THE ANCILLARY TRANSACTION DOCUMENTS TO WHICH ANY OF THE GROUP COMPANIES IS A PARTY, ANY OTHER INFORMATION OR DOCUMENTS (FINANCIAL OR OTHERWISE) MADE AVAILABLE TO PURCHASER OR ITS COUNSEL, ACCOUNTANTS OR ADVISORS WITH RESPECT TO ANY GROUP COMPANY OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as disclosed in the Disclosure Schedules, Seller represents and warrants to Purchaser as follows:

5.1  Authorization; Enforceability. Each of Seller Parent and Seller has the requisite power and authority to execute and deliver this Agreement and the Ancillary Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement by Seller Parent and Seller and each Ancillary Transaction Document to which Seller Parent or Seller is a party and the consummation by Seller Parent and Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary action, and no other proceedings, approvals or votes on the part of Seller Parent or Seller or its equityholders and no equityholder or other votes are necessary to authorize this Agreement or the Ancillary Transaction Documents or to consummate the Acquisition and the other transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Seller Parent and Seller and, assuming the due authorization, execution and delivery by the other Parties, constitutes the valid and legally binding obligation of Seller Parent and Seller, enforceable in accordance with its terms and conditions, subject to Laws of general application relating to public policy, bankruptcy, insolvency and the relief of debtors and rules of Law governing specific performance, injunctive relief and other equitable remedies.

5.2  Ownership and Transfer of Company Interests. Seller is, and as of immediately prior to the Closing will be, the record and beneficial owner of all of the Company Interests, which represent the only issued and outstanding equity interests of the Company, free and clear of any and all Liens, other than Permitted Liens. Seller has, and as of immediately prior to the Closing will have, the power, authority and legal capacity to sell, transfer, assign and deliver the Company Interests owned by Seller to Purchaser, as provided in this Agreement, and such delivery will convey to Purchaser good and marketable title to such Company Interests, free and clear of any and all Liens, other than Permitted Liens.

5.3  Non-contravention. Neither the execution and delivery of this Agreement or any other Ancillary Transaction Document to which Seller is a party, nor the consummation of the Acquisition or the other transactions contemplated hereby or thereby, will (a) violate of any Law to which Seller is subject, (b) violate any provision of the Governing Documents of Seller, (c) conflict with, result in a breach or violation of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, require any notice or consent under, or result in the imposition of any Lien (other than Permitted Liens) upon any of the assets of Seller under any agreement, contract, lease, license, instrument or other arrangement to which Seller is a party, other than any Incidental License and except, in each case of clause (a) or (c), where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice or obtain consent or Lien would not otherwise materially delay Seller’s performance under this Agreement or the consummation of the transactions contemplated by this Agreement. Except for (i) the pre-transaction notification requirements of the HSR Act and any other applicable Antitrust Law filings, and (ii) the FCC Approval, Seller is not required to provide any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Authority in order for Seller to consummate the transactions contemplated by this Agreement or any other Ancillary Transaction Document to which Seller is a party, except in each case where the failure to give such notice or obtain such approval would not materially delay Seller’s performance under this Agreement or the consummation of the transactions contemplated by this Agreement.

5.4  Brokers’ Fees. Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

5.5  Litigation. There are no actions, suits, claims or legal, administrative or arbitral proceedings pending against, or threatened against, Seller that would materially delay Seller’s performance under this Agreement or the consummation of the transactions contemplated by this Agreement.

5.6  Securities Laws. Seller (a) acknowledges that it is acquiring the Stock Consideration pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute any of the Stock Consideration to any person in violation of applicable securities Laws, (b) will not sell or otherwise dispose of any of the Stock Consideration except in compliance with the registration requirements or exemption provisions of the Securities Act or any other applicable securities laws, (c) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Class A Common Stock and of making an informed investment decision, (d) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act), and (e) has been furnished with or has had full access to all the information that it considers necessary or appropriate to make an informed investment decision with respect to the Class A Common Stock. Notwithstanding anything contained in this Agreement to the contrary, Seller acknowledges and agrees that neither Purchaser nor its Affiliates, or any other Person, including any Agent of Purchaser, is making any representations or warranties whatsoever, express or implied, at law or in equity, in connection with this Agreement or the Ancillary Transaction Documents or the transactions contemplated hereby or thereby, beyond those expressly given by Purchaser in Article VI (as qualified by the Disclosure Schedules), and any representations and warranties other than those set forth in Article VI (as qualified by the Disclosure Schedules) are hereby expressly disclaimed. The Seller is not relying on any other representations or warranties not expressly made by the Purchaser in Article VI (as qualified by the Disclosure Schedules). The Seller acknowledges and agrees that, except for the express representations and warranties contained in Article VI (as qualified by the Disclosure Schedules), the Stock Consideration is being issued on a “where is” and, as to condition, “as is” basis. The Seller further acknowledges that neither the Purchaser nor any of its Affiliates nor any other Person has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any information, data, or statement regarding the Stock Consideration or the transactions contemplated hereby, including in respect of the Purchaser, the business, merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, the operations, prospects, or condition (financial or otherwise), or the accuracy or completeness of any confidential information memorandum, document, projection, material, statement, or other information, not expressly set forth in Article VI (as qualified by the Disclosure Schedules), and neither the Purchaser nor any of its Affiliates nor any other Person will have or be subject to any obligation or liability to the Seller or any of its Affiliates (including, prior the Closing, the Group Companies) or any other Person resulting from the distribution to the Seller, its Agents or any other Person, or the Seller’s, any of its Agent’s or any other Person’s use of, any such document or information, including any other publications or Data Room information provided to the Seller or its Agents, or any other document or information in any form provided to the Seller or its Agents in connection with the sale of the Group Companies and any related transactions. The Seller acknowledges and agrees that it has conducted to its satisfaction, its own independent investigation of the Stock Consideration and, in making its determination to proceed with the transactions contemplated hereby, the Seller has relied solely on the results of its own independent investigation. The Seller acknowledges that its management team is informed and comprised of sophisticated Persons, and has engaged advisors experienced in the evaluation of the Stock Consideration as contemplated hereunder.

5.7  Sufficiency of Assets. Immediately following the Closing, and after giving effect to the transactions contemplated by this Agreement and the Transitional Services Agreement, the Group Companies shall own, have good and valid title to, a valid leasehold or sub-leasehold interest in, a valid license in, to or under or otherwise have sufficient and legally enforceable rights to the properties, rights, interests and assets of any kind (real, contractual, personal or mixed, tangible or intangible, including Intellectual Property and employees) that are used in or necessary to conduct the Business in substantially the same manner as conducted in the prior 12-month period.

5.8  No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS Article V, AS QUALIFIED BY THE DISCLOSURE SCHEDULES AND ANY REPRESENTATIONS AND WARRANTIES IN THE ANCILLARY TRANSACTION DOCUMENTS TO WHICH SELLER IS A PARTY, NEITHER SELLER NOR ANY OTHER PERSON ON BEHALF OF SELLER MAKES ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES, AND SELLER HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY ANCILLARY TRANSACTION DOCUMENTS AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Contemporaneously with the execution and delivery of this Agreement, Purchaser delivering to the Seller and the Company a disclosure schedule with numbered sections corresponding to the relevant sections in this Agreement (the “Purchaser Disclosure Schedules”). Any exception, qualification, limitation, document or other item described in any provision, subprovision, section or subsection of any schedule of the Purchaser Disclosure Schedules with respect to a particular representation or warranty contained in this Agreement shall be deemed to be an exception or qualification with respect to all other representations and warranties contained in Article VI of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that such exception, qualification, limitation, document or other item is applicable to such other representations and warranties. Nothing in the Purchaser Disclosure Schedules shall broaden the scope of any representation, warranty or covenant of Purchaser contained in this Agreement. The inclusion of any information in the Purchaser Disclosure Schedules shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material to Purchaser’s business, has resulted in or would result in a Purchaser Material Adverse Effect or is outside the Ordinary Course of Business. Subject to the foregoing, except (i) as disclosed in Parent’s annual report on Form 10-K for the fiscal year ended December 31, 2024 that was publicly available on the SEC’s Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”) prior to the date of this Agreement, (ii) as disclosed in Parent’s quarterly reports on Form 10-Q or in Parent’s current reports on Form 8-K in each case filed with or furnished to the SEC after December 31, 2024 that were publicly available on EDGAR prior to the date of this Agreement (but excluding any forward-looking disclosures set forth in any “risk factors” section, any disclosures in any “forward-looking statements” section and any other disclosures included therein that are cautionary, predictive or forward-looking in nature, which in no event shall be deemed to be an exception to or a disclosure against any representation or warranty set forth in this Article VI) (it being understood that any matter disclosed in such filings shall not be deemed disclosed for purposes of Section 6.1, Section

6.2 or Section 6.4), and (iii) as disclosed in the Purchaser Disclosure Schedules, Purchaser represents and warrants to Seller and the Company as follows:

6.1  Organization of Purchaser. Parent is a corporation, validly existing and in good standing under the Laws of the jurisdiction of its organization. Purchaser is a limited liability company, validly existing and in good standing under the Laws of the jurisdiction of its organization. Complete and correct copies of the Governing Documents of each of Purchaser and Parent have been made available to Seller.

6.2  Authorization; Enforceability. Each of Parent and Purchaser has the requisite power and authority to execute and deliver this Agreement and the Ancillary Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement by Parent and Purchaser and each Ancillary Transaction Document to which Parent and Purchaser is a party and the consummation by Parent and Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all necessary action, and no other proceedings, approvals or votes on the part of Parent or Purchaser or its stockholders and members, as applicable, and no stockholder or member or other votes are necessary to authorize this Agreement or the Ancillary Transaction Documents or to consummate the Acquisition and the other transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Parent and Purchaser and, assuming the due authorization, execution and delivery by the other Parties, constitutes the valid and legally binding obligation of Parent and Purchaser, enforceable in accordance with its terms and conditions, subject to Laws of general application relating to public policy, bankruptcy, insolvency and the relief of debtors and rules of Law governing specific performance, injunctive relief and other equitable remedies.

6.3  Non-contravention; No Vote Required.

(a)  Neither the execution and delivery of this Agreement or any Ancillary Transaction Document to which Purchaser is a party, nor the consummation of the Acquisition or the other transactions contemplated hereby or thereby, will (i) violate any Laws to which Purchaser is subject, (ii) violate any provision of Purchaser’s Governing Documents, or (iii) except for as otherwise identified in Schedule 6.3(a) of the Purchaser Disclosure Schedules, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel or require any notice or consent under, or result in the imposition of any Lien (other than Permitted Liens) upon any of the assets of Purchaser under, any agreement, contract, lease, license, instrument or other arrangement to which Purchaser is a party or by which it is bound or to which any of its assets is subject, except in each case of clause (i) or (iii) where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice or obtain consent or Lien would not adversely affect or delay Purchaser’s performance under this Agreement or any Ancillary Transaction Document or the consummation of the transactions contemplated hereby or thereby.

(b)  Except for (i) the pre-transaction notification requirements of the HSR Act and any other applicable Antitrust Law filings, and (ii) the FCC Approval and (iii) as otherwise identified in Schedule 6.3(b) of the Purchaser Disclosure Schedules, Purchaser is not required to provide any notice to, make any filing with or obtain any authorization, consent or approval from any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement, except in the case where the failure to give such notice or obtain such approval would not have a Purchaser Material Adverse Effect.

(c)  None of Purchaser, any Subsidiary of Purchaser or any of their Affiliates is (i) subject to, and none of them nor any of their respective assets, rights or properties is subject to, the provisions of any Order that seeks to prohibit, restrict or delay the consummation of the transactions contemplated by this Agreement, or (ii) is in, or is currently under investigation with respect to, any violation of or noncompliance with, any provision of any applicable Law. Parent and each of its Subsidiaries is in compliance with any applicable permits, licenses or other similar approvals issued in respect of either such Person by any Governmental Authority, except, in each case, as would not, reasonably be expected to adversely affect or delay Purchaser’s performance under this Agreement or the consummation of the transactions contemplated by this Agreement.

(d)  Except for the actions set forth on Section 8.2(e) of the Disclosure Schedules, as of the date of this Agreement, none of Purchaser, nor any of its Subsidiaries or Affiliates is currently a party to, any Contract in respect of any actual or proposed merger, acquisition, or consolidation where the consummation of such agreement would reasonably be expected to prevent or delay the expiration or termination of the waiting period under the HSR Act in connection with the transactions contemplated by this Agreement.

(e)  Assuming the accuracy of the representations and warranties set forth in Article IV and Article V, no vote or consent of the holders of any class or series of the Parent Securities is required by applicable Law, applicable stock exchange rule, Parent’s Governing Documents or otherwise in order to authorize this Agreement (or Purchaser’s entry thereinto) or to approve the Acquisition or the other transactions contemplated by this Agreement.

6.4  Brokers’ Fees. Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Group Companies would be liable if the Closing does not occur.

6.5  Litigation. There are no actions, suits, claims or legal, administrative or arbitral proceedings pending against, or, to the knowledge of Purchaser, threatened against, Purchaser that would adversely affect or delay Purchaser’s performance under this Agreement or the consummation of the transactions contemplated by this Agreement.

6.6  Subsequent Events. Since December 31, 2024 to the date of this Agreement, there has not been any (a) Purchaser Material Adverse Effect or (b) except as otherwise contemplated by this Agreement, action that, if taken after the date of this Agreement without Seller’s consent by Purchaser, would constitute a breach of Section 8.1.

6.7  Capitalization; Parent Stock Consideration.

(a)  The authorized capital stock of Parent consists of 500,000,000 shares of Class A Common Stock, 100,000,000 shares of Class B Common Stock, 100,000,000 shares of Class C Common Stock and 25,000,000 shares of Preferred Stock (the “Preferred Stock”). As of 5:00 p.m., Eastern Time, on October 31, 2025 there were (i) 119,319,784 shares of Class A Common Stock outstanding, (ii) 0 shares of Class B Common Stock outstanding, (iii) 60,899,264 shares of Class C Common Stock outstanding, and (iv) 5,000 shares of Preferred Stock outstanding. All outstanding shares of Common Stock and Preferred Stock have been duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right or any similar right pursuant to any provision of applicable Laws or Contract to which Parent is a party or otherwise bound.

(b)  There are (i) no outstanding shares of capital stock of, or other equity or voting interest in, Parent, other than Common Stock or the Preferred Stock; (ii) no outstanding securities of the Parent convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest (including voting debt) in, Parent; (iii) no outstanding options, warrants or other rights or binding arrangements to acquire from Parent, or that obligate Parent to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest (including voting debt) in, Parent; (iv) no obligations of Parent to grant, extend or enter into any subscription, warrant, right, convertible, exchangeable or exercisable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, Parent; (v) no outstanding shares of restricted stock, restricted stock units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights, including that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, Parent (the items in clauses (i), (ii), (iii), (iv) and (v), collectively with the Common Stock, and Preferred Stock the “Parent Securities”); (vi) no voting trusts, proxies or similar arrangements or understandings to which Parent is a party or by which Parent is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, Parent; and (vii) no obligations or binding commitments of any character restricting the transfer of any shares of capital stock of, or other equity or voting interest in, Parent to which Parent is a party or by which it is bound. Parent is not a party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Parent Securities.

(c)  The shares of Class A Common Stock issuable to Seller as Stock Consideration pursuant to this Agreement have been duly authorized and, if issued and delivered to Seller at the Closing in accordance with the terms of this Agreement, will have been validly issued, will be fully paid and non-assessable, and the issuance thereof will not be subject to any preemptive rights, rights of first refusal or similar rights. The issuance of the Stock Consideration hereunder does not require the vote or approval of the stockholders of Parent under the rules of the Nasdaq, Parent’s Governing Documents or applicable Law.

(d)  No registration under the Securities Act is required for the issuance and delivery of the Stock Consideration hereunder. The issuance and delivery of the Stock Consideration hereunder does not contravene the applicable listing and corporate governance rules and regulations of the Nasdaq.

6.8  SEC Filings; Financial Statements.

(a)  Since January 1, 2023, Parent has filed all reports, schedules, forms and documents with the Securities and Exchange Commission (the “SEC”) required to be filed by it pursuant to applicable Laws (collectively, the “Parent SEC Documents”). As of the time it was filed with the SEC (or, if amended or superseded by a filing, then on the date of such filing): (i)

each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) as in effect on the date such Parent SEC Document was filed; and (ii) as of its filing date (or, if amended or superseded by a filing, then on the date of such filing) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected: (A) in the case of Parent SEC Documents filed or furnished on or prior to the date of this Agreement that were amended or superseded on or prior to the date of this Agreement, by the filing or furnishing of the applicable amending or superseding Parent SEC Document, and (B) in the case of Parent SEC Documents filed or furnished after the date of this Agreement that are amended or superseded prior to the Closing, by the filing or furnishing of the applicable amending or superseding Parent SEC Document. There are no unresolved comments issued by the staff of the SEC with respect to any Parent SEC Documents. None of the Subsidiaries of Parent is subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act. As used in this Section 6.8, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is filed, furnished, submitted, supplied or otherwise made available to the SEC or any member of its staff.

(b)  Parent’s “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) are sufficient to provide reasonable assurances: (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP; (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s properties or assets that could have a material effect on Parent’s financial statements.

(c)  Parent maintains a system of “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) as required by Rule 13a-15 or 15d-15. Parent’s system of disclosures controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules, to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(d)  Since January 1, 2023, each Parent SEC Document has been accompanied by the certifications required to be filed or submitted by Parent’s principal executive officer and principal financial officer, as required, pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act. Neither Parent nor any executive officer of Parent has received written notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications made with respect to the Parent SEC Documents filed prior to the date of this Agreement.

(e)  Parent’s management has completed an assessment of the effectiveness of the Parent’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2024, and such assessment concluded that such controls were effective. Since December 31, 2024, neither Parent nor Parent’s independent registered accountant has identified or been made aware of any: (A) “significant deficiency” in the internal controls over financial reporting of Parent, (B) “material weakness” in the internal controls over financial reporting of Parent or (C) fraud, whether or not material, that involves management or other employees of Parent who have a significant role in the internal controls over financial reporting of Parent.

(f)  The consolidated financial statements (including all related notes and schedules) (the “Parent Financial Statements”) included in the Parent SEC Documents: (i) were prepared in accordance with GAAP (except as may be indicated in the notes to the Parent Financial Statements or, in the case of unaudited financial statements, as indicated in and permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act); and (ii) fairly present in all material respects the consolidated financial position of Parent as of the respective dates thereof and the consolidated results of operations and cash flows of Parent for the periods covered thereby. There are no unconsolidated Subsidiaries of Parent or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K.

6.9  Legal Compliance.

(a)  Purchaser holds all material permits, licenses, approvals, certificates, clearances and other authorizations of and from all Governmental Authorities necessary for the lawful conduct of the business as conducted by Purchaser (the “Purchaser Material Permits”) and Purchaser is in material compliance with the Purchaser Material Permits.

(b)  The business conducted by Purchaser is being operated in material compliance with all Laws applicable to the operation of such business.

(c)  Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq.

6.10 Financing. Purchaser has or has access to, and at the Closing shall have or have access to, sufficient cash and other assets to fully and promptly discharge its obligations under this Agreement to pay the Cash Consideration Amount. At the Closing, Purchaser will have available or have access to sufficient funds and assets to satisfy its obligation to pay in full all amounts contemplated by Section 3.1(c), Section 3.1(e) and any other amounts to be paid by Purchaser pursuant to this Agreement.

6.11 Solvency. Assuming (i) the satisfaction of the conditions set forth in Section 10.1 and Section 10.2, (ii) that the representations and warranties of the Seller and the Company contained in this Agreement are true and correct in all material respects (without giving effect to any “materiality” or Material Adverse Effect qualification or exception contained therein) and (iii) that any estimates, projections or forecasts of the Group Companies that have been provided or made available to Purchaser prior to the date of this Agreement have been prepared in good faith based upon assumptions that were, at the time made, and continue to be as of the Closing, reasonable, immediately following the Closing, the Company will be Solvent. For purposes of this Agreement, “Solvent” when used with respect to the Company (following the Closing) means that, as of any date of determination, (a) the Present Fair Salable Value of its assets will, as of such date, exceed its probable liabilities on existing debts as they become absolute and matured (including, in any event, payments that may become due under any debt instruments that are entered into in connection with the transactions contemplated hereby), (b) it will not have, as of such date, an unreasonably small amount of assets or capital for the business in which it is engaged, and (c) the sum of its debts does not exceed the fair value of its assets. For purposes of the definition of “Solvent”, “debt” means liability on a right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured. “Present Fair Salable Value” means the amount that may be realized if the aggregate assets (including goodwill) of the Company following the Closing are sold as an entirety with reasonable promptness in an arm’s length transaction under present conditions for the sale of comparable business enterprises.

6.12  Condition of the Business. Notwithstanding anything contained in this Agreement to the contrary, Purchaser acknowledges and agrees that none of the Group Companies, Seller, their respective Affiliates, or any other Person, including any Agent of any Group Company or Seller, is making any representations or warranties whatsoever, express or implied, at law or in equity, in connection with this Agreement or the Ancillary Transaction Documents or the transactions contemplated hereby or thereby, beyond those expressly given by the Company in Article IV and Seller in Article V (in each case, as qualified by the Disclosure Schedules) and any representations and warranties in the Ancillary Transaction Documents to which any of the Group Companies is a party, and any representations and warranties other than those set forth in Article IV and Article V (in each case, as qualified by the Disclosure Schedules) and any representations and warranties in the Ancillary Transaction Documents to which any of the Group Companies is a party are hereby expressly disclaimed. Purchaser is not relying on any other representations or warranties not expressly made by the Company in Article IV and Seller in Article V (in each case, as qualified by the Disclosure Schedules) and any representations and warranties in the Ancillary Transaction Documents to which any of the Group Companies is a party. Purchaser acknowledges and agrees that, except for the express representations and warranties contained in Article IV, as qualified by the Disclosure Schedules, the assets and the business of the Group Companies are being transferred on a “where is” and, as to condition, “as is” basis. Purchaser further acknowledges that none of the Group Companies, Seller nor any of their respective Affiliates nor any other Person has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any information, data, or statement regarding any Group Company or the transactions contemplated hereby, including in respect of Seller, the business, merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, the operations, prospects, or condition (financial or otherwise), or the accuracy or completeness of any confidential information memorandum, document, projection, material, statement, or other information, not expressly set forth in Article IV and Article V (in each case, as qualified by the Disclosure Schedules) and any representations and warranties in the Ancillary Transaction Documents to which Seller or any of the Group Companies are a party, and neither Seller nor any Group Company nor any of their respective Affiliates nor any other Person will have or be subject to any obligation or liability to Purchaser or any of its Affiliates (including, after the Closing, the Group Companies) or any other Person resulting from the distribution to Purchaser, its Agents or any other Person, or Purchaser’s, any of its Agent’s or any other Person’s use of, any such document or information, including any other publications or Data Room information provided to Purchaser or its Agents, or any other document or information in any form provided to Purchaser or its Agents in connection with the sale of the Group Companies and any related transactions. Purchaser acknowledges and agrees that it has conducted to its satisfaction, its own independent investigation of the condition, operations and business of the Group Companies and, in making its determination to proceed with the transactions contemplated hereby, Purchaser has relied solely on the results of its own independent investigation.

6.13  Suspension and Debarment. At any time during the two (2)-year period prior to the date hereof, neither Purchaser nor any of its Affiliates has been debarred, suspended, proposed for debarment in the award of Contracts with any Governmental Authority (excluding ineligibility to bid on certain Contracts due to generally-applicable or solicitation-specific bidding requirements).

6.14  No Foreign Person. The transactions contemplated by this Agreement shall not trigger a mandatory filing obligation with the Committee on Foreign Investment in the United States pursuant to Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof on the part of Purchaser. The transactions contemplated by this Agreement shall not trigger a 60-day advanced notification to the Directorate of Defense Trade Controls pursuant to 22 CFR § 122.4(b) on the part of Purchaser. The transactions contemplated by this Agreement shall not trigger a notice requirement to the Defense Counterintelligence and Security Agency pursuant to 32 C.F.R. Part 117.11(c)(2).

6.15  No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE VI, AS QUALIFIED BY THE DISCLOSURE SCHEDULES, NEITHER PURCHASER OR ANY OTHER PERSON MAKES ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES REGARDING PURCHASER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, AND PURCHASER HEREBY EXPRESSLY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE ANCILLARY TRANSACTION DOCUMENTS AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. SELLER SHALL ACQUIRE THE CLASS A COMMON STOCK WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS, EXCEPT AS EXPRESSLY SET FORTH OTHERWISE IN THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS SECTION VI, AS QUALIFIED BY THE DISCLOSURE SCHEDULES. NOTWITHSTANDING ANYTHING TO THE CONTRARY, NEITHER PURCHASER NOR ANY OTHER PERSON SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WITH RESPECT TO (A) ANY PROJECTIONS, ESTIMATES OR BUDGETS HERETOFORE DELIVERED TO OR MADE AVAILABLE TO THE SELLER OR ITS COUNSEL, ACCOUNTANTS OR ADVISORS OF FUTURE REVENUES, EXPENSES OR EXPENDITURES OR FUTURE RESULTS OF OPERATIONS OF PURCHASER OR ANY OF ITS AFFILIATES OR (B) EXCEPT AS EXPRESSLY COVERED BY A SPECIFIC REPRESENTATION AND WARRANTY CONTAINED IN THIS ARTICLE VI, AS QUALIFIED BY THE DISCLOSURE SCHEDULES, ANY OTHER INFORMATION OR DOCUMENTS (FINANCIAL OR OTHERWISE) MADE AVAILABLE TO THE SELLER OR ITS COUNSEL, ACCOUNTANTS OR ADVISORS WITH RESPECT TO PURCHASER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE VII

PRE-CLOSING COVENANTS OF THE COMPANY

7.1  Conduct of Business.

(a)  From the date hereof through the Closing or the earlier termination of this Agreement pursuant to Article XIII hereof (the “Pre-Closing Period”), except as (i) set forth on Schedule 7.1, (ii) expressly required by applicable Law, (iii) expressly required by this Agreement or (iv) otherwise consented to in writing by Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause the other Group Companies to conduct their respective businesses in the Ordinary Course of Business.

(b)  During the Pre-Closing Period, except as (w) set forth on Schedule 7.1, (x) required by applicable Law, (y) expressly required by this Agreement or (z) otherwise consented to in writing by Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause the other Group Companies not to:

(i)  transfer, grant, issue, sell, encumber or otherwise dispose of, or authorize or propose any such actions with regard to, any shares of capital stock or other securities of any Group Company or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of any Group Company;

(ii)  recapitalize, reclassify, combine, split, subdivide, adjust or amend the terms of any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock;

(iii)  amend the Governing Documents of any of the Group Companies;

(iv)  other than as required by applicable Law or Benefit Plan set forth on Schedule 4.15(a) as in effect as of the date of this Agreement (A) increase the compensation or benefits (including any severance benefits) of any Business Employee, except for increases in base salary in the ordinary course of business for employees with an annual base salary less than $175,000, (B) adopt, materially amend or modify, or terminate any Company Benefit Plan (or that would be a Company Benefit Plan) or, for the benefit of any Business Employee, any Seller Benefit Plan, or assign any Seller Benefit Plan to a Group Company, (C) grant any equity, equity-based or other long term incentive award or any change in control, retention, or transaction bonus or similar bonus to any Business Employee, (D) take any action to accelerate the vesting or payment, or the funding of any payment or benefit under, any Benefit Plan for the benefit of any Business Employee, (E) grant, or forgive any portion of, any loan provided to any Business Employee, (F) hire (or engage) or terminate (other than for “cause”) the employment or service of any individual who is or would be a Business Employee and has an annual base salary or wages (as applicable) in excess of $175,000, transfer any Business Employee out of any Group Company to any Affiliate that is not a Group Company, or transfer any employee of Seller or an Affiliate thereof (other than any Group Company) who is not a Business Employee into a Group Company (other than in accordance with Section 12.5(a)), or (G) grant to any Business Employee any right to reimbursement, indemnification or payment for any Taxes, including any Taxes incurred under Section 409A or 4999 of the Code;

(v)  sell, assign, transfer, license, abandon, allow to lapse, or otherwise dispose of any asset, right or property (including Intellectual Property) of any Group Company, other than, in each case, for sales of products or services in the Ordinary Course of Business or, with regard to Intellectual Property, (A) the granting of non-exclusive licenses in the Ordinary Course of Business, (B) abandoning any applications, or allowing to lapse any issuances or registrations, for immaterial or obsolete Intellectual Property, or (C) natural expirations of Registered Intellectual Property at the end of the statutory term;

(vi)  other than in the Ordinary Course of Business, cancel or compromise any material debt or claim owing to the Company;

(vii) permit the Company to enter into or agree to enter into any merger or consolidation with any Person (other than a merger of any wholly-owned Company Subsidiary into the Company);

(viii)  adopt or change its present accounting methods or principles (including with respect to Taxes), except as required by GAAP or by the Company’s auditors;

(ix)  make any materially adverse change to any of the Group Companies’ privacy policies or to the operation or security of any IT Systems owned or controlled by the Group Companies, except as required by Law;

(x)   (A) file any material Tax Return inconsistent with past practice of the applicable Group Company; (B) make, change or revoke any entity classification or other material Tax election; (C) amend a material Tax Return; (D) settle or compromise any audit, examination, action or other proceeding with respect to material Taxes; (E) request a ruling or similar guidance with respect to material Taxes; (F) consent to any extension or waiver of the limitation period applicable to material Taxes (other than any extension to file Tax Returns obtained in the Ordinary Course of Business and consistent with past practice); (G) enter into any closing agreement, Tax Sharing Agreement or similar agreement related to material Taxes;(H) surrender any right to claim a material amount of Tax refund and (I) initiate or enter into any voluntary disclosure agreement with any Taxing Authority with respect to material Taxes;

(xi)  except as required by applicable Law, voluntarily recognize any labor union, works council or other collective bargaining representative as the representative of any of the employees of any Group Company, or enter into any collective bargaining agreement or similar Contract;

(xii)  effectuate or announce any “mass layoff” or “plant closing” or other action which would trigger the notification requirements of the WARN Act;

(xiii) adopt or enter into a plan of liquidation, dissolution, restructuring, recapitalization or other reorganization of any Group Company;

(xiv) authorize, declare, set aside, make or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock or other equity interests (whether in cash, assets, shares or other securities of any Group Company), except for cash dividends and distributions paid or made prior to the Measurement Time or in the Ordinary Course of Business by a wholly-owned Company Subsidiary to the Company or another wholly-owned Company Subsidiary;

(xv)  enter into any new line of business material to the Group Companies, taken as a whole;

(xvi)  other than in the Ordinary Course of Business, (A) enter into any Contract that would, if entered into prior to the date hereof, be a Material Contract, (B) materially modify, materially amend, extend, renew or terminate any Material Contract, (C) waive or release any material rights or claims under any Material Contract, (D) assign any material rights or claims under any Material Contract or (E) grant any material (measured relative to amounts the Group Companies will pay or receive under such Material Contract) refunds, discounts, credits, rebates or allowances to customers other than in the Ordinary Course of Business;

(xvii) except in the Ordinary Course of Business, enter into any new commitment to make capital expenditures that are, individually, more than $2,000,000 and, in the aggregate, more than $5,000,000;

(xviii)  cancel, terminate or allow to lapse any Insurance Policy, unless simultaneously with such cancellation, termination or lapse, a substantially similar insurance policy was obtained with no gap in coverage;

(xix)  waive, release, assign, compromise or settle any Legal Proceeding, other than the compromise or settlement of Legal Proceedings that (A) are for an amount for each such compromise or settlement that is, individually, less than $1,000,000 and for all such compromises or settlements that is, in the aggregate, less than $2,000,000, (B) does not impose any injunctive relief on the Group Companies (other than confidentiality and non-disparagement restrictions and covenants not to sue that are, in each case, customary and ancillary to the monetary relief granted) and does not involve the admission of wrongdoing by any Group Company or any of their respective officers, directors or employees and (C) does not relate to Legal Proceedings brought by or involving any Governmental Authority;

(xx)  (A) delay or postpone any payment of accounts payable or other payables or expenses from the date such payment would be made in the Ordinary Course of Business, (B) accelerate or delay the collection of receivables in advance of or beyond the date when the same would have been collected in the Ordinary Course of Business or otherwise when due or, (C) otherwise conduct cash management customs and practices and any other movement of cash or cash equivalents other than in the Ordinary Course of Business;

(xxi) incur any amount of indebtedness of the type set forth in clause (a) of the definition of Indebtedness, other than in the Ordinary Course of Business that will be repaid or extinguished prior to the Measurement Time;

(xxii) apply for, seek or obtain any permit, license, certification, approval or registration that would reasonably be expected to (A) prevent, materially delay or materially impede the transactions contemplated hereby or (B) require Purchaser, any Parent Founding Member or any of their respective Affiliates being required to make any material filing or notice with or material disclosure to any Governmental Authority;

(xxiii)  enter into or amend any Affiliate Transaction or Intercompany Arrangement; or

(xxiv)  agree to do anything prohibited by this Section 7.1(b).

(c)  Notwithstanding anything to the contrary in this Agreement, (i) nothing contained in this Agreement is intended to give Purchaser, directly or indirectly, the right to control or direct operations of any Group Company prior to the Closing and, prior to the Closing, the Group Companies shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective operations, (ii) prior to the Measurement Time, nothing in this Agreement shall prohibit or otherwise restrict any Group Company from declaring and paying any dividends or distributions of cash and cash equivalents (including by means of redemption of limited liability company interests) of such Group Company or from repaying an Indebtedness of such Group Company or repaying any Transaction Expenses and (iii) between the Measurement Time and the Closing, no Group Company shall take any action with the purpose or intent of modifying the amount of Closing Cash on Hand or Closing Working Capital, in each case, as if such amounts were measured as of the Closing and not the Measurement Time.

(d)  The Company shall comply with its obligations under the Orbital Securitization Facility in the Ordinary Course of Business and shall not (i) accelerate or delay the collection of receivables in connection therewith in advance of or beyond the date when the same would have been collected in the Ordinary Course of Business or otherwise when due, (ii) sell, contribute or otherwise transfer any assets to the purchaser under, or otherwise securitize any additional assets under, the Orbital Securitization Facility or (iii) otherwise conduct cash management customs and practices and any other movement of cash or cash equivalents inconsistent with past practice with regard to the Orbital Securitization Facility, except, in each case of clauses (i) through (iii), as would not have more than a de minimis effect on the Group Companies, taken as a whole.

7.2  Filings; Consents; Etc. In addition to and without limiting the foregoing, the Company undertakes and agrees to file as soon as reasonably practicable, and in any event not later than twenty (20) Business Days after the date hereof with respect to any Notification and Report Forms under the HSR Act to be filed with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice, any notifications required to be filed under any applicable Antitrust Law with respect to the transactions contemplated hereby. With respect to the transactions contemplated herein, the Company shall and shall cause its Subsidiaries and Affiliates to (i) use reasonable best efforts to respond as promptly as practicable and advisable to any inquiries or requests received from any Governmental Authority for additional information or documentation in connection with any filing hereunder, (ii) use its reasonable best efforts to cause the waiting periods or other requirements under the HSR Act and all other applicable Antitrust Laws to terminate or expire at the earliest possible date (including, with respect to filings under the HSR Act, seeking early termination of the waiting period under the HSR Act) and (iii) use reasonable best efforts to obtain the consent, approval or waiver of any Person required in connection herewith, including the consents, approvals and waivers set forth on Schedule 7.2. The Company shall and shall cause its Subsidiaries and Affiliates to: (A) promptly notify Purchaser of any substantive communication received by the Company or its Affiliates from any Governmental Authority in respect of any filings, investigation or inquiry concerning this agreement and, subject to applicable Law, permit Purchaser to review in advance and incorporate their reasonable comments in any substantive communication to any of the foregoing (and consider in good faith the views of Purchaser in connection therewith); (B) not agree to participate, or to permit its Affiliates to participate, in any material meeting, teleconference, or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement unless it consults with Purchaser in advance and, to the extent permitted by such Governmental Authority, gives Purchaser the opportunity to attend and participate thereat; and (C) furnish Purchaser with copies of all substantive correspondence, filings (not including any filings under the HSR Act) and communications between it and its Affiliates and their respective Agents on the one hand, and any Governmental Authority on the other hand, with respect to this Agreement. Notwithstanding the obligations set forth in this Section 7.2 to the contrary, the Company may withhold from the Purchaser: (1) any document or information that is subject to attorney-client or other legal privilege if making available such document or information would result in a violation or waiver of such privilege and (2) any document or information if making available such document or information would violate any Law (including any applicable Privacy Law); provided, the Company will use reasonable efforts to identify an alternative means to provide any such document or information to the Purchaser, including providing on an outside-counsel only basis or with relevant redactions.

7.3  Publicity. During the Pre-Closing Period, unless required by applicable Law, Seller and the Company shall not and shall not permit any Group Company or any of their respective Affiliates (disregarding, for purposes of this section, the last sentence in the definition of Affiliates) to, issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, the Parties acknowledge and agree that (i) the Group Companies may issue press releases or make public announcements that are substantially consistent with previous press releases or public announcements made by the Group Companies in compliance with this Section 7.3 and (ii) the direct and indirect equityholders of the Company that are financial sponsors may provide information about the subject matter of this Agreement (subject to customary confidentiality obligations) in connection with their normal fund raising, marketing, informational or reporting activities.

7.4  Access. During the Pre-Closing Period, the Company will permit, or will cause each member of the Seller Group to permit, Purchaser and its Agents to have, upon reasonable prior written notice, reasonable access during normal business hours, and in a manner so as not to interfere unreasonably with the normal business operations of any Group Company, to the premises, books, records (including Tax records), contracts and documents of or pertaining to any Group Company. All requests for such access shall be directed to such Persons as the Company may designate in writing from time to time (collectively, the “Designated Contacts”). Other than the Designated Contacts, neither Purchaser nor any of its Affiliates or any of their respective Agents shall contact any non-executive employee, customer, supplier, landlord, lender or other material business relation of any Group Company without the prior written consent of the Company (it being acknowledged and agreed that any such contacts with the foregoing parties or Persons in the Ordinary Course of Business of Purchaser and unrelated to the transactions contemplated by this Agreement shall be unrestricted). Purchaser shall comply with all of their obligations under the Company Confidentiality Agreement with respect to the information disclosed pursuant to this Section 7.4, which Company Confidentiality Agreement will remain in full force and effect. Purchaser and its Agents shall have no right to perform invasive or subsurface investigations of the properties or facilities of any of the Group Companies without the prior written consent of Seller.

7.5  Sensitive Information. Notwithstanding the obligations set forth in this Article VII to the contrary, the Group Companies may withhold from Purchaser under Section 7.4: (a) any document or information that is subject to attorney-client or other legal privilege if making available such document or information would result in a violation or waiver of such privilege; and (b) any document or information if making available such document or information would violate any Law (including any applicable Privacy Law); provided that the Group Companies shall use reasonable best efforts to identify an alternative means to provide any such document or information to Purchaser, including providing on an outside-counsel only basis or with relevant redactions.

7.6  Financing Cooperation.

(a)  Prior to the Closing, the Company shall use reasonable best efforts to provide, and cause its Subsidiaries and its and their respective Agents to use reasonable best efforts to provide, at Purchaser’s sole expense, all customary cooperation reasonably requested by Purchaser that is necessary and customarily required in connection with any debt financing to be provided for purposes of financing the transactions contemplated by this Agreement (the “Financing”); provided that such requested cooperation does not unreasonably interfere with the ongoing business operations of the Company or any of its Affiliates; provided, further, that, notwithstanding the foregoing, neither the Group Companies nor their respective Agents shall (A) be required to pay any commitment or other fee or bear any out-of-pocket cost or expense (except to the extent promptly reimbursed), (B) provide or agree to provide any indemnity in connection with the Financing or their performance of their respective obligations under this Section 7.6 and any information utilized in connection therewith or incur any liability or obligation under or in connection with the Financing, any loan agreement and related documents (unless and until, in the case of any obligation thereunder, the Closing Date occurs), (C) be required to pass resolutions or consents to approve or authorize the execution of the Financing or commit to taking any action, including entering into, executing or delivering any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement, (D) incur any liability in connection with the Financing, (E) be required to take any action which causes any representation or warranty in this Agreement to be breached by the Company or any of its Affiliates, (F) be required to take any action that could reasonably be expected to (x) conflict with or violate the Company’s or any of its Subsidiaries’ organizational documents (to the extent any provision creating such conflict was not created in contemplation of the Financing) or any Law or (y) result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or a default under, any Contract to which the Company or any of its Subsidiaries is a party on the date hereof, (G) be required to deliver any opinion of Company’s counsel, (H) be required to prepare any financial statements or information that are not readily available to the Company and prepared in the ordinary course of the Company’s financial reporting practice, (I) take any action that could reasonably be expected to cause any director, officer, employee or stockholder of the Company or any of its Affiliates to incur any personal liability, (J) make any representation, warranty or certification that, in the good faith determination of the Company, is not true or (K) be required to provide access to or disclose information that the Company or any of its Affiliates determine would jeopardize any attorney-client privilege or other applicable privilege or protection of the Company or any of its Affiliates; provided that in the event that the Company and/or its Subsidiaries do not provide information in reliance on the exclusion in this clause (K), the Company and/or its Subsidiaries shall use reasonable best efforts to provide notice to Purchaser promptly upon obtaining knowledge that such information is being withheld (but solely if providing such notice would not violate such obligation of confidentiality). The Company hereby consents to the reasonable use of its and its Subsidiaries’ trademarks and logos in connection with the Financing; provided, however, that such trademarks and logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and its or their trademarks.

(b)  Purchaser shall (i) indemnify and hold harmless the Seller, the Company, its Subsidiaries and its and their respective Affiliates, officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Financing and the performance of their respective obligations under this Section 7.6, and any information utilized in connection therewith (other than to the extent such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties arose out of or resulted from the gross negligence, bad faith or willful misconduct of the Seller, the Company or its Subsidiaries) and (ii) promptly upon written request of the Company, reimburse the Company and its Subsidiaries for all out-of-pocket costs and expenses incurred by the Company or its Subsidiaries (including those of its accountants, consultants, legal counsel, agents and other representatives) in connection with the cooperation required by this Section 7.6, other than (x) costs and expenses incurred in connection with the preparation of historical financial statements in the Ordinary Course of Business and (y) to the extent any such costs and expenses are incurred as a result of the gross negligence, bad faith or willful misconduct of the Company, any of its Subsidiaries or their respective representatives, or any such Person’s material breach of this Agreement or with respect to any material misstatement or omission in information provided in writing pursuant to this Section 7.6.

(c)  Notwithstanding anything to the contrary herein, the failure of the Company to comply with this Section 7.6 shall not give rise to a failure of a condition precedent set forth in Section 10.2(b) or a termination right pursuant to Section 13.1(c).

(d)  Any information provided pursuant to this Section 7.6 shall be subject to the obligations set forth in the Confidentiality Agreements.

7.7  Affiliate Transactions; Intercompany Accounts.

(a)  Prior to the Measurement Time, Seller shall take such actions as are necessary so that all Affiliate Transactions and Intercompany Arrangements, other than those set forth on Schedule 7.7(a), are terminated effective as of the Measurement Time in accordance with the terms of each such Affiliate Transaction or Intercompany Arrangement, without any party thereto having any continuing obligations or liabilities to the other. Seller shall provide Purchaser with reasonably satisfactory evidence of such termination prior to the Closing.

(b)  Except as otherwise expressly requested in writing by Purchaser, as promptly as practicable following the date hereof, Seller shall take such actions and Purchaser shall provide such cooperation, as are reasonably necessary so that all intercompany accounts, other those set forth on Schedule 7.7(b), and any other non-trading intercompany accounts between one or more of the Group Companies, on the one hand, and Seller Retained Group on the other hand, identified prior to the Measurement Time are settled in full effective as of the Measurement Time and, following such repayment and/or settlement, no party shall have any further obligations thereunder other than with respect to the payment of any adjustment amounts pursuant to Section 3.2(c).

(c)  For the avoidance of doubt, this Section 7.7 shall not apply to the Seller Guarantees, the treatment of which shall be exclusively governed by Section 12.10.

7.8  Cash Pooling Arrangements. Prior to the Measurement Time, each of Seller and the Company shall cause the cash pooling arrangements within the Group Companies to be retained by the Seller Retained Group such that, from and after the Measurement Time, the applicable Group Companies shall cease to participate therein and be removed therefrom. Seller shall provide Purchaser with reasonably satisfactory evidence of such termination prior to the Closing.

7.9  Neptune Agreements. During the Pre-Closing Period, Seller shall (a) grant in writing a sublicense to the Group Companies of all of Seller’s or any of its Affiliate’s (other than the Group Companies) license rights in and under that certain IP Agreement, dated as of April 8, 2020, by and between Neptune Acquisition Inc. and Maxar Technologies Inc. and (b) use commercially reasonable efforts to execute an amendment to that certain Escrow Agreement, dated as of March 27, 2020, by and between Maxar Technologies Inc. and Maxar Technologies ULC, MDA GP Holdings Ltd. and MDA Systems Inc., or take other commercially reasonably actions, to ensure that the Group Companies is a beneficiary to such Escrow Agreement.

ARTICLE VIII

COVENANTS OF PURCHASER

8.1  Conduct of Purchaser Prior to Closing. During the Pre-Closing Period, except as (x) expressly required by applicable Law, (y) expressly required by this Agreement or (z) as otherwise consented to in writing by Seller (which consent shall not be unreasonably withheld, conditioned or delayed), Purchaser shall not, and shall cause Parent and its Subsidiaries not to:

(a)  amend Parent’s Governing Documents in a manner that would (x) materially and disproportionately adversely affect Seller (as a holder of the Class A Common Stock following the Closing) relative to the treatment of existing holders of Class A Common Stock, (y) otherwise delay in any material respect the consummation of the transactions contemplated hereby, except as may be required by Law or the rules and regulations of the Nasdaq or (z) otherwise materially and adversely affect the economic benefits, if any, of the Stock Consideration;

(b)  authorize any action to wind up Parent’s affairs or dissolve Parent or any Significant Subsidiary of Parent (as defined in Rule 1-03 of Regulation S-X);

(c)  engage in any action that would require Parent to obtain vote or approval of the stockholders of Parent under the rules of the Nasdaq or Parent’s Governing Documents or applicable Law, in each case in order to effect the consummation of the Acquisition prior to the Closing; or

(d)  enter into any legally binding commitment with respect to any of the foregoing.

8.2  Filings; Consents; Etc.

(a)  Subject to the terms and conditions of this Agreement (including any differing standard set forth herein with respect to any covenant or obligation, including, with respect to Antitrust Law as provided below), Purchaser shall, and shall cause its Subsidiaries and Affiliates to, use its best efforts to cooperate in good faith with any Governmental Authority and take or cause to be taken all actions and to do or cause to be done all things that are necessary, proper or advisable in compliance with applicable Antitrust Laws to consummate and make effective, as soon as reasonably practicable, and in any event no later than the End Date, the transactions contemplated hereby (including the satisfaction of the conditions set forth in Section 10.1(a) and Section 10.1(b)).

(b)  In furtherance of and without limiting the foregoing, Purchaser shall, and shall cause its Subsidiaries and Affiliates to, file as soon as reasonably practicable, and in any event not later than twenty (20) Business Days after the date hereof with respect to any Notification and Report Forms under the HSR Act to be filed with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice, any notifications required to be filed under any applicable Antitrust Law with respect to the transactions contemplated hereby. With respect to the transactions contemplated herein, Purchaser shall, and shall cause its Subsidiaries and Affiliates to, (i) use its best efforts to respond as promptly as practicable and advisable to any inquiries or requests received from any Governmental Authority for additional information or documentation in connection with any filing hereunder and (ii) use its best efforts to cause the waiting periods or other requirements under the HSR Act and all other applicable Antitrust Laws to terminate or expire at the earliest possible date (including, with respect to filings under the HSR Act, seeking early termination of the waiting period under the HSR Act), and (iii) not enter into any timing agreement or any other such agreement not to close or that would delay the expiration of the HSR waiting period with any Governmental Authority, with respect to the transactions contemplated hereby, without the express written consent of Seller. Purchaser shall, and shall cause its Subsidiaries and Affiliates to, (A) cooperate in all respects with Seller in connection with any filing or submission to any Governmental Authority relating to the transactions contemplated by this Agreement, (B) promptly notify Seller of any substantive communication received by Purchaser or its Subsidiaries or Affiliates from any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement and, subject to applicable Law, permit Seller to review in advance any substantive communication to any of the foregoing (and consider in good faith the views of Seller in connection therewith), (C) not agree to participate, or to permit its Subsidiaries or Affiliates to participate, in any substantive meeting, teleconference, or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement unless it consults with Seller in advance and, to the extent permitted by such Governmental Authority, gives Seller the opportunity to attend and participate thereat and (D) furnish Seller with copies of all substantive correspondence, filings (not including any filings under the HSR Act) and communications between it and its Affiliates and their respective representatives on the one hand and any Governmental Authority on the other hand, with respect to this Agreement. In addition, the Purchaser shall, jointly with Seller, develop, consult and reasonably cooperate, and consider in good faith the views of Seller, in connection with the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of the Purchaser, or its Subsidiaries or Affiliates, in connection with proceedings under or relating to the Antitrust Laws with respect to the transactions contemplated herein. Notwithstanding the obligations set forth in this Section 8.2 to the contrary, the Purchaser may withhold from the Group Companies: (1) any document or information that is subject to attorney-client or other legal privilege if making available such document or information would result in a violation or waiver of such privilege and (2) any document or information if making available such document or information would violate any Law (including any applicable Privacy Law); provided, Purchaser will use reasonable best efforts to identify an alternative means to provide any such document or information to the Group Companies, including providing on an outside-counsel only basis or with relevant redactions.

(c)  All filing fees under any applicable Antitrust Laws shall be borne solely by Purchaser.

(d)  Notwithstanding anything in this Agreement to the contrary, Purchaser shall, and shall cause its Subsidiaries and Affiliates to, use best efforts to promptly take any and all steps necessary to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals, terminations or expirations of any waiting periods, and waivers under or in connection with any Antitrust Law and to cause the Acquisition and the other transactions contemplated hereby to occur as soon as practicable following the date of this Agreement and, in any event, prior to the End Date, including (i) offering, negotiating, committing to or effecting, by Order, proposed Order, or otherwise, the sale, divestiture, license, hold separate or other disposition of any and all of the capital stock, assets, rights, products or businesses of the Group Companies or the Purchaser and its Subsidiaries and Affiliates, (ii) entering into, amending, modifying or terminating any Contracts or other arrangements of the Group Companies or the Purchaser and its Subsidiaries and Affiliates, or (iii) offering, negotiating, committing to or effecting any other restrictions on the activities of the Group Companies or the Purchaser and its Subsidiaries and Affiliates; provided, that (x) no Party shall be obligated to take, or agree or commit to take, any such action with respect to the Group Companies that is not conditioned on the Closing, (y) neither Purchaser, nor its Subsidiaries or Affiliates, shall be required to take any action or actions that would, individually or in the aggregate, result in a material adverse effect on Purchaser and its Affiliates taken as a whole (including the Group Companies following the Closing), and (z) no member of the board of directors of Parent shall be obligated to take, or agree or commit to take, any such action with respect to any assets, rights, products or businesses in which such Person has a direct or indirect equity interest (other than Parent and its Subsidiaries).

(e)  From the date of this Agreement through the later of (i) expiration or termination of the required waiting periods under the HSR Act and (ii) any consents of any other applicable Governmental Authority are obtained, Purchaser and its Affiliates shall not acquire or agree to acquire by merging or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets, where the consummation of such acquisition, merger or consolidation prior to the Closing would reasonably be expected to materially delay or impair the ability of Purchaser to obtain clearance or the expiration or termination of the required waiting periods under the HSR Act, or the obtaining of such consents from any applicable Governmental Authorities. Notwithstanding anything in this Section 8.2(e) to the contrary, nothing shall restrict Purchaser and its Affiliates from taking the actions set forth on Section 8.2(e) of the Disclosure Schedules.

(f)  Promptly following the date hereof (and in any event, no later than five (5) Business Days after the date hereof, it being understood that the failure to file within such five (5) Business Day period shall not constitute a breach of this Agreement so long as the filing is made as promptly as reasonably practicable thereafter), the Company, with Purchaser’s cooperation, shall prepare and submit to the FCC applications to transfer control of the licenses and authorizations held by the Group Companies to the Purchaser pursuant to the Communications Act of 1934 and the rules promulgated thereunder relating to the transfer of control of licenses and authorizations, and cooperate with Purchaser in seeking FCC Approval.

8.3  Publicity. During the Pre-Closing Period, unless required by applicable Law (including any applicable securities Law), Purchaser and Parent shall not, and shall not permit any of its representatives to, issue any press releases or make any public announcements relating to the subject matter of this Agreement without the prior written consent of the Company. Following the Closing, unless required by applicable Law (including any applicable securities Law), Purchaser and Parent shall not, and shall cause the Group Companies not to, and shall not permit any of their respective representatives to, issue any press releases or make any public announcements relating to the subject matter of this Agreement without the prior written consent of Seller. Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that Purchaser and Parent may (i) issue press releases or make public announcements that are substantially consistent with previous press releases or public announcements made by Purchaser or Parent in compliance with this Section 8.3 and (ii) make public statements with respect to this Agreement and the Acquisition to investors, analysts and financing sources, including on its periodic earnings calls, in any “road show,” and in any public disclosure as required by the SEC, FINRA or other Governmental Authority, or the rules or obligations of Nasdaq or other applicable stock exchange or national securities quotation system.

8.4  R&W Insurance Policy. In the event Purchaser or any of its Affiliates obtains a representations and warranties insurance policy in respect of the representations and warranties contained in this Agreement or in any certificate or other instrument contemplated by or delivered in connection with this Agreement (such policy, a “R&W Insurance Policy”), (a) all premiums, underwriting fees, brokers’ commissions and other costs and expenses related to such R&W Insurance Policy shall be borne solely by Purchaser or such Affiliate (including the Company after the Closing), (b) such R&W Insurance Policy shall not provide for any “seller retention” (as such phrase is commonly used in the representations and warranties insurance policy industry), (c) the Company shall provide reasonable and customary cooperation to Purchaser in obtaining the R&W Insurance Policy as reasonably requested by Purchaser and (d) such R&W Insurance Policy shall expressly waive any claims of subrogation, except in the case of Fraud with respect to the making of the representations and warranties contained in Article IV and Article V, in each case, as modified by the Disclosure Schedules, against Seller.

8.5  Stock Exchange Listing. During the Pre-Closing Period, Parent shall use commercially reasonable efforts to cause the shares of Class A Common Stock to be issued as Stock Consideration to be approved for listing on the Nasdaq, subject to official notice of issuance, at the Closing.

ARTICLE IX

SEPARATION MATTERS

9.1  Separation Activities.

(a)  The Parties acknowledge and accept that Seller and/or its Affiliates will undertake certain activities and incur out-of-pocket costs and expenses, (such costs and expenses, the “TSA Set-Up Costs”) in order to further separate the Company from the Seller Retained Group by Closing and allow for the provision of the services under the Transitional Services Agreement. Such activities shall include: (i) cloning SAP, (ii) HRIS migration services to a standalone new Workday tenant for the Company, (iii) “mirroring” of relevant benefits plans, (iv) setting up duplicates if necessary of IT systems and applications, such as the IT Enterprise Apps, (v) setting up duplicate environments, and (vi) migrating data. Purchaser shall be responsible for and pay the TSA Set-Up Costs as and when requested by the Seller up to an amount not to exceed the TSA Set-Up Costs Cap. Seller shall be responsible for any TSA Set-Up Costs in excess of the TSA Set-Up Costs Cap.

9.2  Transitional Services Agreement Exit Plan.

(a)  Within fifteen (15) Business Days after the Closing, Purchaser and Seller shall jointly prepare (after Purchaser has provided Seller with an initial draft) and submit to the Separation Committee for its approval a draft plan setting out the steps the Purchaser and the Company propose to take to ensure the smooth and orderly transfer of the Services (as defined in the Transitional Services Agreement) to an alternative provider or in-house prior by the end of each applicable Service Term (as defined in the Transitional Services Agreement), and any support and assistance reasonably required from Seller (such written plan, the “TSA Exit Plan”). Seller and Purchaser (via the Separation Committee) shall in good faith seek to agree on the TSA Exit Plan within twenty (20) Business Days after the Closing. Each of Purchaser and Seller shall be responsible for its own costs and expenses incurred in connection with the development of the TSA Exit Plan.

(b)  The TSA Exit Plan shall also include details of the costs which will be incurred by Seller or its Affiliates in relation to discharging their obligations under the agreed TSA Exit Plan (the “TSA Exit Costs”).

(c)  Once approved in writing by the Separation Committee, (i) each of Seller and Purchaser shall, and shall cause their respective Affiliates to, effective as of such approval in writing, perform their respective obligations under the TSA Exit Plan (as applicable), and (ii)

Purchaser shall pay (or cause to be paid by their respective Affiliates) the TSA Exit Costs (including, if applicable, any VAT payable at the times specified in the TSA Exit Plan in accordance with the TSA Exit Plan).

9.3  Separation Committee.

(a)  At or promptly following the Closing, Seller and Purchaser will establish a separation committee (the “Separation Committee”) comprising an equal number of representatives of Seller and Purchaser (together with any external advisors), each of sufficient seniority and expertise regarding the matters within the remit of the Separation Committee. Each of Seller and Purchaser may appoint and remove any of its representatives by notice in writing to the other.

(b)  The quorum for meetings of the Separation Committee shall be one (1) representative appointed for each of Seller and Purchaser. For the avoidance of doubt, the Separation Committee will be a consultative body, the decisions of which will not be binding on Seller or Purchaser unless and until documented in writing and signed by and on behalf of Seller and Purchaser.

(c)  The main purposes of the Separation Committee will be to: (i) monitor the progress of key milestones as set out in the TSA Exit Plan; and (ii) consult with regard to any further steps or activities that may be required in furtherance of the TSA Exit Plan.

(d)  The Separation Committee will meet (in person, by telephone or video conferencing) regularly from its establishment until the later of: (i) the expiry of the Transitional Services Agreement; and (ii) the date on which the Separation Committee confirms that all material obligations set out in the TSA Exit Plan are fully satisfied.

ARTICLE X

CONDITIONS PRECEDENT TO THE CLOSING

10.1  Conditions Precedent to Each Party’s Obligations. The respective obligations of each Party to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived in writing at the option of the Party whose obligations to consummate the transactions contemplated hereby are subject thereto:

(a)  No Legal Prohibition. No Law shall be enacted, promulgated, instituted, entered or enforced by any court or other Governmental Authority which seeks to enjoin, prohibits or makes illegal the consummation by such Party of the Acquisition or the other transactions contemplated hereby.

(b)  HSR Act. The applicable waiting period under the HSR Act (and any timing agreement or any other such agreement not to close or that would delay the expiration of the HSR waiting period with any Governmental Authority with respect to the transactions contemplated hereby) shall have expired or been terminated.

(c)  Stock Exchange Listing. The shares of Class A Common Stock to be issued as Stock Consideration shall have been approved for listing on the Nasdaq, subject to official notice of issuance.

10.2  Conditions Precedent to Obligations of Purchaser. The obligations of Purchaser under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived in writing at the option of Purchaser:

(a)  Accuracy of Representations and Warranties. (i) The representations and warranties of the Company contained in Section 4.6(a) shall be true and correct in all respects as of the Closing Date with the same force and effect as though made on and as of the Closing Date, (ii) each of the representations and warranties of the Company contained in Sections 4.1, 4.2, 4.3(a), the second sentence of Section 4.5(b) and 4.21 and each of the representations and warranties of Seller contained in Sections 5.1, 5.2, 5.4 and 5.7 shall be true and correct in all material respects (except that the representations and warranties of the Company contained in Section 4.3(a) shall be true and correct in all but de minimis respects) (in each case, without giving effect to any “materiality” or Material Adverse Effect qualification or exception contained therein), in each case, as of the Closing Date with the same force and effect as though made on and as of the Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need be accurate only as of such date or with respect to such period) and (iii) each of the representations and warranties of the Company contained in Article IV and Seller in Article V other than those listed in clauses (i) and (ii) of this Section 10.2(a) (without giving effect to any “materiality” or Material Adverse Effect qualification or exception contained therein) shall be true and correct in all respects, in each case as of the Closing Date with the same force and effect as though made on and as of the Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need be accurate only as of such date or with respect to such period), except, in the case of clause (iii) of this Section 10.2(a), where the failure of such representations and warranties to be so true and correct does not have a Material Adverse Effect.

(b)  Performance of Covenants. Each of the Company, Seller Parent and Seller shall have performed and complied with (i) in all material respects, all covenants and agreements (other than the Specified Covenant) required by this Agreement to be performed or complied with by such Party on or prior to the Closing and (ii) in all but de minimis respects, the Specified Covenant on or prior to the Closing.

(c)  No Material Adverse Effect. Since the date of this Agreement there shall not have occurred a Material Adverse Effect.

(d)  Closing Certificate. Purchaser shall have received a certificate from the Company, dated as of the Closing Date and executed by a duly authorized executive officer of each of Seller and the Company, certifying Seller’s and the Company’s fulfillment of the conditions set forth in Section 10.2(a), Section 10.2(b) and Section 10.2(c).

10.3  Conditions Precedent to Obligations of the Company. The obligations of each of Seller and the Company under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all the following conditions, any one or more of which may be waived in writing at the option of Seller:

(a)  Accuracy of Representations and Warranties. (i) The representations and warranties of Purchaser contained in Section 6.6(a) shall be true and correct in all respects as of the Closing Date with the same force and effect as though made on and as of the Closing Date, (ii) each of the representations and warranties of Purchaser contained in Sections 6.1, 6.2, 6.3, 6.4 and the first two sentences of 6.7(a) shall be true and correct in all material respects (in each case, without giving effect to any “materiality” or Purchaser Material Adverse Effect qualification or exception contained therein), in each case, as of the Closing Date with the same force and effect as though made on and as of the Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need be accurate only as of such date or with respect to such period) and (iii) each of the representations and warranties of Purchaser contained in Article VI other than those listed in clauses (i) and (ii) of this Section 10.3(a) (without giving effect to any “materiality” or Purchaser Material Adverse Effect qualification or exception contained therein) shall be true and correct in all respects, in each case, as of the Closing Date with the same force and effect as though made on and as of the Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need be accurate only as of such date or with respect to such period), except, in the case of clause (iii) of this Section 10.3(a), where the failure of such representations and warranties to be so true and correct would not have a Purchaser Material Adverse Effect.

(b)  Performance of Covenants. Parent and Purchaser shall have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by Parent and Purchaser on or prior to the Closing.

(c)  No Purchaser Material Adverse Effect. Since the date of this Agreement there shall not have occurred a Purchaser Material Adverse Effect.

(d)  Closing Certificate. Seller shall have received at the Closing a certificate from Purchaser, dated as of the Closing Date and executed by duly authorized executive officer of Purchaser, certifying the fulfillment of the conditions set forth in Section 10.3(a), Section 10.3(b) and Section 10.3(c).

ARTICLE XI

CLOSING

11.1  Deliveries by the Company. At or prior to the Closing, the Company shall deliver or cause to be delivered to Purchaser:

(a)  Board Resolutions. A copy of the written consents of the sole member of the Company and the board of directors of Seller, each duly and validly adopted and in full force and effect, authorizing execution and delivery of this Agreement and performance by Seller and the Company, as applicable, of the transactions contemplated hereby.

(b)  Unit Powers. Unit powers, together with the physical unit certificates, assigning the Company Interests to Purchaser.

(c)  Certificate. The certificate required by Section 10.2(d).

(d)  Good Standing Certificate. A certificate of good standing, dated not more than ten (10) days prior to the Closing Date, with respect to the Company, issued by the Secretary of State of the State of Delaware.

(e)  Transitional Services Agreement. A transition services agreement in substantially the form attached hereto as Exhibit C (the “Transitional Services Agreement”) duly executed by Vantor Technologies Holdings Inc. and Company.

(f)  IP License Agreement. An intellectual property license agreement, in substantially the form attached hereto as Exhibit D (the “IP License Agreement”), duly executed by Vantor Inc. and Lanteris Space LLC.

(g)  Registration Rights Agreement. The Registration Rights Agreement, duly executed by Seller.

(h)  IP Assignment Agreements. An intellectual property assignment agreements, in substantially the forms attached hereto as Exhibit F-1 and Exhibit F-2 (the “IP Assignment Agreements”), duly executed by Vantor Inc. and Lanteris Space LLC.

(i)  W-9. An IRS Form W-9, duly completed and executed, from Seller.

(j)  Credit Agreement: Resignations and Releases. At least one (1) Business Day prior to the Closing Date, a customary confirmation of guaranty and lien release, together with all other instruments necessary to evidence and record the release of all liens of, and the termination of all guarantees provided by and all other obligations of, each applicable Group Company under the Credit Agreement, in each case, in form and in substance reasonably acceptable to Purchaser.

11.2 Deliveries by Purchaser. At the Closing, Purchaser will deliver or cause to be delivered to Seller:

(a)  Consideration. Issuance of the Stock Consideration and payment of the Consideration and other amounts as provided in, and in accordance with, Article III.

(b)  Certificate. The certificate required by Section 10.3(d).

(c)  Good Standing Certificate. Certificates of good standing, dated not more than ten (10) days prior to the Closing Date, with respect to Purchaser, issued by the Secretary of State of the State of Delaware.

(d)  Registration Rights Agreement. The Registration Rights Agreement, duly executed by Parent.

ARTICLE XII

OTHER COVENANTS

12.1 Transfer Taxes. All federal, state, local, foreign and other transfer, sales, use or similar Taxes applicable to, imposed upon or arising out of the Acquisition incurred by the Group Companies shall be borne fifty percent (50%) by Purchaser, on the one hand, and fifty percent (50%) by Seller, on the other hand. The Party required to do so shall file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, the other Parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

12.2 Tax Matters.

(a)  Tax Returns:

(i)  Purchaser shall cause the Group Companies to prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Group Companies required to be filed after the Closing Date (taking into account applicable extensions) and the Group Companies shall pay or cause to be paid all Taxes shown due thereon.

(ii)  From and after the Closing, to the extent Purchaser or any of the Group Companies (i) amends any Tax Returns of any Group Company for any Pre-Closing Tax Period, (ii) extends or waives any statute of limitations or other period for the assessment of any Tax (or deficiency thereof) of any Group Company related to a Pre-Closing Tax Period, (iii) makes, changes or revokes any Tax election or accounting method with respect to any Group Company that has retroactive effect to any Pre-Closing Tax Period, (iv) enters into any voluntary disclosure or similar agreement, or otherwise voluntarily discloses information to, any Taxing Authority with respect to any Pre-Closing Tax Period of any Group Company or (v) takes any action with respect to any Group Company on the Closing Date after the Closing outside the Ordinary Course of Business, no incremental Taxes resulting from any actions described in clauses (i) through (v) shall be taken into account in determining the Income Tax Liability Amount or the amount of any Taxes included in the Closing Working Capital (in each case, unless the taking of such action is (A) otherwise required by applicable Law (determined in consultation with Seller, provided that in the case of a disagreement, Section 3.2(b) shall apply mutatis mutandis to resolve such disagreement), (B) expressly contemplated by this Agreement or (C) taken with the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed)).

(iii)  The Parties acknowledge and agree that the Transaction Tax Deductions shall be reported on the Tax Return of Seller (or another member of the Seller Group) for the taxable year that includes the Closing Date, or if included on the Tax Return of any Group Company shall be allocated to the Pre-Closing Tax Period, in each case to the extent deductible in such Pre-Closing Tax Period at a “more likely than not” or higher level of comfort.

(iv)  Notwithstanding anything to the contrary herein, in no event shall Purchaser or any of its Affiliates (including the Group Companies after Closing) have any right to receive or review, and Seller shall have no obligation to provide, any Seller Consolidated Returns.

(b)  Cooperation. Purchaser, Seller and the Group Companies, and their respective Affiliates, will cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the preparation of the Purchase Price Allocation, the filing of any Tax Return or claim for refund and any Legal Proceeding with respect to Taxes or Tax Returns of the Group Companies. Such cooperation will include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such Tax Return or Legal Proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each Party shall (and cause its respective Affiliates to) retain, for the full period of any statute of limitations (taking into account any extensions thereof), all Tax Returns, schedules and work papers, and all material records and other documents relating to Taxes of the Group Companies or for Pre-Closing Tax Periods. The Party requesting such cooperation will pay the reasonable out-of-pocket expenses of the other Party.

(c)  Intended Tax Treatment. The parties intend that for U.S. federal (and applicable state and local) Income Tax purposes, (i) the sale of the Company Interests will be treated as a taxable sale under Section 1001 of the Code of all of the assets of the Company, (ii) with respect to any “long-term contract” (within the meaning of Section 460 of the Code) of Seller or any Group Company, Seller will be treated as completing such contract on the Closing Date, and Purchaser will be treated as starting a new “long-term contract” (within the meaning of Section 460 of the Code) and will not be treated as receiving a payment from Seller in exchange for assuming any such contract and (iii) any federal and state taxable income arising from any Group Company’s deferred revenue balance as of the Closing Date will be included in Seller’s (or its Affiliates’) federal and state taxable income in the taxable year that includes the Closing Date. No party will (or permit any of their Affiliates to) take any position inconsistent with the foregoing unless required to do so by a final “determination” within the meaning of Section 1313(a) of the Code (or any corresponding provision under state, local or non-U.S. Law).

(d)  Allocation of Final Purchase Price. Within forty five (45) days after the final determination of the Cash Consideration Amount pursuant to Section 3.2, Purchaser shall deliver to Seller a schedule allocating the total consideration paid in respect of Company Interests, as finally determined (including any amounts treated as consideration for U.S. federal, and applicable state and local, Income Tax purposes) among the assets of the Company (the “Purchase Price Allocation”). The Purchase Price Allocation shall be prepared in accordance with Section 1060 of the Code and the Treasury Regulations thereunder and the methodology set forth on Schedule 12.2. The Purchase Price Allocation shall be deemed final unless Seller timely notifies Purchaser in writing that Seller objects to one or more items reflected in the Purchase Price Allocation within 15 days after delivery of the Purchase Price Allocation. In the event of any such objection, Purchaser and Seller shall negotiate in good faith to resolve such dispute. If Purchaser and Seller are unable to agree on the Purchase Price Allocation within twenty (20) days after Purchaser’s receipt of Seller’s objection, then any remaining disputed matters shall be finally and conclusively determined by the Firm in the manner described in Section 3.2(b) with any applicable fees and expenses being borne by Seller, on the one hand, and Purchaser, on the other hand, in a manner described therein. The Purchase Price Allocation, as determined by the Firm or otherwise agreed to by Purchaser and Seller in accordance with this Section 12.2(d) shall be final and binding upon the Parties. The Parties further agree to adjust the Purchase Price Allocation to take into account any subsequent adjustments to the consideration in respect of Company Interests (as determined for federal and applicable state and local Income tax purposes) in a manner consistent with the Purchase Price Allocation as finally determined hereunder. Neither Purchaser nor Seller shall take any position (whether in audits, Tax Returns, IRS Forms 8594, or otherwise) that is inconsistent with the Purchase Price Allocation unless required to do so pursuant to a final determination within the meaning of Section 1313(a) of the Code or corresponding provision of state, local or foreign Income Tax Law.

(e)  Straddle Period. In the case of any Taxes for any Straddle Period required to be apportioned between the Pre-Closing Tax Period and the portion of such Straddle Period beginning after the Closing Date hereunder, the amount of any such Taxes shall be so apportioned (i) ratably based on the number of days in the applicable Straddle Period in the case of real or personal property or other ad valorem Taxes (“Property Taxes”) and (ii) in the case of Taxes other than Property Taxes on a “closing of the books” basis as of the close of business on the Closing Date; provided, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period.

(f)  Tax Election. Prior to the Closing Date, to the extent Space Robotics has not been legally dissolved, Seller shall file or cause to be filed an IRS Form 8832 in respect of Space Robotics to elect to be treated as a disregarded entity for U.S. federal income tax purposes, with an effective date that is on or prior to the Closing Date. Seller shall provide Purchaser with a copy of such IRS Form 8832 (a draft of which will be provided at least two (2) days prior to filing of the same for Purchaser’s reasonable review, comment and approval) and proof of filing in respect thereof.

12.3 Further Assurances. At any time or from time to time up to three (3) years after the Closing, each of the Parties shall, at the request of another Party and at such requesting Party’s expense, execute and deliver any further instruments or documents and take all such further actions as are reasonably requested of it in order to consummate and make effective the transactions contemplated by this Agreement.

12.4 Director and Officer Liability and Indemnification.

(a)  For a period of six (6) years after the Closing, Purchaser shall cause the Company to amend, alter, repeal or modify any provision in the Governing Documents of any of the Group Companies relating to the exculpation or indemnification of any officers and directors in any way that diminishes or adversely affects the indemnification or exculpation provided therein (unless required by Law), it being the intent of the Parties that the officers and directors of the applicable Group Company who were officers and directors at any time prior to the Closing shall continue to be entitled to such exculpation and indemnification to the fullest extent provided for under applicable Law and the Governing Documents of such Group Company as of immediately prior to the Closing.

(b)  In addition to the other rights provided for in this Section 12.4 and not in limitation thereof, from and after the Closing, Purchaser shall cause each Group Company (each, a “D&O Indemnifying Party”) to, to the fullest extent permitted by applicable law, (i) indemnify and hold harmless, officers and directors of each Group Company who were officers and directors of the Group Companies (other than the Specified Director) at any time prior to the Closing (each, a “D&O Indemnified Person”) against all D&O Expenses (as defined below), losses, claims, damages, judgments or amounts paid in settlement (collectively, “D&O Costs”) in respect of any threatened, pending or completed claim, action, suit or proceeding, whether criminal, civil, administrative or investigative, based on or arising out of or relating to the fact that such Person is or was a director or officer of a Group Company and arising out of acts or omissions occurring on or prior to the Closing (including in respect of acts or omissions in connection with this Agreement and the transactions contemplated thereby) (a “D&O Indemnifiable Claim”) and (ii) advance to such D&O Indemnified Persons all D&O Expenses incurred in connection with any D&O Indemnifiable Claim (including in circumstances where the D&O Indemnifying Party has assumed the defense of such claim) promptly after receipt of reasonably detailed statements therefor; provided, however, that the D&O Indemnified Person to whom D&O Expenses are to be advanced provides an undertaking to repay such advances if it is ultimately determined by a court of competent jurisdiction in a final, non-appealable judgment that such D&O Indemnified Person is not entitled to such indemnification. Any D&O Indemnifiable Claim shall continue until such D&O Indemnifiable Claim is disposed of or all judgments, orders, decrees or other rulings in connection with such D&O Indemnifiable Claim are fully satisfied. For the purposes of this Section 12.4(b), “D&O Expenses” means attorneys’ fees and all other costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in, any D&O Indemnifiable Claim, but shall exclude losses, judgments and amounts paid in settlement (which items are, for the avoidance of doubt, included in the definition of D&O Costs).

(c)  At the Closing, Purchaser shall cause the Company to obtain, maintain and fully pay for the cost for “tail” directors’ and officers’ liability insurance with respect to the Company’s existing directors and officers covering a claims reporting or discovery period of at least six (6) years from and after the Closing; provided that the total cost of such “tail” insurance shall not exceed 250% of the last annual premium paid for directors’ and officers’ liability insurance attributable to the Group Companies.

(d)  In the event Purchaser, any Group Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case proper provision shall be made so that the successors and assigns of Purchaser or such Group Company, as the case may be, shall assume the obligations set forth in this Section 12.4 to the extent that such assumption does not occur by operation of Law. The provisions of this Section 12.4 shall survive the consummation of the Acquisition and are expressly intended to benefit each of the D&O Indemnified Persons. The Parties agree that the D&O Indemnified Persons are express third party beneficiaries of this Section 12.4.

12.5 Employee Matters.

(a)  Prior to the Closing, Vantor Holdings Inc. shall, or shall cause one of its Affiliates to, transfer the employment of each individual who is listed on Schedule 12.5(a) to Lanteris Space Systems, LLC (the “Specified Seller Employees”).

(b)  For a period of twelve (12) months following the Closing (or until the applicable Continuing Employee’s employment terminates, if earlier), Parent or one of its Subsidiaries shall provide, or shall cause to be provided, to each Continuing Employee, (i) annual base salary or base wages that are no less favorable than the annual base salary or base wages provided by Vantor Parent Inc. or one of its Subsidiaries (including the Group Companies) to such Continuing Employee immediately prior to the Closing, (ii) a target short-term cash bonus opportunity for performance periods in 2026 (excluding transaction, retention, or change in control bonuses, sale bonus or commissions or long term incentives) that is no less favorable than that (subject to the same exclusions as the foregoing) provided by Vantor Parent Inc. or one of its Subsidiaries (including the Group Companies) to such Continuing Employee immediately prior to the Closing, (iii) employee benefits (excluding equity and equity-based compensation, long term incentives, deferred compensation, change-in-control, retention or transaction-related benefits, severance benefits, and defined benefit pension and post-retirement welfare benefits) that are substantially comparable in the aggregate to those (subject to the same exclusions as the foregoing) provided to either (x) such Continuing Employee by Vantor Parent Inc. or one of its Subsidiaries (including the Group Companies) immediately prior to the Closing or (y) similarly situated employees of Parent or its Subsidiaries; and (iv) severance benefits that are substantially comparable to the severance benefits provided to either (x) such Continuing Employee immediately prior to the Closing, as set forth on Schedule 12.5(b) or (y) similarly situated employees of Parent or its Subsidiaries.

(c)  Notwithstanding anything to the contrary herein, to the extent any employee of a Group Company is on disability leave as of the day prior to the Closing Date (an “On Leave Employee”), (i) Seller shall (or shall cause an Affiliate of Seller) to transfer the employment of such On Leave Employee out of the Group Companies and into Seller (or an Affiliate of Seller other than the Group Companies) prior to the Closing, and (ii) in the event such On Leave Employee returns to active employment within six months following the Closing Date (or by such later date as may be protected under applicable Law), Seller shall promptly notify Purchaser in writing and Purchaser shall (or shall cause one of its Affiliates to) make an offer of employment to such On Leave Employee on terms consistent with Section 12.5(b), and upon acceptance of such commencement of such employment with Purchaser (or one of its Affiliates), such On Leave Employee shall be deemed a Continuing Employee for purposes of this Agreement.

(d)  For purposes of participation of Continuing Employees in a benefit plan of Purchaser or its Affiliates (a “Purchaser Benefit Plan”), each Continuing Employee shall be credited with all years of service for which such Continuing Employee was, or would have been, credited before the Closing Date under any similar or analogous Benefit Plans for purposes of eligibility, vesting and benefit accruals (other than (i) benefit accruals under any defined benefit pension plan or benefit plan that provides retiree welfare benefits, (ii) for newly-established employee benefit plans sponsored or maintained by Purchaser or any of its Affiliates for which similarly-situated employees of Purchaser and its Affiliates do not receive past service credit, (iii) where such period of service was not recognized or credited with Seller or the Group Companies prior to the Closing, (iv) for any benefit plan that is a frozen plan or provides grandfathered benefits, (v) for purposes of any long term incentive or deferred compensation plan, agreement or arrangement, or (vi) as would result in a duplication of benefits). In addition, with respect to each Purchaser Benefit Plan providing health or welfare benefits to any Continuing Employee following the Closing, Purchaser shall (or shall cause its Subsidiaries to), use commercially reasonable efforts to cause pre-existing condition exclusions and actively-at-work requirements of such Purchaser Benefit Plan to be waived for such Continuing Employee to the same extent waived under the analogous Benefit Plan and to the extent permitted by such Purchaser Benefit Plan or the administrators thereof.

(e)  As soon as practicable following the Closing Date, Purchaser shall have, or shall cause one of its Affiliates to have, in effect a defined contribution plan that is qualified under Section 401(a) of the Code and that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Purchaser Retirement Plan”) in which Continuing Employees who meet the eligibility criteria thereof (with credit for service with the Group Companies, as applicable, and their predecessors, to the extent recognized up to (and including) the Closing Date) shall be eligible to participate. In addition, Purchaser agrees to cause the Purchaser Retirement Plan to accept rollovers (excluding loans) by Continuing Employees from the Maxar 401(k) Profit Sharing Plan.

(f)  Purchaser shall make payment to each Continuing Employee who was (as of immediately prior to the Closing) eligible to receive a 2025 bonus under the 2025 Maxar Space Systems Short-Term Incentive Plan or the 2025 Sales Compensation Plan of any 2025 bonus due to each such Continuing Employee under such plans to the extent such 2025 bonuses are not paid by Seller or the Group Companies prior to the Closing, subject to the Continuing Employee’s continued employment with Purchaser or an Affiliate thereof through the date such annual bonuses would have been paid by the Group Companies in the ordinary course (or the applicable payment date of such annual bonuses, if earlier). The amount paid in respect of such 2025 bonuses shall be no less than the bonus amount accrued by the applicable Group Company for such period and with respect to such plans in Closing Working Capital (subject to the continued employment requirement described above).

(g)  If requested by Purchaser no later than ten (10) days prior to the Closing Date, Seller shall or shall cause the applicable Group Company to terminate any Group Company’s participation in any Benefit Plan, effective as of no later than the Closing Date, but contingent on the occurrence of the Closing. If so requested, Seller shall provide Purchaser, no later than five (5) Business Days prior to the Closing Date, copies of resolutions or other documentation reasonably requested by the Purchaser (which such resolutions and documentation are subject to Purchaser’s prior review and Seller shall consider, in good faith, Purchaser’s reasonable comments with respect thereto) effectuating such termination. For the avoidance of doubt, Purchaser and its Affiliates (including the Group Companies following Closing) shall have no Liability with respect to (i) any Benefit Plan that is not a Company Benefit Plan or (ii) any Business Employee who is not a Continuing Employee.

(h)  Prior to the Closing Date, Seller and its Affiliates (including the Group Companies) shall cooperate with Purchaser and its Affiliates in good faith in connection with any efforts by Purchaser or its Affiliates to develop and implement retention programs or arrangements designed to retain the services of Business Employees determined by Purchaser, including assisting Purchaser and its Affiliates with identifying such Business Employees and providing Purchaser and its Affiliates with reasonable access to such Business Employees to communicate any such retention program.

(i)  Prior to the Closing Date, Seller shall use reasonable best efforts cause the Group Companies to (and the Group Companies shall use reasonable best efforts to) establish mirror group health and welfare plans that are substantially the same in all respects as the Seller Benefit Plans that are group health and welfare plans in which Business Employees participate as of the date hereof (the “Mirror Plans”), to be effective no later than the first day of the month immediately following the month in which the Closing Date occurs.

(j)  Seller shall comply with Schedule 12.5(j).

(k)  Seller shall comply with Schedule 12.5(k).

(l)  Seller shall comply with Schedule 12.5(l).

(m) The provisions of this Section 12.5 are solely for the benefit of the Parties, and shall not confer upon any Person any third-party beneficiary rights. Nothing contained in this Section 12.5, whether express or implied: (i) shall be treated as establishing, amending or modifying for any purpose any Benefit Plan or Purchaser Benefit Plan; (ii) shall alter or limit the ability of any Party or any of their respective Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them; or (iii) is intended to confer upon any Business Employee or any other Person any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment.

12.6 Payments; Misallocated Assets and Liabilities.

(a)  In the event that (i) Purchaser or any of the Group Companies (or any Affiliate thereof) receives any payment from any third party that are properly payable to either Seller or any of its Affiliates after the Closing, or (ii) Seller or any of its Affiliates receives any payment from any third party that are properly payable to either Purchaser or any of the Group Companies (or any Affiliate thereof), after the Closing, such party receiving such funds agrees to promptly remit (or cause to be promptly remitted) such funds to Seller or the Affiliate thereof that is entitled to such funds.

(b)  If, at any time after the Closing Date, Seller or any of its Affiliates discovers, or is notified by Purchaser (acting in good faith), that Seller or any of its Affiliates is the owner of, receives or otherwise comes to possess any assets primarily related to or used by the Business immediately prior to the Closing (other than assets contemplated to be made available to the Group Companies solely pursuant to the Transitional Services Agreement), (each, a “Transferred Asset”), or is liable for any liabilities to the extent related to the Business immediately prior to the Closing (each, an “Transferred Liability”), the Seller shall, for no additional consideration, promptly (i) sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, such Transferred Asset or (ii) assign, or cause to be assigned, such Transferred Liability, in the case of each of clauses (i) and (ii), to Purchaser or its Affiliates as Purchaser may designate (and Purchaser shall, or shall cause such Affiliate to, accept such Transferred Asset or assume, perform and fulfill when due, and to the extent applicable, comply with, such Transferred Liability), in each case, pursuant to an instrument of transfer reasonably satisfactory to Purchaser and Seller.

(c)  If, at any time after the Closing Date, Purchaser or any of its Affiliates (including, following the Closing, any of the Group Companies) discovers, or is notified by Seller (acting in good faith), that Purchaser or any of its Affiliates (including, following the Closing, the Group Companies) is the owner of, receives or otherwise comes to possess any asset of the Seller Retained Group other than a Transferred Asset (each, an “Excluded Asset”) or is liable for any liability other than a Transferred Liability (each, an “Excluded Liability”), Purchaser shall, for no additional consideration, promptly (i) sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, such Excluded Asset or (ii) assign, or cause to be assigned, such Excluded Liability, in the case of each of clauses (i) and (ii) to Seller or its Affiliates as Seller may designate (and Seller shall, or shall cause its Affiliates to, accept such Excluded Asset or assume, perform and fulfill when due, and to the extent applicable, comply with, such Excluded Liability) in each case, pursuant to an instrument of transfer reasonably satisfactory to Purchaser and Seller.

(d)  Prior to any sale, conveyance, transfer, assignment or delivery contemplated by this Section 12.6, the applicable assets or liabilities shall be held in trust for the benefit or burden (as applicable), insofar as reasonably possible, of the Person entitled thereto or to be charged therewith (as applicable) until the consummation of the sale, conveyance, transfer, assignment or delivery thereof in accordance with this Section 12.6. Any such sale, conveyance, transfer, assignment or delivery shall be deemed effective as of the Closing Date.

12.7 Insurance.

(a)  Prior to the Closing, Seller and the Company shall use commercially reasonable efforts to assign any insurance policies that relate solely to the business of the Group Companies and not to the business of any member of the Seller Retained Group to a Group Company. Subject to Section 12.7(b), from and after the Closing, the Group Companies shall cease to be insured by Seller or any of its Affiliates’ current and historical insurance policies or programs or by any of their current and historical self-insured programs, but excluding those policies that relate solely to the business of the Group Companies and not to the business of any member of the Seller Retained Group, and neither Purchaser nor any of its Affiliates shall have any access, right, title or interest to or in any such insurance policies, programs or self-insured programs (including to all claims and rights to make claims and all rights to proceeds) to cover any assets of the Group Companies or any and all losses, damages, claims, Liabilities, penalties, judgments, settlements, litigation, investigations, reasonable and documented out-of-pocket costs or expenses (including the reasonable and documented out-of-pocket fees and reasonable and documented out-of-pocket expenses of outside counsel and experts and their respective staffs and all expense of document location, duplication and shipment) arising from the operation of the business of the Group Companies, in each case, including with respect to all known and incurred but not reported claims. Seller or any of its Affiliates may amend, at the Closing, any insurance policies and ancillary arrangements in the manner they deem appropriate to give effect to this Section 12.7, provided, that nothing herein shall be deemed to effect an assignment of any insurance policies that, pursuant to their terms and conditions, may not be assigned without the insurer’s consent. From and after the Closing, subject to Section 12.7(b), Purchaser shall be responsible for securing all insurance it considers appropriate for its operation of the business of the Group Companies and the Group Companies.

(b)  From and after the Closing, and solely to the extent permitted under (i) the terms and conditions of all third-party insurance policies relating to any Group Company maintained by Seller (collectively, “Seller Insurance Policies”), and (ii) applicable Law, Seller shall reasonably cooperate with the Group Companies (at their sole cost and expense) on any claim for coverage by or on behalf of the Group Companies under any Seller Insurance Policies that are occurrence-based (excluding, for the avoidance of doubt, any “claims-made” policies) with respect to claims arising from events that occurred prior to the Closing (“Pre-Closing Occurrences”). Seller shall reasonably cooperate with the Group Companies (at their sole cost and expense) in and use commercially reasonable efforts to assist the Group Companies in the collection of all insurance proceeds in respect of claims made by the Group Companies with respect to Pre-Closing Occurrences. Notwithstanding anything in this Section 12.7 to the contrary, (i) Purchaser shall be fully liable for all uninsured or self-insured amounts in respect of any such claims, (ii) Seller and its Affiliates shall not be required to commence or participate in any Legal Proceeding in connection with any such claims and (iii) Purchaser shall reimburse Seller promptly upon request for all reasonable out-of-pocket costs or expenses incurred by Seller or any of its Affiliates reasonably attributable to making or pursuing, or cooperating in Purchaser’s making or pursuing, any such claim, including (1) the reasonable costs of reviewing, assessing and filing any such claim, (2) any deductibles, retentions, coinsurance, Taxes or other amounts that are payable by Seller or any of its Affiliates solely and directly as a result of any such claim and (3) any premium or collateral increases under the applicable Seller Insurance Policy that are reasonably attributable to any such claim (such costs and expense, “Recovery Costs”). The Parties agree that any recoveries in respect of claims permitted under this Section 12.7 shall inure first to reimburse any and all Recovery Costs. Seller and its Affiliates shall retain all rights to control the Seller Insurance Policies, provided that, for a period of one (1) years following the Closing, Seller and its Affiliates shall take no action to modify the Seller Insurance Policies with respect to the coverage available to the Group Companies for claims arising from any Pre-Closing Occurrences. This Section 12.7 shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance, and nothing in this Section 12.7 is intended to waive or abrogate in any way Seller’s rights to insurance coverage under the Seller Insurance Policies.

12.8  Access to Information. Until the date which is seven (7) years following the Closing, Purchaser shall, and shall cause the Company to, provide Seller and its representatives, upon reasonable prior written notice, reasonable access during normal business hours, and in a manner so as not to interfere unreasonably with the normal business operations of any Group Company, to (i) the books and records of the Group Companies with respect to periods or occurrences prior to or on the Closing Date and (ii) employees of Purchaser, the Group Companies and their respective Affiliates, in each case, in connection with any Legal Proceeding to which Seller or any of its Affiliates are parties, in connection with the requirements of any Law (including any applicable Privacy Law) applicable to Seller or any of its Affiliates or for any other proper business purpose; provided Purchaser may withhold from the Seller: (1) any document or information that is subject to attorney-client or other legal privilege if making available such document or information would result in a violation or waiver of such privilege and (2) any document or information if making available such document or information would violate any Law (including any applicable Privacy Law); provided, that Purchaser shall use reasonable best efforts to identify an alternative means to provide any such document or information to Seller, including providing on an outside-counsel only basis or with relevant redactions. Unless otherwise consented to in writing by Seller, Purchaser shall not, and shall not permit the Group Companies to, for a period of seven (7) years following the Closing Date, destroy or otherwise dispose of any of the books and records of the Group Companies for any period prior to the Closing Date without first giving reasonable prior written notice to Seller and offering to surrender to Seller such books and records or any portion thereof which Purchaser or the Company may intend to destroy or dispose of.

12.9 Use of Seller Marks.

(a)  Within thirty (30) days following the Closing, Purchaser shall, at its own expense, make all reasonably necessary filings with the applicable Governmental Authority to effectuate a name change for each Group Company which includes a Seller Mark, which names shall not include any Seller Mark or any Mark substantially the same as or that is confusingly similar to any Seller Mark.

(b)  Following the Closing, Purchaser shall not, and shall not authorize any Affiliate or third Person to (i) make or file any application to register any Intellectual Property which is the same, substantially the same as or confusingly similar to any Seller Marks in any jurisdiction or (ii) use any of the Seller Marks in the operation of the Business of any of the Group Companies, except as provided in this Section 12.9. Seller, on behalf of itself and its Affiliates, hereby grants to each Group Company a limited, non-exclusive, non-transferable, non-sublicensable right to continue to temporarily use the Seller Marks as used in the Business of the Group Companies immediately prior to the Closing, with the same quality and care as was used before the Closing, for twelve (12) months after the Closing solely on any then-existing materials, including websites, signage, vehicles, facilities, business cards, schedules, stationery, packaging materials, displays, promotional materials, engineering drawings, manuals, forms or Software. Purchaser shall defend and hold Seller and its Affiliates harmless from and against any and all damages, liability, losses, obligations, claims or any kind, interest and expenses (including reasonable fees and expenses of attorneys) suffered or incurred by, or imposed upon, Seller of any of its Affiliates based upon, arising out of, or as a result of any use of the Seller Marks after the Closing by Purchaser or any of its Affiliates (including, after the Closing, any of the Group Companies) in a manner inconsistent with its use prior to Closing. As soon as reasonably practicable after the Closing, but in any event within twelve (12) months after the Closing, Purchaser shall, or shall cause the applicable Group Company to, dispose of or destroy, remove, strike over, delete or otherwise obliterate all of the Seller Marks from all such materials and other items, including removing from any websites are transferred under this Agreement, any references to Seller and any of the Seller Marks, and shall delete any hypertext links which connect any such websites to websites which relate to the business of Seller or any member of the Seller Retained Group. If requested by Seller, Purchaser shall certify in writing that such tasks have been completed. Notwithstanding the foregoing, the Group Companies shall have the right to maintain Seller Marks that are in place at Closing that are (A) used on then existing drawings, designs and specifications for products and parts of any of the Group Companies, and (B) applied to then existing products and parts of any of the Group Companies (whether on labels, plates or otherwise) being used by customers of any of the Group Companies, in each case in the Ordinary Course of Business and in the same manner as used prior to the Closing until such drawings, designs and specifications need revising or such products and parts need repairing and are returned to the applicable Group Company, in which case such Group Company will remove, strike over, delete or otherwise obliterate the Seller Marks in accordance with this Section 12.9 (except that where removal of the Seller Marks from customers’ products or parts requires customer consent, such removal is not required until the applicable customer provides such consent and Purchaser shall cause the applicable Group Company to use its reasonable best efforts to obtain such consent as soon as reasonably practicable following such need to repair or return the applicable product or part). Notwithstanding anything to the contrary herein, Purchaser and the Group Companies shall have the right to use Seller Marks at all times after the Closing Date as required by applicable Law, on historical legal and business documents and materials and as permitted by “fair use” or similar principles to indicate that the Business has been owned by a Seller Retained Group. For the avoidance of doubt, nothing in this Section 12.9 shall be construed as granting Purchaser or any of its Affiliates (including, after the Closing, any of the Group Companies) any permission or consent to (1) permit Purchaser or any of its Affiliates (including, after the Closing, any of the Group Companies), or any of their respective products, parts or services, to be branded or presented in a way that refers to or implies a continuing association with Seller or its Affiliates following the Closing or (2) engage in any misleading or deceptive conduct in respect of any of the products, parts or services offered by Purchaser or any of its Affiliates (including, after the Closing, any of the Group Companies) after Closing by stating (or omitting or neglecting to disclaim) any continuing association with any member of the Seller Retained Group following the Closing. All goodwill associated with the use of any of the Seller Marks pursuant to this Section 12.9 shall inure to the benefit of Seller or its applicable Affiliate (excluding the Group Companies).

12.10  Release of Guarantees. Purchaser acknowledges that the members of the Seller Retained Group have entered into various arrangements in which guarantees, letters of credit, bonds, indemnities, contingent obligations or similar arrangements were issued by Seller or its Affiliates to support liabilities and obligations of the Group Companies. The arrangements entered into by members of the Seller Retained Group referred to in the foregoing clauses sentence are set forth in Schedule 12.10 and are hereinafter referred to as the “Seller Guarantees.” Purchaser agrees that it shall use commercially reasonable efforts to (i) arrange for itself or one of its Affiliates to be substituted as the primary obligor thereon as of the Closing through a novation, an assumption, accession, acknowledgement or similar agreement with the beneficiary of the applicable Seller Guarantee (and, irrespective of whether such replacement arrangements are entered into, the members of the Seller Retained Group may terminate, if terminable, or not renew such arrangement that is the subject of such guarantee) and (ii) procure that, at Closing, Seller and its Affiliates are released in full from any guarantees, letters of credit, bonds, indemnities, contingent obligations or similar arrangements given by such Person in respect of obligations of the Group Companies which are not listed on Schedule 12.10, but which have been identified to the Purchaser by Seller in writing. Without limiting the foregoing, Purchaser agrees to indemnify Seller and/or any other member of the Seller Retained Group from and against all Liabilities incurred by such Person by reason of or arising out of any guarantee, letter of credit, bond, indemnity, contingent obligation or similar arrangement given or undertaken by such Person by reason of or arising out of the business of the Group Companies. Notwithstanding the foregoing, in the event that the BulgariaSAT Letter of Credit remains in place following the Closing, any cash collateral held pursuant thereto shall be deemed to be an Excluded Asset, and Purchaser shall remit any such cash amounts to Seller or its Affiliates upon release of the amounts thereunder.

12.11 Restrictive Covenants.

(a)  During the Restricted Period, Seller Parent shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to cause its other Affiliates to, refrain from, directly or indirectly, engaging in any business competitive with the Business, whether as an owner, principal, investor, joint venturer, shareholder, associate, member, consultant, contractor or otherwise; provided that this Section 12.11(a) shall not restrict any Person from (i) owning not more than 1% of the equity securities of any Person the equity securities of which are subject to the reporting requirements under Section 13 or 15(d) of the Securities Exchange Act, (ii) owning equity securities or other beneficial interests in any broad-based mutual fund or (iii) operating the Seller Business as conducted as of the twelve (12) month period prior to the date hereof.

(b)  During the Restricted Period, Seller Parent shall use, and shall cause its Subsidiaries to use, commercially reasonable efforts to cause its other Affiliates not to, directly or indirectly, hire, employ, engage or solicit for employment or services any Transaction Bonus Recipient; provided, that this Section 12.11(b) shall not prohibit any Person from (i) making any general solicitations of employment or hiring pursuant thereto (including through a public general advertisement or professional executive search firms) not directed solely at the employees of the Group Companies or (ii) soliciting for employment or hiring any such employee (A) who has not been employed or engaged by the Group Companies for a period of 90 days prior to the date such employee was first solicited for employment or (B) whose employment or engagement with Group Companies is terminated by the Group Companies.

(c)  Each Party acknowledges that the terms of this Section 12.11 are reasonable and necessary in connection with the transactions contemplated by this Agreement. Each Party agrees that the restrictions in this Section 12.11 are not more restrictive than necessary to protect the legitimate interests of the Group Companies and their respective direct or indirect equityholders. If any provision contained in this Section 12.11 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 12.11, but this Section 12.11 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section 12.11 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable Law. Each Party acknowledges that the Group Companies and their respective direct and indirect equityholders would be irreparably harmed by any breach of this Agreement and that there would be no adequate remedy at law or in damages to compensate the Group Companies and their respective direct and indirect equityholders for any such breach.

12.12 Export Licenses. Each Party shall, and shall cause their respective Affiliates to, use their respective reasonable best efforts to ensure that all filings required to be made with the U.S. Department of State, Directorate of Defense Trade Controls under the ITAR and with the U.S. Department of Commerce, Bureau of Industry and Security, in connection with the transactions contemplated hereby are so made. The Parties shall cooperate with each other in connection with the submission of any such filing(s), including the provision of any such information necessary for submission of the filing(s) required by Sections 122.4(a) and 122.4(b) of the ITAR, and the Section 750.10 of the EAR, as well as any other filings required under the ITAR and the EAR.

12.13 Section 280G. Subject to Schedule 12.13, no later than five (5) days prior to the Closing Date, Seller shall use commercially reasonable efforts to solicit (a) a written waiver from each “disqualified individual” (within the meaning of Section 280(G)(c) of the code) of his or her right to any and all payments or other benefits that would constitute “parachute payments” (within the meaning of Section 280G of the Code) if such payments were not approved by the requisite stockholders of the Seller or its applicable Affiliate in a manner that satisfied the requirements of Section 280G(b)(5)(B) and any regulations thereunder (such waivers, the “280G Waivers” and such waived payments and benefits (the “Waived 280G Benefits”)), and (b) stockholder approval of any and all such Waived 280G Benefits in a manner intended to satisfy the requirements for the exemption under Section 280G(b)(5)(A)(ii) of the Code and any regulations thereunder. At least five (5) days prior to Seller’s distribution of 280G Waivers to the “disqualified individuals” and solicitation of such stockholder approval, Seller shall provide to Purchaser for Purchaser’s review and comment (which comments shall be considered by Seller in good faith and not unreasonably omitted) any analysis or calculations in connection with the foregoing, and any materials to be distributed to the applicable “disqualified individuals” and stockholders of Seller or its affiliates (as applicable) in connection with the foregoing. Prior to the Closing Date, Seller shall deliver to the Purchaser (and the Purchaser’s legal counsel) a written certification that either (i) the requisite stockholder approval was obtained with respect to the Waived 280G Benefits (the “280G Approval”) or (ii) the 280G Approval was not obtained and, as a consequence, the Waived 280G Benefits have not been, and shall not be, made or provided.

12.14 Lock-Up. For the period beginning on the Closing Date until the date three hundred and sixty five (365) days following the Closing Date, Seller (or a designee thereof pursuant to Section 3.1(c)) shall not Transfer any of the Stock Consideration to any other Person; provided that one hundred eighty (180) days after the Closing Date Seller may Transfer up to a maximum number of shares equal to fifty percent (50%) of the shares of Class A Common Stock received at the Closing as part of the Stock Consideration.

12.15 Exclusive Dealing. During the Pre-Closing Period, Seller Parent will not, and will cause its Subsidiaries to not, use commercially reasonable efforts to cause its other Affiliates and its and their respective Agents not to, (a) execute any Contract related to or any other written agreement to enter into a Competing Transaction, (b) enter into or engage or participate in any negotiations or discussions with any potential third-party acquirer (other than Purchaser and its Affiliates and its and their respective Agents) that would be reasonably expected to result in a Competing Transaction; (c) knowingly encourage, knowingly facilitate, initiate or solicit any Competing Transaction or any potential third-party acquirer (other than Purchaser and its Affiliates and its and their respective Agents) in respect of any Competing Transaction; or (d) provide confidential non-public information to any potential third-party acquirer (other than Purchaser and its Affiliates and its and their Agents) to facilitate a Competing Transaction. The Company shall promptly cease and cause to be terminated any discussions or access with any other Persons conducted heretofore with respect to any Competing Transaction, and the Company shall as promptly as practicable instruct or otherwise request any such other Person that has within the past twelve (12) months executed a confidentiality agreement with the Company with respect to any Competing Transaction to promptly return or destroy all information or documents relating to the Company, the Group Companies, the transactions contemplated hereby or the Competing Transaction and, to the extent provided under the terms of each such confidentiality agreement, request from such Persons confirmation or certification of compliance as promptly as practicable after making any such instruction or request.

12.16 Audit Assistance. Seller shall deliver to Parent, as soon as reasonably practicable, but in any event no later than 60 days following the Closing Date, (a) audited financial statements of the Business as of and for each of the two fiscal years ended (i) December 31, 2023 and December 31, 2024, if the Closing occurs on or before February 28, 2026, or (ii) December 31, 2024 and December 31, 2025, if the Closing occurs after February 28, 2026 (the “Audited Financial Statements”) and (b) reviewed unaudited financial statements for the interim period ended as of the last day of the most recent completed fiscal quarter that ends prior to the Closing Date and for the comparable interim period in the immediately preceding fiscal year (the “Unaudited Financial Statements”, in each case of clause (a) and (b), at Purchaser’s sole cost and expense (subject to clause (d) of the definition of Transaction Expenses)). Each such financial statement shall be prepared in accordance with GAAP and Regulation S-X of the Securities and Exchange Commission and, with respect to the Audited Financial Statements, audited (and the Unaudited Financial Statements, reviewed) by an independent public accounting firm registered with the PCAOB and otherwise in form and substance suitable for inclusion in Parent’s SEC filings under Rule 3-05 of Regulation S-X. If requested by Purchaser, each of the Seller and the Company (prior to the Closing) shall use its commercially reasonable efforts to reasonably cooperate and provide information (to the extent in their possession) reasonably requested by Parent in order for Parent and its representatives to prepare any pro forma financial statements of Parent reflecting the transactions contemplated by this Agreement that meet the requirements of Regulation S-X promulgated under the Securities Act.

12.17 Indemnification. The Parties hereby incorporate by reference the terms and conditions of Schedule 12.18.

ARTICLE XIII

TERMINATION

13.1  Termination of Agreement. The Parties may terminate this Agreement as provided below:

(a)  Purchaser and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b)  Purchaser or Seller may terminate this Agreement by written notice to the other Party prior to the Closing, if:

(i)  the Acquisition has not been consummated on or before 11:59 p.m., Eastern Time, on August 3, 2026 (the “End Date”); provided, that either Seller or Purchaser may, by written notice to the other on or prior to the End Date, elect to extend the End Date by ninety (90) days in the event such failure to consummate the Acquisition is due solely to the failure to satisfy the condition set forth in Section 10.1(b) and all of the other conditions set forth in Article X (other than those conditions to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of such conditions as of such date if the Closing were to take place on such date) shall have been satisfied or waived; provided, further, that neither Purchaser nor Seller will be entitled to terminate this Agreement pursuant to this Section 13.1(b)(i) if such Party’s Willful Breach of this Agreement has been the primary cause of the failure of the transactions contemplated by this Agreement to be consummated on or prior to the End Date; or

(ii)  (A) there shall be any Law that shall make illegal the consummation of the Acquisition or any the other transactions contemplated hereby or (B) a Governmental Authority shall have enacted, issued, promulgated or entered an Order prohibiting, enjoining or restraining the Acquisition or any the other transactions contemplated hereby and such Order shall have become final and non-appealable;

(c)  Purchaser may terminate this Agreement by giving written notice to Seller at any time prior to the Closing if (i) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company or Seller set forth in this Agreement shall have occurred that causes or would reasonably be expected to cause any of the conditions set forth in Section 10.1 or Section 10.2 not to be satisfied at Closing and (ii) such breach is incapable of being cured or, if curable, is not cured by the Company or Seller by the earlier of (A) the End Date and (B) within ten (10) Business Days after giving Seller written notice of such breach or failure; provided that, at the time of such termination, Purchaser shall not be in breach of this Agreement so as to cause a condition to Closing set forth in Section 10.1 or Section 10.3 to fail to be satisfied; and

(d)  Seller may terminate this Agreement by giving written notice to Purchaser at any time prior to the Closing if (i) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Purchaser set forth in this Agreement shall have occurred that causes or would reasonably be expected to cause any of the conditions set forth in Section 10.1 or Section 10.3 not to be satisfied at Closing and (ii) such breach is incapable of being cured or, if curable, is not cured by Purchaser by the earlier of (A) the End Date and (B) within ten (10) Business Days after giving Purchaser written notice of such breach or failure; provided that, at the time of such termination, Seller or the Company shall not be in breach of this Agreement so as to cause a condition to Closing set forth in Section 10.1 or Section 10.2 to fail to be satisfied.

13.2 Effect of Termination. In the event of the termination of this Agreement by either Purchaser, on the one hand, or Seller, on the other hand, in accordance herewith, the provisions of this Agreement will immediately become void and of no further force or effect; provided, however, that (a) the penultimate sentence of Section 7.4, Section 7.6(b), this Section 13.2 and, other than Section 14.14, Article XIV shall each survive the termination of this Agreement and (b) the Confidentiality Agreements shall survive the termination of this Agreement and, subject to the immediately following sentence, there will be no liability on the part of any Party to any other Party. Notwithstanding anything in the foregoing to the contrary, nothing in this Section 13.2 shall relieve any Party from any liability, damages or obligations to any other Party for Fraud or any Willful Breach of this Agreement prior to the time of such termination. Subject to Section 14.14, nothing in this Article XIII will be deemed to impair the right of any Party to compel specific performance or other equitable remedies by another Party of its obligations under this Agreement pursuant to Section 14.14. For purposes of this Section 13.2, “Willful Breach” means any material breach of this Agreement that is the consequence of an action or omission by any party hereto that knew or should have known that the taking of such action or such omission would be a breach of this Agreement.

ARTICLE XIV

MISCELLANEOUS

14.1  Expenses. Except as otherwise expressly provided in this Agreement, each of Purchaser, the Company and Seller will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

14.2  No Third Party Beneficiaries. Except as otherwise set forth in Section 14.9 (with respect to the Released Parties), Section 12.4 (with respect to the D&O Indemnified Persons) and Section 14.16 (with respect to Non-Party Affiliates) this Agreement and its provisions are for the sole benefit of the Parties and their respective successors and permitted assigns and shall not confer any rights or remedies upon any other Person.

14.3  Entire Agreement. This Agreement, including the Schedules and Exhibits hereto, the Ancillary Transaction Documents and the other documents referred to herein and therein, constitute the entire agreement among the Parties and supersede any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

14.4  Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of Purchaser, Seller and the Company. No assignment of any obligations hereunder shall relieve the Parties of any such obligations.

14.5  Counterparts. This Agreement may be executed in counterparts (including by means of facsimile or electronic transmission), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

14.6  Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

14.7  Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient, (b) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (c) if sent by electronic mail, when received (with the sender having obtained electronic delivery confirmation or not having received a “bounceback” message thereof), in each case addressed to the intended recipient as set forth below:

(i)  If to Parent, Purchaser or a Group Company (following the Closing), addressed to it at:

Intuitive Machines, Inc.

13467 Columbia Shuttle Street

Houston, TX 77059

Email: [****]

Attention: [****]

With a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Email: AVernace@stblaw.com; Mark.Viera@stblaw.com

Attention: Anthony F. Vernace; Mark C. Viera

(ii)  If to the Company or a Group Company (in each case prior to the Closing), addressed to it at:

Lanteris Space Holdings LLC

3875 Fabian Way

Palo Alto, CA 94303

Email: [****]

Attention: [****]

With copies to (which shall not constitute notice):

c/o Advent International, L.P.

Prudential Tower

800 Boylston Street, Suite 3300

Boston, Massachusetts 02199

Attn: [****]

Email: [****]

Weil, Gotshal & Manges LLP

100 Federal Street, 34th Floor

Boston, Massachusetts 02110

E-mail: jakub.wronski@weil.com

Attention: Jakub Wronski

Weil, Gotshal & Manges LLP

110 Fetter Lane

London EC4A 1AY, United Kingdom

E-mail: jonathan.wood@weil.com

Attention: Jonathan Wood

(iii)  If to Seller, addressed to it at:

Vantor Holdings Inc.

1300 W. 120th Ave, Westminster, CO 80234

Email: [****]

Attention: [****]

With copies to (which shall not constitute notice):

c/o Advent International, L.P.

Prudential Tower

800 Boylston Street, Suite 3300

Boston, Massachusetts 02199

Attn: [****]

Email: [****]

Weil, Gotshal & Manges LLP

100 Federal Street, 34th Floor

Boston, Massachusetts 02110

E-mail: jakub.wronski@weil.com

Attention: Jakub Wronski

Weil, Gotshal & Manges LLP

110 Fetter Lane

London EC4A 1AY, United Kingdom

E-mail: jonathan.wood@weil.com

Attention: Jonathan Wood

Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner set forth in this Section 14.7.

14.8 Governing Law; Waiver of Jury Trial.

(a)  This Agreement and any controversy, dispute or claim arising hereunder or related hereto (whether by contract, statute, tort or otherwise) shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule or any borrowing statute, in each case, whether of the State of Delaware or any other jurisdiction, that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b)  EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY HERETO MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER AGREEMENT

CONTEMPLATED HEREBY OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) SUCH PARTY HERETO UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY HERETO MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.8.

(c)  The Parties submit to the exclusive jurisdiction of the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court sitting in the State of Delaware and any federal appellate court therefrom) in respect of the interpretation and enforcement of the provisions of this Agreement and any related agreement, certificate or other document delivered in connection herewith and by this Agreement waive, and agree not to assert, any defense in any action for the interpretation or enforcement of this Agreement and any related agreement, certificate or other document delivered in connection herewith that they are not subject to such jurisdiction or that such action may not be brought or is not maintainable in such courts or that this Agreement may not be enforced in or by such courts, that the action is brought in an inconvenient forum, or that the venue of the action is improper.

(d)  Each Party agrees that service in person or by certified or by nationally recognized overnight courier to its address set forth in Section 14.7 shall constitute valid in personam service upon such Party and its successors and assigns in any proceeding commenced pursuant to this Section 14.8. Each Party hereby acknowledges that this is a commercial transaction, that the foregoing provisions for service of process and waiver of jury trial have been read, understood and voluntarily agreed to by each Party and that by agreeing to such provisions each party is waiving important legal rights.

14.9 Survival; Acknowledgment; Release.

(a)  None of the representations, warranties, covenants and agreements contained in this Agreement, the Ancillary Transaction Documents or any other agreement delivered pursuant to this Agreement will survive beyond the Closing such that no claim for breach of any such representation or warranty, detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) may be brought after the Closing with respect thereto, and there will be no liability in respect thereof, whether such liability has accrued prior to, on or after the Closing, except in the case of Fraud (against the Party committing such Fraud) and any covenant or agreement contained in this Agreement or in any Ancillary Transaction Document which by its terms applies or is to be performed in whole or in part following the Closing shall in respect of performance after Closing survive in accordance with its terms. All representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth herein. Notwithstanding anything to the contrary set forth in this Agreement, the foregoing shall not prevent a Party from bringing a claim for Fraud against the Party committing such Fraud.

(b)  Each of Purchaser, on its own behalf and on behalf of its Affiliates (including, after the Closing, the Group Companies), and Seller, on its own behalf and on behalf of its Affiliates, and any of their and their respective current and former Agents, successors and assigns, in each case, to the extent that Purchaser and Seller have the authority to so bind such Persons (including Purchaser and Seller, each, a “Releasing Party”), hereby irrevocably and unconditionally releases and forever discharges each of the Parties, their respective Affiliates and each of their respective current and former Agents, successors and assigns (collectively, the “Released Parties”) of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), and claims and demands whatsoever whether arising under, or based upon, any federal, state, local or foreign statute, law, ordinance, rule or regulation or otherwise (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy, including as may arise under common law) which the Releasing Parties may have against each of the Released Parties, now or in the future, in each case, in respect of any cause, matter or thing relating to any of the Released Parties occurring or arising on or prior to the Closing in respect of the management or operation of the Group Companies; provided that nothing contained in this Section 14.9 shall be construed as a waiver by any Releasing Party of any of their respective rights under (i) this Agreement, (ii) any Ancillary Transaction Documents, (iii) any actions arising out of ordinary course commercial relationships unrelated to the transactions contemplated hereby, (iv) any actions arising out of Fraud, or (v) any employment agreement for individuals continuing to be employed by the Group Companies following the Closing. The Parties hereto acknowledge and agree that the limits imposed on the Releasing Parties’ remedies with respect to this Agreement and the transactions contemplated hereby were bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid by Purchaser hereunder. The Parties agree that the Released Parties are express third party beneficiaries of this Section 14.9.

(c)  EACH OF PURCHASER AND SELLER, ON ITS OWN BEHALF AND ON BEHALF OF EACH RELEASING PARTY, EXPRESSLY AND IRREVOCABLY WAIVES ALL RIGHTS AFFORDED BY ANY STATUTE OR COMMON LAW PRINCIPLES WHICH LIMITS THE EFFECT OF A RELEASE WITH RESPECT TO UNKNOWN CLAIMS. PURCHASER, ON ITS OWN BEHALF AND ON BEHALF OF EACH RELEASING PARTY, ACKNOWLEDGES THAT IT UNDERSTANDS THE SIGNIFICANCE OF THIS RELEASE OF UNKNOWN CLAIMS AND WAIVER OF ANY STATUTORY PROTECTION AGAINST A RELEASE OF UNKNOWN CLAIMS. PURCHASER AND SELLER, ON BEHALF OF THE APPLICABLE RELEASING PARTIES, ACKNOWLEDGES AND AGREES THAT THIS WAIVER IS AN ESSENTIAL AND MATERIAL TERM OF THIS AGREEMENT.

14.10 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Purchaser, the Company and Seller. No waiver by any Party of any provision of this Agreement or any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

14.11  Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law by which this Agreement is governed, such invalidity, illegality or unenforceability shall not affect any other provision; provided that such provision shall be construed to give effect to the Parties’ intent regarding such provision to the maximum extent permitted by applicable Law.

14.12  Construction; Disclosure. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Schedules or Exhibits attached hereto is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the Ordinary Course of Business, and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Schedules or Exhibits in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in this Agreement or in any Schedule or Exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the Ordinary Course of Business for purposes of this Agreement. The information contained in this Agreement and in the Disclosure Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever (including any violation of law or breach of contract).

14.13  Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

14.14  Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Parties in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Purchaser, on the one hand, and the Company and Seller, on the other hand, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other (as applicable) and to enforce specifically the terms and provisions of this Agreement and to thereafter cause the transactions contemplated by this Agreement to be consummated on the terms and subject to the conditions thereto set forth in this Agreement. The foregoing rights are in addition to and without limitation of any other remedy to which the Parties may be entitled at law or in equity. The Parties further agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. Each of the Parties hereby waives (a) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate, based on a claim or assertion that monetary damages would provide an adequate remedy for any such breach and (b) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief. The Parties further agree that (A) by seeking the remedies provided for in this Section 14.14, no Party shall in any respect waive its right to seek at any time any other form of relief that may be available to it under this Agreement or any other agreement or document entered into in connection herewith or the transactions contemplated hereby (including monetary damages) in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 14.14 are not available or otherwise are not granted, and (B) nothing set forth in this Section 14.14 shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 14.14 prior to or as a condition to exercising any termination right under Article XIII, nor shall the commencement of any legal proceeding pursuant to this Section 14.14 or anything set forth in this Section 14.14 restrict or limit such Party’s right to terminate this Agreement in accordance with the terms of Article XIII or pursue any other remedies under this Agreement any other agreement or document entered into in connection herewith or the transactions contemplated hereby that may be available then or thereafter; provided that under no circumstances shall a Party be permitted or entitled to receive both (1) a grant of specific performance to cause any other Party to consummate the Acquisition and (2) the payment of monetary damages (of any kind whatsoever) in connection with this Agreement or any termination of this Agreement.

14.15 Representation of the Seller Group.

(a)  Purchaser hereby agrees, on its own behalf and on behalf of each Releasing Party, that Weil, Gotshal & Manges LLP and Covington & Burling LLP may represent the Seller Group after the Closing in the event such Person so requests, in connection with any dispute, litigation, claim, proceeding or obligation arising out of or relating to Section 3.2 and otherwise provide advice to the Seller Group with respect to the interpretation of, and any negotiations in connection with, this Agreement and the transactions contemplated hereby or in connection with any other matter relating to the process for the sale of the Company by Seller, and Purchaser hereby waives, on its own behalf and on behalf of each Releasing Party, any conflicts that may arise in connection with such representation. Each of Purchaser and the Company, for itself and on behalf of the Releasing Parties, hereby irrevocably acknowledges and agrees that all communications pertaining to the Seller Group and their counsel, including Weil, Gotshal & Manges LLP and Covington & Burling LLP, made in connection with the negotiation, preparation, execution and delivery of this Agreement or relating to the process for the sale of the Company by Seller, are privileged communications between the Seller Group and such counsel and none of Purchaser, the Group Companies from and after the Closing, or any of the Releasing Parties, nor any Person purporting to act on behalf of or through Purchaser or the Group Companies from and after the Closing, or any of the Releasing Parties, will seek to obtain the same by any process; provided, that applicable communications between the Group Companies and its respective legal counsel, in each case that were not made in connection with the negotiation, preparation, execution and delivery of this Agreement or that do not relate to the process for the sale of the Company by Seller shall pass to the Group Companies. From and after the Closing, each of Purchaser and the Group Companies, on behalf of itself and the Releasing Parties, waives and will not assert any attorney-client privilege with respect to any communication between Weil, Gotshal & Manges LLP or Covington & Burling LLP and a Group Company or any Person in the Seller Group occurring during the representation in connection with the negotiation, preparation, execution and delivery of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby.

(b)  Purchaser, on the one hand, and the Company, on the other hand, acknowledge and agree that the information relating to or arising out of any legal advice or services that have been or will be provided prior to the Closing Date for the benefit of both Seller and the Group Companies shall be subject to a shared privilege between Seller and the Group Companies. The Company and Seller shall have equal rights to assert all such shared privileges in connection with privileged information under any Law and no such shared privilege may be waived without the prior written consent of Purchaser, the Company and Seller.

14.16  Non-Recourse. Any claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the entities that are expressly identified as a Party. No Person who is not a named Party to this Agreement, including any past, present or future director, officer, employee, incorporator, member, partner, equityholder, Affiliate, agent, attorney or representative of any named Party to this Agreement (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of this Agreement or its negotiation or execution; and each Party waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliate. In no event shall any Person be liable for the Fraud of any other Person, and a claim for Fraud may only be asserted against the Person that committed such Fraud. The Parties agree that the Non-Party Affiliates are express third party beneficiaries of this Section 14.16.

* * * * *

IN WITNESS WHEREOF, the Parties have executed this Membership Interest Purchase Agreement as of the date first written above.

PARENT:

INTUITIVE MACHINES, INC.

By:	/s/ Stephen Altemus
Name:	Stephen Altemus
Title:	President and Chief Executive Officer

PURCHASER:

INTUITIVE MACHINES, LLC

By:	/s/ Stephen Altemus
Name:	Stephen Altemus
Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO THE MEMBERSHIP INTEREST PURCHASE AGREEMENT]

SELLER:

VANTOR HOLDINGS INC.

By:	/s/ Matt Santangelo
Name:	Matt Santangelo
Title:	Chief Financial Officer

SELLER PARENT:

GALILEO TOPCO, INC.

By:	/s/ Matt Santangelo
Name:	Matt Santangelo
Title:	Vice President and Treasurer

COMPANY:

LANTERIS SPACE HOLDINGS LLC

By:	/s/ Quincy Stott
Name:	Quincy Stott
Title:	Secretary

[SIGNATURE PAGE TO THE MEMBERSHIP INTEREST PURCHASE AGREEMENT]

Exhibit A

Accounting Principles

[See attached.]

Exhibit B

Closing Consideration Schedule

[See attached.]

Exhibit C

Form of Transition Services Agreement

[See attached.]

Exhibit D

Form of IP License Agreement

[See attached.]

Exhibit E

Form of Registration Rights Agreement

[See attached.]

Exhibit F-1

Form of IP Assignment Agreement

[See attached.]

Exhibit F-2

Form of IP Assignment Agreement

[See attached.]